Exhibit (a)-(1)
PRELIMINARY PROXY STATEMENT OF THE COMPANY
Shareholders of iClick Interactive Asia Group Limited
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of iClick Interactive Asia Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on            , 2024 at        (Hong Kong time) or            , 2024 at       (New York time). The meeting will be held at       . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.
On November 24, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub were formed solely for the purpose of the Merger. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.
At the effective time of the Merger (the “Effective Time”), Parent will be beneficially owned by (i) Mr. Jian Tang, the chairman and chief executive officer of the Company (the “Chairman”), (ii) Igomax Inc. (“Igomax”), which is wholly owned by the Chairman, (iii) Mr. Wing Hong Sammy Hsieh, director and co-founder of the Company (together with the Chairman, the “Co-Founders”), (iv) Bubinga Holdings Limited (“Bubinga”), which is wholly owned by Mr. Wing Hong Sammy Hsieh, (v) Mr. Huang Jianjun, (vi) Marine Central Limited, which is controlled by Mr. Huang Jianjun, (vii) Rise Chain Investment Limited, which is wholly owned by Mr. Huang Jianjun (“Rise Chain”), (viii) Creative Big Limited, (ix) Cheer Lead Global Limited, (x) Huge Superpower Limited, (xi) Capable Excel Limited, (xii) Infinity Global Fund SPC, (xiii) Integrated Asset Management (Asia) Ltd., (xiv) Chan Nai Hang, (xv) Likeable Limited, (xvi) Tsang Hing Sze, (xvii) Lau Ying Wai, (xviii) Chik Yu Chung Roni, (xix) Tse Kok Yu Ryan, (xx) Imen Yee May Pang, (xxi) Zhao Yong and (xxii) Yang Xin (aforesaid (i) through (xxii), collectively, but excluding (vii), the “Rollover Shareholders”).
The Co-Founders, Igomax and Bubinga are collectively referred to herein as the “Founder Parties.” Rise Chain and Mr. Huang Jianjun are collectively referred to herein as the “Sponsor Parties.” The Founder Parties and Sponsor Parties are collectively referred to herein as the “Buyer Consortium.” The Buyer Consortium and the other Rollover Shareholders are collectively referred to herein as the “Buyer Group.” As of the date of the accompanying proxy statement, the Buyer Group together beneficially owns 13,107,608 Class A ordinary shares, par value US$0.001 per share, of the Company (each, a “Class A Share”) and 4,385,078 Class B ordinary shares, par value US$0.001 per share, of the Company (each, a “Class B Share”), which collectively represent approximately 35% of the total issued and outstanding shares in the Company and approximately 69% of the total voting power of the outstanding shares in the Company (each, a “Share”).
Concurrently with the execution of the Merger Agreement, Parent and the Rollover Shareholders entered into a Support Agreement, dated as of November 24, 2023 (the “Support Agreement”), whereby, among other things, subject to the terms and conditions of the Support Agreement, each Rollover Shareholder has agreed to (a) vote all Shares (including Shares represented by ADSs) beneficially owned by such

Rollover Shareholder as of the date of the Merger Agreement, together with any Shares acquired (whether beneficially or of record) by it after the date of the Merger Agreement and prior to the Effective Time of the Merger, including any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, RSUs, or warrants or conversion of any convertible securities or otherwise (collectively, the “Rollover Shares”), in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger, and (b) contribute the Rollover Shares beneficially owned by him or it to Parent immediately prior to the Effective Time in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement.
If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Company’s American depositary shares (“ADSs”), each representing five Class A Shares, will no longer be listed on the NASDAQ Global Market (“NASDAQ”) and the ADS program for the ADSs will terminate.
If the Merger is completed, at the Effective Time, (a) each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$0.816 per Share in cash without interest (the “Per Share Merger Consideration”) and net of any applicable withholding taxes, except for (i) the Rollover Shares, (ii) Shares held by Parent, Merger Sub and the Rollover Shareholders, (iii) Shares held by the Company or any of its subsidiaries, or held in the Company’s treasury, (iv) any Shares (including ADSs corresponding to such Shares) held by the Company or JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and reserved for issuance and allocation pursuant to the Company Share Plans (as defined below) (the Shares described in clauses (i) to (iv), the “Excluded Shares”), (v) Shares owned by holders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”, and such Shares, the “Dissenting Shares”), and (vi) Shares represented by ADSs, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and ADSs (together with each Share represented by each such ADS) as described in below (c)), together with each Share represented by such ADS, will be cancelled in exchange for the right to receive US$4.08 per ADS in cash (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the deposit agreement, dated December 21, 2017 and as amended on October 31, 2022, among the Company, the ADS Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”)) without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) and net of any applicable withholding taxes, (c) each ADS, together with each Share represented by each such ADS, which was issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs (as defined below) and/or Vested Company Options (as defined below) and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), shall be cancelled and cease to exist at the Effective Time in exchange for the right to receive the Per ADS Merger Consideration without interest and net of any applicable withholding taxes, and such consideration shall be paid by the Surviving Company or one of its subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, (d) the Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration or distribution from the Company therefor, and (e) the Dissenting Shares issued and outstanding immediately prior to the Effective Time will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA. “Vested Company RSU” means any restricted share unit granted under the Post-IPO Share Incentive Plan at or prior to the Effective Time (each, a “Company RSU”) that shall have become vested at or prior to the Effective Time and remains outstanding in the form of an ADS at the Effective Time in accordance with the terms of such Company RSU.
In addition, under the terms of the Merger Agreement, at the Effective Time, each option to purchase an ADS granted under the 2018 Share Incentive Plan of the Company and the Post-IPO Share Incentive Plan of the Company (collectively, the “Company Share Plans”) at or prior to the Effective Time (each, a “Company Option”) that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company Option (each, a “Vested Company

Option”) (excluding any Vested Company Option which has been converted into ADSs) will be cancelled and converted into the right to receive from the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, an amount in cash, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Vested Company Option; provided, that if the exercise price of any such Vested Company Option is equal to or greater than the Per ADS Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option.
Further, under the terms of the Merger Agreement, at the Effective Time, each Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) will be cancelled in exchange for the right to receive an employee incentive award by Parent to replace such Unvested Company RSU, pursuant to terms and conditions to be determined by Parent, which shall be substantially the same as the terms and conditions (including as to vesting) under the applicable Company Share Plans and the award agreement(s).
The Buyer Group intends to fund the merger consideration through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholders, (ii) proceeds from the Equity Financing (See “Special Factors — Financing of the Merger — Equity Financing” beginning on page 77 for additional information), (iii) proceeds from the Debt Financing (See “Special Factors — Financing of the Merger — Debt Financing” beginning on page 77 for additional information), and (iv) available unrestricted cash from the Surviving Company (solely for the purpose of cashing out (x) certain ADSs issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable) and (y) Vested Company Options (excluding any Vested Company Option which has been converted into ADSs).
On November 23, 2023, a special committee of the board of directors of the Company (the “Board”), composed solely of independent directors (the “Special Committee”), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the execution of the Merger Agreement and the Plan of Merger, and the consummation of the Transactions, including the Merger, are fair to, and in the best and commercial interests of the Company and its unaffiliated security holders of the Company as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Unaffiliated Security Holders”), and (b) recommended that the Board (i) determine that the execution of the Merger Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best and commercial interests of the Company and Unaffiliated Security Holders (other than the holders of Excluded Shares), and declare that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (ii) authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolve to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Company’s shareholders at a meeting of the shareholders of the Company and direct that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the Company’s shareholders for authorization and approval.
On November 24, 2023, the Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best and commercial interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the

Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.
Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A (each as defined in the Notice of Extraordinary General Meeting of Shareholders), FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Regardless of the number of Shares or ADSs you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the CICA) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement thereof (such affirmative vote, the “Requisite Company Vote”). In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders and ADSs holders generally. As of the date of the accompanying proxy statement, the Rollover Shareholders together beneficially owns in the aggregate 13,107,608 Class A Shares and 4,385,078 Class B Shares, which collectively represent approximately 35% of the Company’s total issued and outstanding Shares and approximately 69% of the voting power of the total issued and outstanding Shares as of the date of the accompanying proxy statement, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Accordingly, based on                 Class A Shares and                 Class B Shares expected to be issued and outstanding as of the close of business in the Cayman Islands on                 , 2024 (the “Share Record Date”), and assuming the Rollover Shareholders’ compliance with their voting obligations under the Support Agreement to vote all their Rollover Shares in favor of the special resolution, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger.
The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.
Whether or not you plan to attend the extraordinary general meeting, if you are a holder of Shares (as opposed to ADSs) please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is            , 2024 at       (Hong Kong time) or            , 2024 at       (New York time). Each shareholder has 1 vote for each Class A Share or 20 votes for each Class B Share held as of the close of business in the Cayman Islands on                 , 2024, the Share Record Date.
The Company will request the ADS Depositary to arrange for the delivery to ADS holders as of the close of business in New York City on                 , 2024 (the “ADS Record Date”) of an ADS Voting Instruction Card, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

Registered ADS holders are strongly urged to sign, complete and return the ADS Voting Instruction Card to the ADS Depositary in accordance with the instructions printed thereon, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 9:00 a.m. (New York time) on                 , 2024 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary). As the registered holder of the Shares represented by ADSs, upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs as of the ADS Record Date. The ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with voting instructions from the relevant ADS holders.
If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to provide voting instructions. Please note that the voting instruction deadline of your brokerage, bank, securities intermediary or other account holder will be sooner than the deadline set forth above for registered ADS holders.
Holders of ADSs will not be able to attend or vote directly (whether in person or by proxy) at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 , 2024 together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), and any applicable taxes or governmental charges, and (c) a certification in a form provided by the ADS Depositary certifying that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary, or other account, please promptly contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose.
If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be timely completed.
Registered holders of shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined by the Court under the CICA could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS

DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE       (NEW YORK CITY TIME) ON                 , 2024, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND SIGN A CERTIFICATION IN A FORM PROVIDED BY THE ADS DEPOSITARY CERTIFYING THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADSs PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance voting your Shares or ADSs, please contact our Investor Relations Department at +852-3700-9100 or by email at ir@i-click.com, for China, or at +1 516 222 2560 or by email at tomc@coreir.com, for the U.S. ADS holders should contact their bank, broker, financial institution or administrator through which such ADSs are held with any questions or if assistance is needed.
Thank you for your cooperation and continued support.
Sincerely,	Sincerely,
Philip Kan Chairperson of the Special Committee	Jian Tang Chairman of the Board
The accompanying proxy statement is dated       , and is first being mailed to the Company’s shareholders on or about       .

ICLICK INTERACTIVE ASIA GROUP LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON            , 2024
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of iClick Interactive Asia Group Limited (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on        at                  (Hong Kong time) or on                  (New York time) at       .
Only registered holders of Class A ordinary shares of the Company, par value US$0.001 per share (each, a “Class A Share”), and Class B ordinary shares of the Company, par value US$0.001 per share (each, a “Class B Share;” and the Class B Shares together with the Class A Shares, the “Shares”), as of the close of business in the Cayman Islands on   , 2024 (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
1.
RESOLVED AS A SPECIAL RESOLUTION THAT the Agreement and Plan of Merger, dated as of November 24, 2023 (the “Merger Agreement”), among the Company, TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including the Merger, be confirmed, ratified and approved in all respects;

2.
RESOLVED AS A SPECIAL RESOLUTION THAT Merger Sub be and is hereby authorized to merge with and into the Company so that the Company be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

3.
RESOLVED AS A SPECIAL RESOLUTION THAT upon the Merger becoming effective, the authorized share capital of the Company be varied from US$100,000 divided into 100,000,000 Shares of US$0.001 par value per share, of which 80,000,000 are Class A Shares and 20,000,000 are Class B Shares, to          (the “Variation of Capital”);

4.
RESOLVED AS A SPECIAL RESOLUTION THAT upon the Effective Time (as defined in the Plan of Merger), the amending and restating of the Company’s current amended and restated memorandum and articles of association by the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be authorized and approved;

5.
RESOLVED AS AN ORDINARY RESOLUTION THAT each of the members of the Special Committee and Chief Financial Officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

6.
IF NECESSARY, AS AN ORDINARY RESOLUTION, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.
Pursuant to the Support Agreement entered into on November 24, 2023, each of Rollover Shareholders will vote all Shares (including Shares represented by ADSs) beneficially owned by each of the Rollover Shareholders as of the date of the Merger Agreement, together with any Shares acquired (whether beneficially or of record) by it after the date of the Merger Agreement and prior to the Effective Time of the Merger, including any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, RSUs, or warrants or conversion of any convertible securities or otherwise (collectively, the “Rollover Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger. As of the date of this notice, the Rollover Shareholders collectively beneficially own 13,107,608 Class A Shares (including Class A Shares represented by ADSs) and 4,385,078 Class B Shares, which in the aggregate represent approximately 35% in number and approximately 69% in voting rights of the Company’s issued and outstanding Shares.
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to, and in the best and commercial interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the execution, delivery and performance of Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Regardless of the number of Shares or ADSs you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the CICA) of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement thereof (such affirmative vote, the “Requisite Company Vote”). As of the date of the accompanying proxy statement, the Rollover Shareholders together beneficially owns in the aggregate 13,107,608 Class A Shares and 4,385,078 Class B Shares, which collectively represent approximately 35% of the Company’s total issued and outstanding Shares and approximately 69% of the voting power of the total issued and outstanding Shares as of the date of the accompanying proxy statement, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Accordingly, based on       Class A Shares and        Class B Shares expected to be issued and outstanding as of Share Record Date, and assuming the

Rollover Shareholders’ compliance with their voting obligations under the Support Agreement to vote all their Rollover Shares in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger.
Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department) at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China, no later than      (Hong Kong time),      or      (New York time),      , being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Each registered holder of Shares has 1 vote for each Class A Share or 20 votes for each Class B Share held as of        on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
If you own ADSs as of the close of business in New York City on                 , 2024 (the “ADS Record Date”) (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, utilizing the ADS Voting Instruction Card included herewith instructing JPMorgan Chase Bank, N.A., (the “ADS Depositary”), in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing such ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 9:00 a.m. (New York City time) on                 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to provide voting instructions. Please note that the voting instruction deadline of your brokerage, bank, securities intermediary or other account holder will be sooner than the deadline set forth above for registered ADS holders.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                 , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes or governmental charges, and (c) a certification in a form provided by the ADS Depositary certifying that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible.
When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders.
Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE            (NEW YORK CITY TIME) ON            , 2024, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND SIGN A CERTIFICATION IN A FORM PROVIDED BY THE ADS DEPOSITARY CERTIFYING THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSS TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADSs PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT,

INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
If you have any questions or need assistance voting your Shares or ADSs, please contact our Investor Relations Department at +852-3700-9100 or by email at ir@i-click.com, for China, or at +1 516 222 2560 or by email at tomc@coreir.com, for the U.S.
The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
Notes:
1.
In the case of joint holders, any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

2.
The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R., Attention: Investor Relations Department, at least 48 hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Jian Tang
Chairman of the Board

PROXY STATEMENT
Dated          , 2024
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of iClick Interactive Asia Group Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you are an ADS holder, please consult the enclosed ADS Voting Instruction Card to find out how you can provide the Depositary with voting instructions to vote the Class A Shares underlying your ADSs.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +852-3700-9100 or by email at ir@i-click.com, for China, or at +1 516 222 2560 or by email at tomc@coreir.com, for the U.S.

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement (the “Proxy Statement”) regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 130. In this Proxy Statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to iClick Interactive Asia Group Limited. All references to “dollars”, “US$” and “$” in this Proxy Statement are to U.S. dollars, and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the People’s Republic of China.
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands.
The Company’s principal executive offices are located at 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R. The Company’s telephone number at this address is +852 3700 9000. The Company’s registered office in the Cayman Islands is located at Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
For a more complete description of the Company’s business, history, and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on May 11, 2023 (as further amended on October 31, 2023), which is incorporated herein by reference. Please see “Where You Can Find More Information” for instructions on obtaining a copy of the Company’s Annual Report.
Buyer Group
Parent
TSH Investment Holding Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of holding the equity interest in Merger Sub and completing the Transactions, including the Merger (each as defined below). The registered address of Parent is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. The business address and telephone number of Parent is c/o Rise Chain Investment Limited, Unit 2B, 17/F, Chung Kiu Commercial Building, No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong, +86 13682435235.
Merger Sub
TSH Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is a holding company formed solely for the purpose of effecting the Transactions, including the Merger. The registered address of Merger Sub is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands. The business address and telephone number of Merger Sub is c/o Rise Chain Investment Limited, Unit 2B, 17/F, Chung Kiu Commercial Building, No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong, +86 13682435235.

The Founder Parties
Igomax Inc. (“Igomax”) is a limited company incorporated under the laws of British Virgin Islands and is wholly owned by Mr. Jian Tang, the chairman and chief executive officer of the Company. The registered address of Igomax is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG1110, British Virgin Islands. The business address of Igomax is c/o iClick Interactive Asia Group Limited, 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China and its telephone number is +852 3700 9000.
Bubinga Holdings Limited (“Bubinga”) is a limited company incorporated under the laws of British Virgin Islands and is wholly owned by Mr. Wing Hong Sammy Hsieh. The business address of Bubinga is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands. The business address of Bubinga is c/o iClick Interactive Asia Group Limited, 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China and its telephone number is +852 3700 9000.
The Sponsor Parties
Huang Jianjun is a citizen of the PRC. His principal occupation is as Co-founder of Success Jumbo Group Limited. His principal business address and telephone number is Unit 2B, 17/F., Chung Kiu Commercial Bldg., No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong, +86 13682435235.
Rise Chain Investment Limited (“Rise Chain,” and together with Huang Jianjun, the “Sponsor Parties”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. The business address of Rise Chain is Unit 2B, 17/F, Chung Kiu Commercial Building, No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong, and its telephone number is +86 13682435235.
Other Rollover Shareholders
In addition to the Founder Parties, the other Rollover Shareholders include the following:
Capable Excel Limited (“Capable Excel”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Capable Excel’s business address is Unit A, 8th Floor, Winbase Centre, 208 Queen's Road Central, Hong Kong, and its telephone number is +852 2561 3121.
Cheer Lead Limited (“Cheer Lead”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Cheer Lead’s business address is Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong, and its telephone number is +852 3892 6137.
Creative Big Limited (“Creative Big”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Creative Big’s business address is Flat 23B, Block 6, Hanley Villa, 22 Yau Lai Road, Yau Kom Tau, Tsuen Wan, Hong Kong, and its telephone number is +852 90880328.
Huge Superpower Limited (“Huge Superpower”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Huge Superpower’s business address is Room 33B, 24/F, Block D, Mai Luen Ind. Building, 23-31 King Yip Street, Kwai Chung, Hong Kong, and its telephone number is +852 3526 1189.
Infinity Global Fund SPC (“Infinity Global”) is principally an investment holding vehicle and a company organized and existing under the laws of the Cayman Islands. Infinity Global’s business address is Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong, and its telephone number is +852 3465 5367.
Integrated Asset Management (Asia) Ltd. (“Integrated Asset Management”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Integrated Asset Management’s business address is 21/F, 88 Gloucester Road, Wan Chai, Hong Kong, and its telephone number is +852 22092209.

Likeable Limited is principally an investment holding vehicle and a company organized and existing under the laws of Hong Kong S.A.R. Likeable Limited’s business address and telephone number is 10/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong S.A.R., +852 2541 6632. During the last five years, Likeable Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Marine Central Limited (“Marine Central”) is principally an investment holding vehicle and a company organized and existing under the laws of the British Virgin Islands. Marine Central’s business address is Unit 2B, 17/F., Chung Kiu Commercial Bldg., No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong, and its telephone number +86 13682435235.
Yang Xin is a citizen of China. Since January 2018 Yang Xin has been the Senior Vice President of Operations for Tetris Information Technology (Shanghai) Co., Ltd. (“Tetris”), a wholly-owned subsidiary of the Company that provides online advertising, SaaS products and services. The business address and telephone number for Yang Xin and Tetris is 15/F, Building 19, Phoenix Park, 1515 Gumei Road, Xuhui District, Shanghai, China, +86 1811621902. During the last five years, Yang Xin has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Zhao Yong is a citizen of China. Zhao Yong is the Senior Vice President & President of Smart Retail Division for Changyi (Shanghai) Information Technology Ltd., a wholly-owned subsidiary of the Company that provides SaaS products and services (“Changyi”). Zhao Yong founded Changyi, which was acquired by the Company in 2020, in 2014. The business address and telephone number for Zhao Yong and Changyi is 15/F, Building 19, Phoenix Park, 1515 Gumei Road, Xuhui District, Shanghai, China, +86 18616029299. During the last five years, Zhao Yong has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Chan Nai Hang is a citizen of Hong Kong S.A.R. Chan Nai Hang is the Group CEO for CMRS Digital Solutions Limited, a wholly-owned subsidiary of the Company that provides online advertising, SaaS products and services (“CMRS Digital”). The business address for Chan Nai Hang and CMRS Digital is Unit B, 18/F, MG Tower, 133 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong S.A.R. The business telephone number for Chan Nai Hang is +852 3700 9000. During the last five years, Chan Nai Hang has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Tsang Hing Sze is a citizen of Hong Kong S.A.R. Since February 2022 Tsang Hing Sze has been the Group Chief Operating Officer of CruiSo Digital Solutions Limited, a wholly-owned subsidiary of the Company that provides online advertising, SaaS products and services (“CruiSo Digital”). The business address for Tsang Hing Sze and CruiSo Digital is Unit B, 18/F, MG Tower, 133 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong S.A.R. The business telephone number for Tsang Hing Sze is +852 3700 9000. During the last five years, Tsang Hing Sze has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Lau Ying Wai is a citizen of Hong Kong S.A.R. Since November 2020, Lau Ying Wai is a Group Partner of CMRS Group, which is an affiliate of the Company. The business address for CMRS Group is 18B MG Tower, 133 Hoi Bun Road, Kwun Tong and its telephone number is +852 2815 3880. Since February 2011, Lau Ying Wai has been a Managing Partner for Beyond Digital Solutions Limited, a wholly owned subsidiary of the Company that provides online advertising, SaaS products and services (“Beyond Digital”). The business address for Lau Ying Wai and Beyond Digital is Unit B, 18/F, MG Tower, 133 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong. S.A.R. The business telephone number for Lau Ying Wai is +852 2815 3880. Previously, Lau Ying Wai served as a director of Matrix Marketing Limited from October 2018 to October 2020. The business address of Matrix Marketing Limited is Room 1603, 16/F, The Phoenix, No. 23 Luard Road, Wanchai, Hong Kong. During the last five years, Lau Ying Wai has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Chik Yu Chung Roni is a citizen of Hong Kong S.A.R. Chik Yu Ching Roni is the General Manager of CMRS Digital. The business address and telephone number for Chik Yu Chung Roni is Unit B, 18/F, MG Tower, 133 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong S.A.R., +852 3700 9000. During the last five years, Chik Yu Chung Roni has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Tse Kok Yu Ryan is a citizen of Hong Kong S.A.R. Since February 2019 Tse Kok Yu Ryan has been the General Manager of Beyond Digital. The business address and telephone number for Tse Kok Yu Ryan is Unit B, 18/F, MG Tower, 133 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong S.A.R., +852 3700 9000. During the last five years, Tse Kok Yu Ryan has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Imen Yee May Pang is a citizen of Hong Kong S.A.R. While not currently employed, Imen Yee May Pang previously served as the Associate Director — Moderation for Beyond Digital from February 2010 to October 2023. During the last five years, Imen Yee May Pang has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The Merger (Page 97)
The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of November 24, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent after the Merger.
You are being asked to vote to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, the variation of the authorized share capital of the Company at the effective time of the Merger (the “Effective Time”) from US$100,000 divided into 100,000,000 Shares of a par value of US$0.001 per Share, of which 80,000,000 are Class A ordinary shares, par value US$0.001 per share, of the Company (each, a “Class A Share”) and 20,000,000 are Class B ordinary shares, par value US$0.001 per share, of the Company (each, a “Class B Share”, and

together with each Class A Share, collectively the “Shares” and each a “Share”), to             (the “Variation of Capital”) and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company by the deletion in their entirety and the substitution in their place of the new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Adoption of Amended M&A”).
Following completion and as a result of the Merger, the Company, as the Surviving Company, will be wholly owned by Parent and beneficially owned by the Buyer Group, and will continue to do business under the name “iClick Interactive Asia Group Limited”. If the Merger is completed, the Company’s American depositary shares program for Class A Shares maintained pursuant to the deposit agreement, dated December 21, 2017 and as amended on October 31, 2022 (the “Deposit Agreement”), by and among the Company, JPMorgan Chase Bank, N.A., in its capacity as ADS depositary (the “ADS Depositary”) and the owners and holders of the Company’s American depositary shares (“ADSs”), each representing five Class A Shares, issued thereunder will be terminated, the Company will cease to be a publicly traded company and ADSs will cease to be listed on the NASDAQ Global Market (“NASDAQ”), and price quotations with respect to sales of ADSs in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.
Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.
Merger Consideration (Page 98)
Under the terms of the Merger Agreement, at the Effective Time, (a) other than (i) Shares (including Shares represented by ADSs) beneficially owned by Rollover Shareholders as of the date of the Merger Agreement, together with any Shares acquired (whether beneficially or of record) by any Rollover Shareholder after the date of the Merger Agreement and prior to the Effective Time of the Merger, including any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, RSUs, or warrants or conversion of any convertible securities or otherwise (collectively, the “Rollover Shares”), (ii) Shares held by Parent and Merger Sub, (iii) Shares held by the Company or any of its subsidiaries, or held in the Company’s treasury, (iv) any Shares (including ADSs corresponding to such Shares) held by the Company or the ADS Depositary and reserved for issuance and allocation pursuant to the Company’s 2018 Share Incentive Plan and Post-IPO Share Incentive Plan (collectively, the “Company Share Plans”) (the Shares described in clauses (i) to (iv), the “Excluded Shares”), (v) Shares owned by holders who have validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”, and such Shares, the “Dissenting Shares”), and (vi) Shares represented by ADSs, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$0.816 without interest and net of any applicable withholding taxes, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and ADSs (together with each Share represented by each such ADS) as described in below (c)) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of US$4.08 in cash (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement) without interest and net of any applicable withholding taxes, (c) each ADS, together with each Share represented by each such ADS, which was issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), shall be cancelled and cease to exist at the Effective Time in exchange for the right to receive the Per ADS Merger Consideration without interest and net of any applicable withholding taxes, and such consideration shall be paid by the Surviving Company or one of its subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, (d) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (e) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA.
Treatment of Company Equity Awards (Page 98)
Under the terms of the Merger Agreement, at the Effective Time, the Company shall (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (b) cancel each Company Option that is outstanding and unexercised, and (c) cancel each Company RSU that is outstanding.
As soon as practicable after the Effective Time, each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, a cash amount, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Vested Company Option, provided that if the exercise price per Share of any such vested Company Option is greater than the Per ADS Merger Consideration, such Vested Company Option will be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no outstanding Unvested Company Option.
At or prior to the Effective Time, each former holder of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award by Parent, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent, which shall be substantially the same as the terms and conditions under the applicable Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU. The Company has no outstanding Vested Company RSU that has not been converted into ADSs.
Record Date and Procedures for Voting (Pages 91 and 92)
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on        , 2024 (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is   (Hong Kong time) on                 , 2024 or       (New York time) on                 , 2024.
If you own ADSs as of the close of business in New York City on        , 2024 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs.
The Company will request the ADS Depositary to arrange for the delivery to ADS holders as of ADS Record Date of an ADS Voting Instruction Card, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.
The ADS Depositary must receive your instructions no later than 9:00 a.m. (New York City time) on                 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to voting instructions. Please note that the voting instruction deadline of your brokerage, bank, securities intermediary or other account holder will be sooner than the deadline set forth above for registered ADS holders.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands

on        , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on          together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes or governmental charges, and (c) a certification in a form provided by the ADS Depositary certifying that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible.
Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 92)
Under the CICA and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA) of the Company’s shareholders passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement (such affirmative vote, the “Requisite Company Vote”). If this vote is not obtained, the Merger will not be consummated.
As of the date of this Proxy Statement, the Rollover Shareholders beneficially own in the aggregate 13,107,608 Class A Shares and 4,385,078 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 69% of the total voting power of the issued and outstanding Shares and approximately 35% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 124 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.
Neither the CICA nor the Merger Agreement requires that the Merger Agreement and Plan of Merger be approved by a majority of the Unaffiliated Security Holders (as defined below).
Dissenters’ Rights (Page 84)
Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands (the “Court”) in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
Purposes and Effects of the Merger (Pages 70 and 71)
The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs)

and ADSs (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 70 for additional information.
The ADSs are currently listed on NASDAQ under the symbol “ICLK.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See “Special Factors — Effects of the Merger on the Company” beginning on page 71 for additional information.
Plans for the Company after the Merger (Page 75)
Immediately following the completion of the Merger, the Buyer Group will beneficially own approximately 100% of the equity interests in the Surviving Company indirectly through Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, and (ii) have more debt than it currently has. See “Special Factors — Financing of the Merger — Debt Financing” beginning on page 77 for additional information.
Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.
Position of the Buyer Group as to the Fairness of the Merger (Page 60)
Each member of the Buyer Group believes that the Merger is fair to the unaffiliated security holders of the Company (as such terms are defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended) (the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 60.
Financing of the Merger (Page 76)
The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions would be approximately US$21.38 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement.
The Buyer Group expects to provide this amount through a combination of (i) proceeds from the Equity Financing, (ii) proceeds from the Debt Financing, and (iii) available unrestricted cash from the Surviving Company (solely for the purpose of cashing out (x) certain ADSs issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable) and (y) Vested Company Options (excluding any Vested Company Option which has been converted into ADSs).
See “Special Factors — Financing of the Merger” beginning on page 76 for additional information.
Interim Investors Agreement (Page 78)
Concurrently with the execution of the Merger Agreement, the Founder Parties, the Sponsor Parties, Parent and Merger Sub entered into the Interim Investors Agreement, which provides for certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Founder Parties and the Sponsor Parties with respect to the Merger Agreement, the Facility Agreement, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee, and the transactions contemplated by each.
See “Special Factors — Interim Investors Agreement” beginning on page 78 for additional information.

Limited Guarantee (Page 78)
Concurrently with the execution and delivery of the Merger Agreement, Rise Chain, as the Guarantor, executed and delivered the Limited Guarantee, in favor of the Company. Under the Limited Guarantee, the Guarantor has guaranteed in favor of the Company the payment obligations of Parent under the Merger Agreement for a termination fee of $1,800,000 to the Company (the “Parent Termination Fee”) and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.
See “Special Factors — Limited Guarantee” beginning on page 78 for additional information.
Support Agreement (Page 78)
Concurrently with the execution and delivery of the Merger Agreement, each of the Rollover Shareholders entered into the Support Agreement, whereby, among other things, subject to the terms and conditions of the Support Agreement, each Rollover Shareholder has agreed to (a) vote all the Rollover Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger, and (b) contribute the Rollover Shares beneficially owned by him or it to Parent immediately prior to the Effective Time in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement.
See “Special Factors — Support Agreement” beginning on page 78 for additional information.
Opinion of the Special Committee’s Financial Advisor (Page 65)
The Special Committee retained Houlihan Lokey (China) Limited (“Houlihan Lokey”) as its financial advisor in connection with the Proposed Transaction. In connection with this engagement, at the meeting of the Special Committee on November 23, 2023, Houlihan Lokey rendered its oral opinion to the Special Committee, which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated November 23, 2023, to the Special Committee, that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the Per Share Merger Consideration proposed to be paid to the holders of Shares (other than the Excluded Shares and the Dissenting Shares) is fair, from a financial point of view, to such holders, and the Per ADS Merger Consideration proposed to be paid to the holders of ADSs (other than ADSs representing the Excluded Shares) is fair, from a financial point of view, to such holders.
The full text of the written opinion of Houlihan Lokey, dated November 23, 2023, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Houlihan Lokey set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares and ADSs are urged to read the opinion in its entirety. Houlihan Lokey’s written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness from a financial point of view of the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified in the opinion, does not address any terms or other aspects or implications of the Merger and does not constitute a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 80)
In considering the recommendation of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions, including the Merger, that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:
•
the beneficial ownership of equity interests in Parent by certain of the Company’s directors and executive officers as a result of the Merger (if approved and consummated), including but not limited to the assumption by Parent of Unvested Company RSUs held by certain directors and executive officers of the Company. As of the date of this Proxy Statement, 400 Unvested Company RSUs and 200 Unvested Company RSUs are held by the Special Committee members Mr. Philip Kan and Mr. Matthew Chu Pong Fong respectively, in exchange for their respective services as an independent director of the Company;
•
the potential enhancement or decline of the share value of the Surviving Company, of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
among the directors of the Company, Mr. Jian Tang is affiliated with Igomax Inc., and Mr. Wing Hong Sammy Hsieh is affiliated with Bubinga Holdings Limited;

•
the cash-out of Vested Company Options held by the directors and executive officers of the Company;

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•
the cash compensation at a rate of US$40,000 per year for each member of the Special Committee in exchange for his services as an independent director of the Company (the payments of which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80 for additional information.
No Solicitation (Page 107)
The Merger Agreement restricts the Company’s ability, from the expiration of certain go-shop period to the Effective Time or the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding any Competing Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger”). See and read carefully “The Merger Agreement and Plan of Merger — Go Shop; No Solicitation of Transactions” beginning on page 107.
Conditions to the Merger (Page 112)
The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote; and

•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of the Company in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (the “Closing” and the date on which the Closing actually occurs is referred to herein as the “Closing Date”), subject to certain qualifications;

•
the Company shall have performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

•
no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing; and

•
the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, subject to certain qualifications;

•
Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the Closing Date; and

•
Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director or executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement (Page 114)
The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting only upon the recommendation of the Special Committee):
(a)
by mutual written consent of Parent and the Company; or

(b)
by either the Parent or the Company, if:

•
the Effective Time shall not have occurred on or before May 24, 2024 (“Long Stop Date”);

•
any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

•
the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

in each case provided that this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.
(c)
by the Company, if:

•
a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate the Merger Agreement and the basis of such termination (a “Parent Breach Termination Event”); provided that Company shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger;

•
(i) all of the conditions to the obligations of each party or of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), (ii) the Company has delivered to Parent an irrevocable written notice confirming that that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and that it is ready, willing and able to consummate the closing, and (iii) Parent and Merger Sub fail to complete the closing within 10 business days following the later of the date the closing should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a “Parent Failure to Close Termination Event”); or
•
prior to the receipt of the Requisite Company Vote, (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with or immediately after the termination of the Merger Agreement enters into the Alternative Acquisition Agreement with respect to or consummate such Superior Proposal, provided that the Company shall have complied with the procedure regarding no solicitation of transactions and change in recommendations in all respects (other than immaterial non-compliance that does not materially and adversely affect Parent or Merger Sub) and the Company pays Parent a termination fee of $1,200,000 (the “Company Termination Fee”) payable concurrently with or immediately after such termination (a “Superior Proposal Termination Event”).

(d)
by Parent, if:

•
a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of Parent and Merger Sub to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from Parent stating the Parent’s intention to terminate the Merger Agreement and the basis of such termination; provided that Parent shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of Parent or Merger Sub that would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger; or

•
the Board or the Special Committee shall have effected a Change in the Company Recommendation (together with the events under the bulleting point immediately above, collectively, the “Parent Termination Events”).

Termination Fees and Reimbursement of Expenses (Page 115)
The Company is required to pay Parent a termination fee of $1,200,000 if the Merger Agreement is terminated:
•
by the Company or Parent because the Effective Time shall not have occurred on or before the Long Stop Date or the Requisite Company Vote shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), and, within 9 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement in connection with or consummates, such Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction first referred to above (provided that for purposes of this section, all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);

•
by Parent pursuant to any Parent Termination Event; or

•
by Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of $1,800,000, if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.
All expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that, if the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the related collection and enforcement, together with interest on such unpaid Company Termination Fee or Parent Termination Fee.
U.S. Federal Income Tax Consequences (Page 85)
The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Special rules will apply if you are a “U.S. Holder” and the Company was or currently is a passive foreign investment company, or “PFIC.” See “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 85. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.
PRC Income Tax Consequences (Page 87)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. It is unclear whether in practice non-PRC holders of our Shares or ADSs will be able to obtain the benefits of any applicable tax treaties if the Company is considered a resident enterprise for PRC tax purposes. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Please see “Special Factors — PRC Income Tax Consequences” beginning on page 87 for additional information.
Cayman Islands Tax Consequences (Page 88)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.
Regulatory Matters (Page 84)
The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the United States federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the CICA) with the Registrar of Companies of the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement and Plan of Merger — Conditions to the Merger” beginning on page 115 for additional information.
Litigation Related to the Merger (Page 84)
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.
Accounting Treatment of the Merger (Page 84)
The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at a consideration of the fair value of the Company as of the Closing Date, which is the date of the acquisition.
Market Price of the ADSs (Page 89)
The closing price of ADSs on Nasdaq on December 19, 2022, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter, was US$3.95 per ADS. The Per ADS Merger Consideration offered to the Unaffiliated Security Holders represents (i) a premium of approximately 3.3% to the closing price of the Company’s ADSs on December 19, 2022, the last trading day prior to the Company’s announcement of its receipt of the Original Consortium Proposal, and (ii) a premium of approximately 20% to the volume-weighted average closing price of the Company’s ADSs during the last 90 trading days prior to December 19, 2022.
Remedies and Limitation on Liability (Page 79)
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. Specifically, the Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with the Merger Agreement, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the Closing pursuant to the Merger Agreement but fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the Debt Financing or alternative financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing would occur.
While the parties to the Merger Agreement may pursue a grant of specific performance prior to the termination of the Merger Agreement or monetary damages in connection with the termination of the Merger Agreement, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages in connection with the termination of the Merger Agreement.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to Parent Termination Fee of US$1,800,000 and Company Termination Fee of US$1,200,000, respectively, and reimbursement of certain costs and expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due together with certain interest on such unpaid termination fee and certain other costs and expenses payable pursuant to the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.
Q:
Why am I receiving this Proxy Statement?

A:
On November 24, 2023, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on         , 2024, at           (Hong Kong time) or on        , 2024, at           (New York time) at                 .

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as special resolutions, that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital, and the Adoption of Amended M&A be authorized and approved;

•
as an ordinary resolution, that each of the members of the Special Committee and the Chief Financial Officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

•
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will be merged with and into the Company. Once the Merger Agreement and the Plan of Merger is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the Merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:
If you own Shares (other than the Excluded Shares, Dissenting Shares and the Shares represented by ADSs) and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration for each Share you own immediately prior to the Effective Time.

Dissenting Shares will be cancelled and cease to exist at the Effective Time, and the holders of such Dissenting Shares shall not be entitled to receive the Per Share Merger Consideration of US$0.816 in cash per Share without interest and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares as determined in accordance with the provisions of Section 238 of the CICA.
If you own ADSs (other than ADSs representing Excluded Shares and ADSs (together with each Share represented by each such ADS) in the event described in the paragraph below) and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration for each ADS you own immediately prior to the Effective Time unless you (a) before                 (New York City Time) on                 , 2024, surrender your ADSs to the ADS Depositary for cancellation and delivery of Shares, pay the ADS Depositary’s fees required for the cancellation of your ADSs, and provide delivery instructions for the corresponding Shares, and sign a certification in a form provided by the ADS Depositary certifying that you either (i) beneficially owned the ADSs as of         , 2024 (the “ADS Record Date”) and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become a registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date and (b) comply with the procedures and requirements for exercising dissenters’ rights for the Shares under Section 238 of the CICA.
If you own certain ADSs (together with each Share represented by each such ADS) which were issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and which are held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration without interest and net of any applicable withholding taxes, and such consideration shall be paid by the Surviving Company or one of its subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices.
Please see “Special Factors — U.S. Federal Income Tax Consequences,” “Special Factors — PRC Income Tax Consequences” and “Special Factors — Cayman Islands Tax Consequences” beginning on page 85 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.
Q:
How will the Company Options be treated in the Merger?

A:
As soon as practicable after the Effective Time, each Vested Company Option (excluding any Vested Company Option which has been converted into ADSs) that is cancelled at the Effective Time will have the right to receive from the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, an amount in cash, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration of US$4.08 over the exercise price of such Vested Company Option; provided, that if the exercise price of any such Vested Company Option is equal to or greater than the Per ADS Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no Unvested Company Option.

Q:
How will the Company RSUs be treated in the Merger?

A:
As soon as practicable after the Effective Time, each Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award by Parent, to replace such Unvested Company RSU, pursuant to terms and conditions to be determined by Parent, which shall be substantially the same as the terms and conditions (including as to vesting) under the applicable Company Share Plans and the award agreement(s). The Company has no outstanding Vested Company RSU that has not been converted into ADSs.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the Merger, the registration of the Shares and ADSs and the Company’s reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the Company’s ADS program will terminate.

Q:
When do you expect the Merger to be completed?

A:
We are working toward consummating the Merger as soon as possible and currently expect the Merger to consummate during the first quarter of 2024, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options or any Vested Company RSU receive payment pursuant to the Merger Agreement, nor will the Unvested Company RSU be assumed and converted into equity incentive awards of the Surviving Company. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ; provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to the reporting obligations of the SEC. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for certain costs and expenses in connection with the Merger, or Parent may be required to pay the Company or its designees a termination fee and reimburse the Company for certain costs and expenses in connection with the Merger, in each case as described in “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 115.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Parent will email you with instructions to access an online portal maintained and operated by the paying agent, on which you will find (a) a form of letter of transmittal specifying how the delivery of the Exchange Fund to you will be effected and (b) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) or such other documents as may be required in exchange for the applicable Per Share Merger Consideration.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the CICA, upon your surrender of any share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) or Uncertificated Shares, if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive by wire transfer or a check in the amount equal to (i) the number of your Shares (excluding Excluded Shares and Dissenting Shares) represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of your Uncertificated Shares (excluding Excluded Shares and Dissenting Shares), multiplied by (ii) US$0.816 per Share, in cash, without interest and net of any applicable withholding taxes, in exchange for your Shares (excluding Excluded Shares and Dissenting Shares).

The Per Share Merger Consideration payable in the Merger may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.
If your Shares are held through your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my ADSs?

A:
If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of your ADRs (or an affidavit and indemnity of loss in lieu of ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for US$4.08 per ADS (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for your ADRs after the completion of the Merger.

The Per ADS Merger Consideration payable in the Merger may be subject to withholding taxes, including if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.
If your ADSs are held through your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the Per ADS Merger Consideration for your ADSs as the ADSs will be surrendered within DTC and the remittance of the Merger consideration (net of applicable fees, taxes or governmental charges, including US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Merger consideration, please contact your broker, bank or other nominee.
Q:
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, must be authorized and approved by special resolutions (as defined in the CICA) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement thereof.

At the close of business in the Cayman Islands on                 , 2024, the Share Record Date for the extraordinary general meeting,                 Class A Shares and                 Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.
Pursuant to the Support Agreement, among other things, the Rollover Shareholders have agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a simple majority of the votes of such shareholders as, being entitled to do so, vote in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board recommends you to vote:

•
FOR the proposals to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A;

•
FOR the proposal to authorize each of the members of the Special Committee and Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 52 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders and ADSs holders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80.
Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is                 , 2024. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is                 , 2024. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote the ADSs and surrender and cancel your ADSs for delivery of Shares by the close of business in New York City on                 , 2024 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
A quorum for the extraordinary general meeting consists of two shareholders entitled to vote and present in person or by proxy, or if the shareholder is a legal entity, by its duly authorized representative.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Support Agreement, each Rollover Shareholder has agreed to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. As of the date of this Proxy Statement, the Rollover Shareholders beneficially own an aggregate of 13,107,608 Class A Shares and 4,385,078 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 35% of the total issued and outstanding Shares and approximately 69% of the total voting power of the issued and outstanding Shares. The Co-Founders, both of whom being members of our Board, are also Rollover Shareholders. As of the date of this Proxy Statement, our directors and executive officers beneficially own, in the aggregate, 61% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 124 for additional information.
Q:
Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders and ADSs holders generally.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than                 , 2024 at                 (Hong Kong time) or                 , 2024 at                 (New York time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If your Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
How do I vote if I own ADSs?

A:
The Company will request the ADS Depositary to arrange for the delivery to ADS holders as of the ADS Record Date of an ADS Voting Instruction Card, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the registered holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 9:00 a.m. (New York City time) on                 , 2024 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, the Shares represented by the ADSs at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with voting instructions from the relevant ADS holders.
If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to provide voting instructions. Please note that the voting instruction deadline of your brokerage, bank, securities intermediary or other account holder will be sooner than the deadline set forth above for registered ADS holders.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting the corresponding Shares directly at the extraordinary general meeting after the ADS Record Date, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before                 together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes or governmental charges, and (c) a certification in a form provided by the ADS Depositary certifying that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct the custodian holding the Shares, to deliver, or cause the delivery of the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose.
If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Registrar of Companies of the Cayman Islands, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Q:
If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted. You should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If, as a direct shareholder on the books of the Company, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares (other than Shares represented by ADSs) represented by your proxy will be voted FOR the proposal to authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares (other than Shares represented by ADSs) represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least 48 hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, China, Attention: Investor Relations Department, at least 48 hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than           (Hong Kong time) on           , 2024 or           (New York time) on           , 2024, being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

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Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold your Shares through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.
Registered owners of ADSs may revoke their voting instructions to the ADS Depositary prior to 9:00 a.m. (New York City time) on                 , 2024 by submitting a new ADS voting instruction card, specific to that registered owner, to the ADS Depositary.
If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxies or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank, securities intermediary or other account, you will receive a separate voting instruction card for each brokerage, bank, securities intermediary or other account in which you hold Shares or ADSs. If you are a holder of record and your Shares or your registered ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs evidencing ADSs, should I send in my Share certificates or my ADRs now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger consideration. Please do not send in your Share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the Merger consideration and ADR holders will receive a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of Uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their Merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.
Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on                 , 2024. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.
Q:
Am I entitled to dissenters’ rights?

A:
Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs as determined by the Court. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must, before                 (New York City Time) on                 , 2024, surrender their ADSs

to the ADS Depositary for cancellation and delivery of Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), and any applicable taxes or governmental charges, and provide delivery instructions for the corresponding Shares, and sign a certification in a form provided by the ADS Depositary certifying that they either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must also comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the CICA. If the Merger is not consummated, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 84 as well as “Annex D — Cayman Islands Companies Act (As Amended) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other securities intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this Proxy Statement.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact our Investor Relations Department at +852-3700-9100 or by email at ir@i-click.com, for China, or at +1 516 222 2560 or by email at tomc@coreir.com, for the U.S.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS
Background of the Merger
Most of the events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred in the PRC and Hong Kong. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time unless otherwise specified.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company to enhance shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events.
Prior Preliminary Discussions with Sponsor A
From June 2022 to August 2022, the Founder Parties and a Hong Kong-headquartered private equity firm (“Sponsor A”) engaged certain preliminary confidential discussions with respect to a potential transaction that could involve forming a consortium between Sponsor A and the Founder Parties to acquire control of the Company.
During their preliminary discussions in early August 2022, the Founder Parties and Sponsor A considered for discussion purposes a price to be paid to shareholders of the Company of US$5 per ADS (equivalent to US$1 per Share) (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the prices quoted above).
From mid-August 2022, there were no further discussions between the Founder Parties and Sponsor A and, on November 4, 2022, Mr. Tang Jian provided written notice to Sponsor A formally terminating any ongoing understanding or discussion with respect to the proposed transaction. No proposal was made to the Board by any party as a result of the discussions between Sponsor A and the Founder Parties due to, among other reasons, uncertainty of value and lack of viable financing plans at the time to effect a potential transaction.
Other than the foregoing discussions with Sponsor A, while the Company’s management had discussions from time to time with third parties regarding possible options over the past years, no such discussions resulted in any specific proposals for a strategic transaction prior to the events described below.
Prior Preliminary Discussions with Third Parties
On September 23, 2021, the Board received a preliminary non-binding indicative proposal dated September 23, 2021 (the “September Proposal”) from PAG Pegasus Fund LP (acting through its general partner, PAG Pegasus GP Limited) and/or its designated affiliates, entities and co-investors (“PAG Pegasus”) and Oasis Management Company Ltd (“Oasis”) and/or its designated affiliates, entities and co-investors (collectively, the “September Proposal Proposing Buyers”) to acquire all of the outstanding shares of the Company (other than those shares held by the members of management and other strategic shareholders of the Company that may be rolled over in connection with the September Transaction) for US$6.75 per ADS in cash, subject to certain terms and conditions set forth in the September Proposal (the “September Transaction”) (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the prices quoted above did not reflect such adjustment). According to the September Proposal, the September Proposal Proposing Buyers intended to fund the consideration payable with equity financing to be provided by investment funds managed or controlled by and/or affiliated with the September Proposal Proposing Buyers and debt financing. In connection with the receipt of the September Proposal, the Chairman and Mr. Wing Hong Sammy Hsieh indicated to the Board that they had not made any determination as to whether or not they would participate in the September Transaction.

On September 24, 2021, the Company issued a press release announcing its receipt of the September Proposal and furnished the press release as an exhibit to its current report on form 6-K with the SEC.
Following the receipt of the September Proposal, the Board received proposals from and/or conducted interviews with multiple investment banks and law firms that had expressed interest in being considered for the roles of financial advisor and legal counsel to the Special Committee, respectively.
On October 5, 2021, the Company entered into a customary confidentiality agreement with Oasis.
On October 6, 2021, in light of the Board’s receipt of the September Proposal, the Board convened a meeting by telephone to discuss the September Proposal. During the meeting, the attending directors discussed, among other matters, the need to form a special committee of the Board to evaluate the September Transaction or any other potential alternative transaction involving the Company (each, a “Potential Transaction”), even though the Chairman and Mr. Wing Hong Sammy Hsieh had not made any determination as to whether or not they would participate in any Potential Transaction, and the various qualifications and independence of the directors of the Company to serve on such special committee. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish an independent committee consisting of directors who are independent and not members of the Company’s management (the “Special Committee”), to evaluate and take actions in respect of any Potential Transaction. The Board discussed that the Special Committee would consist of independent directors Mr. Dylan Huang, Mr. Lub Bun Chong, Mr. Matthew Chu Pong Fong and Mr. Philip Kan. At such meeting, after deliberations on relevant factors, including experience in similar transactions, qualifications, reputation and independence, the Board also shortlisted three financial advisors, including Nomura International (Hong Kong) Limited (“Nomura”), to act as financial advisor to the Special Committee.
On October 7, 2021, the Company entered into a customary confidentiality agreement with PAG Pegasus.
On October 12, 2021, the Board convened another meeting by telephone. During the meeting, the attending directors discussed and resolved to, among other matters, formally establish the Special Committee. The Special Committee was granted, by way of a unanimous vote cast by all members of the Board present at the meeting, the power and authority to, take any and all actions with respect to a Potential Transaction (including, without limitation, the sale of a portion or all of the outstanding shares of the Company, the sale of a portion or all of the assets of the Company or maintaining the Company’s current status as a reporting company). Specifically, the Board authorized the Special Committee to, among other things, (i) elect its chairman, (ii) undertake any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company of the terms and conditions of any Potential Transaction, (iii) take any and all actions and to do or cause to be done any or all things that may appear to the Special Committee to be necessary or advisable with respect to any Potential Transaction with the same effect as if the Board had taken such action or done or caused such things to be done, (iv) retain any legal counsel, financial advisor, and other consultants and agents as the Special Committee deems necessary or appropriate to advise it and assist it in connection with fulfilling its duties (including retain Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) as U.S. legal counsel and Nomura as independent financial advisor), (v) access all books, records, and other information and materials of the Company and any documents, reports and studies pertaining to any Potential Transaction as may be useful or helpful in the discharge of the Special Committee’s duties or as may be determined by the Special Committee, and (vi) solicit the views of the Company’s executive, financial and other officers regarding the terms and conditions of any Potential Transaction to assist the Special Committee in its review and evaluation of such terms and conditions.
On October 17, 2021, the Board received another unsolicited preliminary non-binding indicative offer dated October 13, 2021 (the “October Proposal”) from Infinity Equity Management Co. Ltd. and/or its affiliates, managed funds, co-invested entity and through special purpose vehicle to acquire all of the outstanding shares of the Company (other than management-owned shares and those existing shareholders of the Company who elect to roll over) for US$7.50 per ADS in cash, subject to certain terms and conditions set forth in the October Proposal (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the prices quoted above did not reflect such adjustment).
On October 18, 2021, the Company issued a press release announcing its receipt of the October Proposal and furnished the press release as an exhibit to its current report on form 6-K with the SEC.
On October 21, 2021, the Company issued a press release announcing, among other matters, its establishment of the Special Committee to evaluate and consider the September Proposal, the October Proposal and other Potential Transactions that the Company may pursue and the Special Committee’s engagement of Nomura as its financial advisor, and furnished the press release as an exhibit to its current report on form 6-K with the SEC.
On October 29, 2021, the Special Committee convened a meeting by telephone with representatives of Cleary, Nomura and the Company, including the Company’s CFO at that time, Mr. Terence Chi Wai Li. Cleary explained to members of the Special Committee their fiduciary duties under laws of the Cayman Islands in respect of a Potential Transaction. Members of the Special Committee asked various questions regarding their fiduciary duties to which Cleary responded.
From October 2021 to December 2021, with the unanimous approval by the Special Committee, Nomura reached out to certain potential bidders, including but not limited to proposing parties under the September Proposal and October Proposal, to explore a Potential Transaction. As part of the process, the Company entered into customary confidentiality agreements with various potential bidders before sharing any material information related to the bid submission process and/or the Company with such parties. During this time period, in addition to the September Proposal and the October Proposal which proposed to acquire all of the outstanding shares of the Company, certain other parties, including but not limited to the proposing party under the October Proposal, also expressed interest in an alternative Potential Transaction involving the sale of only a certain segment of the Company’s businesses. No party (including the proposing parties under the September Proposal and October Proposal) submitted a final proposal in connection with this first outreach process.
From March 2022 to early May 2022, with unanimous approval by the Special Committee, Nomura reached out to more potential bidders to explore any Potential Transaction. None of the parties (including the proposing parties under the September Proposal and October Proposal) expressed any firm commitment to proceed with a Potential Transaction with the Company.
Discussions with the Buyer Consortium on the Merger
On December 20, 2022, the Buyer Consortium entered into a consortium agreement, pursuant to which the parties thereto proposed to form a consortium to undertake an acquisition and related transactions with respect to the Company and its subsidiaries by which the Company would be delisted from the NASDAQ and deregistered under the Exchange Act. A copy of such consortium agreement was filed as an exhibit to the Schedule 13D (as described below) with the SEC on December 22, 2022 (Eastern Time).
On the same date, the Buyer Consortium submitted a preliminary non-binding proposal (the “Original Consortium Proposal”) to the Board, proposing to acquire all of the outstanding Shares and ADSs of the Company not already owned by the Buyer Consortium (the “Proposed Transaction”) for US$4.0672 per ADS in cash, or US$0.81344 per Share, subject to certain terms and conditions. The Buyer Consortium indicated its intention to fund the consideration payable in the Proposed Transaction with a combination of equity and debt financing.
On the same date, the Company issued a press release announcing its receipt of the Original Consortium Proposal, and furnished the press release as an exhibit to its current report on form 6-K with the SEC.
On December 21, 2022, Prospera Law, LLP (“Prospera”), U.S. legal counsel to the Sponsor Parties, sent to the Special Committee an initial draft of the confidentiality agreement to be entered into between the Company and Rise Chain.
On December 22, 2022, the Special Committee convened a meeting by telephone with representatives of Cleary and the Company, including the Company’s CFO Mr. David Zhang. Cleary explained to members of the Special Committee their fiduciary duties under laws of the Cayman Islands in respect of the Proposed Transaction again given the time that had passed since the Special Committee was formed. Members of the Special Committee asked various questions regarding their fiduciary duties to which Cleary responded. Members of the Special Committee, Cleary and the Company also discussed next steps, including engaging a new financial advisor to assist the Special Committee to evaluate the Proposed Transaction, entering into a confidentiality agreement with Rise Chain, and having the management of the Company set up a working group to assist the Special Committee’s evaluation of the Proposed Transaction. Based on these discussions, members of the Special Committee instructed Cleary to negotiate the draft confidentiality agreement with Prospera and to finalize the confidentiality agreement in due course.
On December 22, 2022 (Eastern Time), the Chairman, Igomax, Mr. Wing Hong Sammy Hsieh and Bubinga jointly filed a Schedule 13D with the SEC in connection with the Original Consortium Proposal. On the same date, Mr. Huang Jianjun and Marine Central Limited also jointly filed a Schedule 13D with the SEC in connection with the Original Consortium Proposal.
From December 2022 to November 2023, (a) representatives of the Buyer Consortium had extensive discussions with representatives of New Age SP II (the “Original Lender”) regarding the feasibility of providing debt financing for the Proposed Transaction, the structure of the Proposed Transaction and terms and conditions of proposed term loan facilities, and (b) Ropes & Gray (“Ropes”) on behalf of Merger Sub as the Original Borrower on the one hand, and Michelman & Robinson, LLP on behalf of the Original Lender on the other hand, negotiated and finalized the Facility Agreement. A copy of the Facility Agreement was filed by the Sponsor Parties as an exhibit to the Schedule 13D/A with the SEC on November 27, 2023 (Eastern Time).
From December 27, 2022 to January 11, 2023, Cleary and Prospera negotiated and finalized the confidentiality agreement.
On January 11, 2023, the Company, at the direction of the Special Committee, and Rise Chain entered into the confidentiality agreement, which contains customary provisions restricting Rise Chain’s disclosure and use of confidential information relating to the Company and the Proposed Transaction and a twelve-month “standstill” provision restricting Rise Chain from acquiring any beneficial ownership in any publicly listed equity securities of the Company or any of its subsidiaries without the Special Committee’s prior written consent.
After the Board’s receipt of the Original Consortium Proposal, the Special Committee, with assistance from Cleary and the Company’s working group, considered proposals from multiple investment banks that had expressed interest in acting as financial advisor to the Special Committee in connection with the Proposed Transaction. After due consideration of the qualifications, experience, reputation and other characteristics of each potential financial advisor candidate, on January 17, 2023, the Special Committee retained Houlihan Lokey as its financial advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction.
On January 20, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. Cleary explained to the Special Committee the key steps and illustrative timetable of the Proposed Transaction and reiterated the key duties, responsibilities and objectives of the Special Committee. The Special Committee asked various questions regarding these topics, to which Cleary responded. Houlihan Lokey then discussed certain factors which in their opinion may affect the actual timeline of the Proposed Transaction and answered related questions from members of the Special Committee. During the meeting, the Special Committee also approved and authorized Houlihan Lokey to start collecting certain financial information of the Company for the purposes of its financial analysis and for Cleary to contact Prospera to discuss next steps in respect of legal workstreams.
On the same date, with approval by the Special Committee, the Company issued a press release announcing the engagement of Houlihan Lokey as financial advisor and Cleary as U.S. legal counsel, respectively, to assist the Special Committee in its evaluation of the Proposed Transaction, and furnished the press release as an exhibit to its current report on form 6-K with the SEC.
On January 31, 2023, at the direction of the Special Committee, Cleary had a telephone meeting with Ropes and Prospera to discuss the Buyer Consortium’s financing plan and due diligence work plan, as well as required documentation with respect to the Proposed Transaction. During the meeting, Ropes and Prospera requested that Cleary formally send a list of the Special Committee’s questions and information requests with respect to the Proposed Transaction to them so that the Buyer Consortium could consider and respond promptly.
On February 1, 2023, in light of the meeting among Cleary, Ropes and Prospera on January 31, 2023, Cleary and Houlihan Lokey prepared a list of key questions and information requests for the Buyer Consortium (the “Questions List”) and Cleary sent such the Questions List as well as a summary of key items contained therein to the Special Committee for review. The Questions List requested that the Buyer Consortium (i) advise the Special Committee of the transaction structure (including the financing plan and material terms) and timeline contemplated by the Buyer Consortium, (ii) confirm that each of the Chairman and Mr. Wing Hong Sammy Hsieh only intends to acquire securities of the Company in the Proposed Transaction and does not intend to sell any of the equity securities of the Company to any other party, and (iii) provide information requests for purposes of the Buyer Consortium’s legal and financial due diligence on the Company. On the same date, Cleary also reported to the Special Committee key points of such meeting by email.
On February 3, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Cleary revisited the key points of its telephone meeting with Ropes and Prospera on January 31, 2023. Houlihan Lokey provided the Special Committee with an update on the progress of Houlihan Lokey’s financial analysis, including the Company’s preparation of management financial projections. Members of the Special Committee reiterated that they would act in the best interests of the Company and timing was essential during the process of the Proposed Transaction. Cleary provided to the Special Committee an estimated timeline of the Proposed Transaction based on Houlihan Lokey’s work progress and Cleary’s experience in transactions of a similar nature. At the same meeting, the Special Committee (i) approved the Questions List and instructed Cleary to send the Questions List to Ropes and Prospera, (ii) instructed Cleary to prepare a protocol for process to establish certain “rules of the road” for the Buyer Consortium and its advisors in their future contacts, communications and discussions with the Company’s management and the Special Committee, and (iii) instructed Cleary to remind the Buyer Consortium and its advisors that any future due diligence requests or other information requests from them should be directed to Cleary and Houlihan Lokey rather than directly sent to the Company or the Special Committee. Following the meeting, on the same date, Cleary sent to Ropes and Prospera the Questions List and a protocol for process.
On February 17, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Cleary and Houlihan Lokey respectively provided the Special Committee with an update on its overall work progress, including Cleary’s ongoing follow-ups with Ropes and Prospera, as well as Houlihan Lokey’s progress in relation to its financial analysis. Members of the Special Committee instructed Cleary to have a call with Ropes and Prospera to touch base about the Buyer Consortium side’s work progress.
On February 21, 2023, Prospera sent to Cleary the Buyer Consortium’s responses to the Questions List. In the responses, the Buyer Consortium confirmed that each of the Chairman and Mr. Wing Hong Sammy Hsieh only intends to acquire securities of the Company in the Proposed Transaction and does not intend to sell any of the equity securities of the Company to any party. Together with the responses, Prospera also sent to Cleary a list of preliminary due diligence requests for the Company. On February 22, 2023, Cleary reported the aforementioned responses to the Special Committee and received the Special Committee’s approval to send the preliminary due diligence requests to the Company’s management for further handling. The preliminary due diligence requests were sent to the Company’s management on the same day.
On February 23, 2023, at the direction of the Special Committee, Cleary had a catch-up call with Ropes and Prospera to exchange their respective work progress.
On February 25, 2023, Prospera sent to Cleary an updated list of due diligence requests, which was sent by Cleary to the Company’s management on February 26, 2023. On February 27, 2023, Cleary sent the Company’s first batch of responses to the diligence requests to Ropes and Prospera.
On March 3, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey provided the Special Committee with an update on its overall work progress, including the progress in relation to its financial analysis and the Company’s progress in relation to finalization of management financial projections. In response to the Special Committee’s questions, Houlihan Lokey explained the process and potential methodologies that could be used as part of their financial analysis. Houlihan Lokey also reported to the Special Committee that representatives of Houlihan Lokey and Cleary would have a meeting with the Chairman to have a high-level understanding of the recent business and financial performance of the Company and the Company’s development strategies.
On March 5, 2023, representatives of Houlihan Lokey and Cleary had a meeting with the Chairman to have a high-level understanding of the recent business and financial performance of the Company and the Company’s development strategies as part of Houlihan Lokey’s due diligence process.
On March 16, 2023, Prospera sent to Cleary several due diligence follow-up requests, and Cleary sent these requests to the Company on the same day.
On March 17, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary, Houlihan Lokey and the Company, including the Company’s CFO Mr. David Zhang. During the meeting, Houlihan Lokey reported to the Special Committee the key points discussed at the meeting with the Chairman and provided the Special Committee with an update on its overall work progress, including the progress in relation to its financial analysis.
On March 23, 2023, Cleary sent the Company’s responses to the outstanding diligence requests to the Buyer Consortium.
On March 30, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey provided the Special Committee with an update on its overall work progress, including the progress in relation to its financial analysis and the Company’s progress in relation to finalization of management financial projections. In response to the Special Committee’s inquiries, Houlihan Lokey explained the estimated timeline for it to wrap up its preliminary financial analysis, and Cleary explained to the Special Committee the typical timeline for counsels to prepare transaction documents in connection with the Proposed Transaction.
On April 21, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey reported to the Special Committee the progress on their financial analysis. Houlihan Lokey, Cleary and the Special Committee then discussed market practice on the use, and pros and cons, of a pre-signing market check and a post-signing “go shop” as well as a “majority of the minority” vote requirement. Members of the Special Committee asked various questions, to which representatives of Houlihan Lokey and Cleary answered. The Special Committee then instructed Houlihan Lokey to request an increase in the offer price from the Buyer Consortium and in the meantime to continue to prepare the financial analysis based on the financial projections to be provided by the Company’s management and finalized audited financials for the year ended December 31, 2022.
Following the Special Committee meeting, on the same date, per the Special Committee’s request, Houlihan Lokey sent to the Special Committee a market check fee proposal for the Special Committee’s consideration.
On April 24, 2023, Houlihan Lokey received the Company’s draft financial projections (the “April Financial Projections”) from the Company’s management and shared the April Financial Projections with the Special Committee and Cleary.
On April 25, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey, based on its due diligence with Company management, gave the Special Committee a presentation of the April Financial Projections and explained the key assumptions to the Special Committee. Members of the Special Committee asked various questions about the April Financial Projections, to which Houlihan Lokey responded. The Special Committee then authorized Houlihan Lokey to (i) proceed with its financial analysis based on the April Financial Projections, (ii) request the Buyer Consortium to increase the offer price, and (iii) initiate the pre-signing market check process.

Following the Special Committee meeting, on the same date, Cleary reached out to Prospera to request the contact information of the Buyer Consortium so that Houlihan Lokey could initiate its discussions with the Buyer Consortium on the offer price.
On April 27, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. At the meeting, Houlihan Lokey introduced to the Special Committee the list and background of the financial investors and strategic investors that would be invited to participate in the pre-signing market check. Members of the Special Committee asked various questions about the pre-signing market check process, including, among other matters, the confidentiality and sensitivity of the process, detailed steps and estimated timing of the process, to which Houlihan Lokey responded. At the same meeting, the Special Committee instructed Houlihan Lokey to consult with the Company’s management to confirm if it is appropriate to invite certain potential competitors of the Company to participate in the pre-signing market check. Following the Special Committee meeting and per subsequent discussion with Company management, Houlihan Lokey initiated the pre-signing market check process. In the pre-signing market check process, Houlihan Lokey included three potential strategic buyers and nine potential financial buyers and excluded certain potential competitors of the Company (due to their constraints on financial capability or the potential material business risks that disclosure of the Company’s information to them may bring to the Company’s operations).
On May 5, 2023, per the Special Committee’s request, Houlihan Lokey sent an email to Prospera and Ropes and encouraged the Buyer Consortium to submit a revised and improved offer to increase the offer price.
On May 24, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey reported the results of the pre-signing market check. Houlihan Lokey contacted twelve potential investors and none of the potential investors indicated any interest in pursuing a transaction with the Company. Houlihan Lokey then reported to the Special Committee that it had a discussion with representatives of the Buyer Consortium where it requested the Buyer Consortium to increase the offer price and presented its reasons for such request, and said Houlihan Lokey was waiting for the Buyer Consortium’s feedback on the offer price increase request before concluding its financial analysis. Members of the Special Committee asked various questions, to which Houlihan Lokey responded.
On May 30, 2023, Prospera on behalf of the Buyer Consortium replied to Houlihan Lokey and declined the Special Committee’s request to increase the offer price. The Buyer Consortium did not provide detailed reasons for such declination except for noting that their decision was made based on the Company’s latest financial positions (in particular its current cash and liabilities) and the Buyer Consortium’s internal assessment of the Company’s potential future financial performance, coupled with prevailing market conditions.
On June 6, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey presented its preliminary review of the financial information of the Company as of March 31, 2023 and further explained the methodologies and assumptions that it was considering using in their analyses. At the same meeting, the Special Committee instructed Houlihan Lokey to ask the Buyer Consortium to reconsider increasing the offer price and provide more detailed reasons and explanations with respect of its position. On June 7, 2023, Houlihan Lokey reached out to the Buyer Consortium through Prospera on such basis.
On June 16, 2023, the Buyer Consortium sent two supplemental due diligence requests, and Houlihan Lokey reported such requests to the Special Committee and noted that Houlihan Lokey would ask the Company’s management to provide the requested information.
On July 6, 2023, in response to Houlihan Lokey’s request to the Buyer Consortium in respect of a price increase, Prospera on behalf of the Buyer Consortium sent to Houlihan Lokey a response letter, according to which the Buyer Consortium reiterated that the Original Consortium Proposal continues to reflect the Buyer Consortium’s position with regards to the proposed privatization of the Company and provided several reasons for its conclusion. According to the response letter, as a gesture of goodwill to further parties’ discussion and facilitate a decision, the Buyer Consortium increased its offer price to US$4.08 per ADS (the “Revised Consortium Proposal”).

On July 26, 2023, Houlihan Lokey received updated draft financial projections (the “July Financial Projections”) prepared by the Company’s management which covers financial years from 2023 to 2028 and shared the July Financial Projections with the Special Committee for its review and consideration.
On July 28, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey reported to the Special Committee the key items in the July Financial Projections and compared key differences between the July Financial Projections and the April Financial Projections.
On August 2, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey revisited the key items in the July Financial Projections and explained to the Special Committee the key changes since the April Financial Projections. Thereafter, at the same meeting, the members of the Special Committee and Houlihan Lokey had extensive discussions on the July Financial Projections. Based on such discussions, the Special Committee authorized and directed Houlihan Lokey to further discuss various queries raised by the members of the Special Committee with the Company’s management, including requesting management to provide more detailed data to support the assumptions underlying the July Financial Projections. Following the meeting, Houlihan Lokey reached out to the Company’s management on such basis.
On August 9, 2023, Houlihan Lokey received the further updated draft financial projections (as subsequently adjusted, the “August Financial Projections”) prepared by the Company’s management based on the queries and input of the Special Committee and shared such further updated draft projections with the Special Committee. The changes mainly include the projected 2024 revenue growth rate of enterprise solutions business, and the projected gross margin of enterprise solutions business from 2024 to 2028, as well as the assumption of significant cut in headcount despite of the projected continuous growth of revenue from 2024 to 2028. These changes were made by the Company’s management considering the significantly under-expected performance of enterprise solutions business in the first half year of 2023, fierce competition of the enterprise solutions business, difficulty for the Company to raise new funds for business expansion, slow economy recovery in China, and low consumption sentiment, among other factors.
On August 11, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Houlihan Lokey reported to the Special Committee the key items in the August Financial Projections and explained to the Special Committee the key changes since the July Financial Projections. Thereafter, at the same meeting, the members of the Special Committee and Houlihan Lokey had extensive discussions on the August Financial Projections. Based on such discussions, the Special Committee authorized and adopted the August Financial Projections and directed Houlihan Lokey to proceed with its financial analyses based on such projections and reminded the Company’s management to share such projections with the Buyer Consortium. At the same meeting, the Special Committee also authorized and directed Cleary to start preparing the draft Merger Agreement for the Proposed Transaction.
On August 24, 2023, Cleary reached out to Prospera and Ropes to check, among other matters, (i) the status of the equity commitment and the debt financing from potential financing sources for the Proposed Transaction and (ii) whether any additional parties had joined the Buyer Consortium. Prospera replied to the aforesaid inquiries on August 25, 2023. In the same communication on August 24, 2023, Cleary also requested Prospera and Ropes to provide initial drafts of the equity commitment letter, debt commitment letter (and other related financing agreements) and support agreement for the Special Committee’s review.
From August 19, 2023 to August 31, 2023, Cleary prepared an initial draft of the Merger Agreement and sent the draft to the Special Committee and Houlihan Lokey respectively for their review. Cleary also sent the initial draft of the Merger Agreement to the Company’s management to solicit their views on the warranties and interim covenants of the Company in the draft Merger Agreement.
On August 28, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. During the meeting, Cleary walked the Special Committee through the key issues in the draft Merger Agreement and questions for the Special Committee. Members of the Special Committee asked various questions, including precedent analysis regarding the amounts of the Company

Termination Fee and the Parent Termination Fee, to which Cleary and Houlihan Lokey answered. The Special Committee then instructed Cleary to revise the draft Merger Agreement per the Special Committee’s feedback.
On August 29, 2023, Prospera sent an initial draft of the Equity Commitment Letter to Cleary.
On August 30, 2023, Prospera sent to Cleary an initial draft of the Support Agreement and a term sheet outlining the preliminary key terms of the Buyer Consortium’s proposed debt financing arrangement.
On August 31, 2023, with unanimous approval by the members of the Special Committee, Cleary sent the draft Merger Agreement to Prospera and Ropes. Material terms in the draft Merger Agreement included, among other things: (i) the representations and warranties of the Company, on the one hand, and of Parent and Merger Sub, on the other hand, (ii) the interim covenants of the Company, (iii) the Company’s right of post-signing “go-shop”, (iv) the circumstances under which the Board would be permitted to change its recommendation to the shareholders of the Company to vote in favor of the Merger, (v) the closing conditions, including a condition to the obligations of the Company, Parent and Merger Sub to consummate the Merger that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger shall have been authorized and approved by holders of a majority of the outstanding Shares not beneficially owned by the Rollover Shareholders (the “Majority of Minority Vote Closing Condition”), and (vi) an amount of Parent Termination Fee of US$2,400,000 and an amount of Company Termination Fee of US$1,200,000, as well as the trigger events for the payment of the Parent Termination Fee and the Company Termination Fee, respectively.
On the same date, Cleary reported to the Special Committee via email that it has reviewed the initial drafts of the Support Agreement and Equity Commitment Letter and provided comments according to market practice. Cleary also sent to the Special Committee a summary of the key terms of these two documents. In the same email, Cleary also reported to the Special Committee that it has prepared an initial draft of the Limited Guarantee and explained the purpose of this document.
On September 1, 2023, with unanimous approval by the members of the Special Committee, Cleary sent to Prospera and Ropes (i) its comments on the draft Support Agreement and the draft Equity Commitment Letter, (ii) the draft Limited Guarantee, and (iii) its comments on the debt financing key terms.
On September 4, 2023, Prospera replied to Cleary that the Buyer Consortium had no further comment on the draft Equity Commitment Letter and only had one comment on the draft Support Agreement, which was thereafter accepted by Cleary.
On September 5, 2023, in connection with substantial finalization of the Equity Commitment Letter, Cleary asked Prospera and Ropes to advise on the source of funding from Rise Chain as the Sponsor and Mr. Huang Jianjun as the Sponsor Shareholder under the Equity Commitment Letter. On November 7, 2023, in response to Cleary’s request, Prospera sent to Cleary evidence of the financial capacity of Rise Chain. In the same communication on September 5, 2023, Cleary also requested Prospera and Ropes to provide a draft Interim Investors Agreement for the Special Committee’s review.
During September 4, 2023 to November 17, 2023, Prospera raised several questions and follow-up questions about the share count of the Company, including proposed treatment of options and RSUs of the Company, and the Company and Cleary worked on such questions and replied to Prospera.
During September 7, 2023 to November 17, 2023, Prospera raised several follow-up requests related to the Buyer Consortium’s due diligence on the Company, and the Company and Cleary worked on such requests and replied to Prospera.
On September 8, 2023, Prospera reached out to Houlihan Lokey and requested a formal response from the Special Committee in regard to the Revised Consortium Proposal.
On September 9, 2023, with unanimous approval by the members of the Special Committee, Houlihan Lokey replied to Prospera that (i) the Special Committee was fully engaged in the evaluation process, diligently reviewing the Buyer Consortium’s proposal and (ii) the Special Committee requested the Buyer Consortium’s feedback on the transaction documents and financing arrangements, and said it would take all of these into account in the deliberations and decision regarding the Revised Consortium Proposal.
On September 12, 2023, Prospera and Ropes provided a markup of the draft Merger Agreement to Cleary.
On September 13, 2023, Cleary provided to the Special Committee an issues list listing the Buyer Consortium’s positions on the key issues of the Merger Agreement provided by Prospera and Ropes, which included, among other things: (i) deletion of the Majority of Minority Vote Closing Condition, (ii) deletion of Co-Founders knowledge qualifiers for the representations and warranties of the Company and deletion of the Company’s SEC disclosure qualifiers for certain representations and warranties of the Company, (iii) additional interim covenants of the Company, (iv) a shorter post-signing “go-shop” period, (v) removal of the Company’s right to terminate the Merger Agreement in the event of a Change in Company Recommendation in light of an Intervening Event, and (vi) amounts of the Parent Termination Fee and Company Termination Fee of US$1,200,000 and US$600,000, respectively.
On September 14, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. At the meeting, Cleary explained the Buyer Consortium’s positions on the key issues in the Merger Agreement. Based on these discussions, the Special Committee instructed Cleary to prepare a key issues list specifying the Special Committee’s positions on material issues in the Merger Agreement and send it to the Buyer Consortium.
On the same date, Cleary circulated such key issues list to Prospera and Ropes.
On September 20, 2023, Cleary, Prospera, Ropes and representatives from the Company and the Buyer Consortium convened a meeting by telephone to discuss the key issues list of the Merger Agreement circulated by Cleary on September 14, 2023, and the parties exchanged essential positions on the key issues of the Merger Agreement during the meeting.
On September 25, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary. At the meeting, Cleary explained the Buyer Consortium’s positions on the key issues of the Merger Agreement pursuant to the meeting on September 20, 2023. Based on these discussions, the Special Committee instructed Cleary to prepare markups on the draft Merger Agreement and send it to the Buyer Consortium.
On September 26, 2023, Cleary circulated a revised draft Merger Agreement to Prospera and Ropes, which, among other things, (i) insisted on the Majority of Minority Vote Closing Condition, (ii) insisted on Co-Founders knowledge qualifiers for the representations and warranties of the Company, (iii) accepted the deletion of the Company’s SEC disclosure qualifiers for certain representations and warranties of the Company, (iv) accepted additional interim covenants of the Company proposed by the Buyer Consortium but revised certain monetary thresholds proposed by the Buyer Consortium and added certain qualifiers and exceptions, (v) stipulated a longer post-signing “go-shop” period as agreed between the Special Committee and the Buyer Consortium, (vi) insisted on the Company’s right to terminate the Merger Agreement in the event of a Change in Company Recommendation in light of an Intervening Event but offered a termination fee of US$900,000 to be provided by the Company in such scenario, and (vii) stipulated the amounts of the Parent Termination Fee and Company Termination Fee of US$1,800,000 and US$900,000, respectively.
On October 6, 2023, Prospera and Ropes circulated further comments on the revised draft Merger Agreement to Cleary.
On October 9, 2023, Cleary prepared an updated key issues list of the Merger Agreement for the Special Committee, which reflects the Buyer Consortium’s key positions on the draft Merger Agreement circulated by Prospera and Ropes on October 6, 2023, including, among other things, (i) deletion of the Majority of Minority Vote Closing Condition, (ii) deletion of Co-Founders knowledge qualifiers for the representations and warranties of the Company and a narrower definition of “knowledge” of Co-Founders which is limited to Co-Founders’ actual knowledge only, (iii) deletion of the Company’s right to terminate the Merger Agreement in the event of a Change in Company Recommendation in light of an Intervening Event, and (iv) amounts of the Parent Termination Fee and Company Termination Fee of US$1,800,000 and US$1,200,000, respectively.

On October 11, 2023, Prospera circulated comments on the draft Limited Guarantee to Cleary. From October 11 to November 4, 2023, Prospera and Cleary exchanged comments and substantially finalized the Limited Guarantee.
On October 13, 2023, Ropes circulated a draft Facility Agreement with respect to the Buyer Consortium’s proposed debt financing arrangement to Cleary.
On October 16, 2023, Cleary prepared a summary of the draft Facility Agreement for the Special Committee.
On October 20, 2023, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. At the meeting, Cleary explained the Buyer Consortium’s positions on the key issues of the Merger Agreement pursuant to the latest draft Merger Agreement circulated by Prospera and Ropes on October 6, 2023. Based on these discussions, the Special Committee instructed Cleary to update the key issues list of the Merger Agreement specifying the Special Committee’s positions on material issues in the Merger Agreement and send it to the Buyer Consortium.
On the same date, Cleary circulated the updated key issues list of the Merger Agreement to Prospera and Ropes.
On November 1, 2023, Prospera and Ropes circulated the Buyer Consortium’s positions on the updated key issues list of the Merger Agreement to Cleary.
On November 3, 2023, Cleary, Prospera, Ropes and representatives of the Company and the Buyer Consortium discussed by telephone the outstanding key issues of the Merger Agreement.
On the same date, the Special Committee convened a meeting by telephone with representatives of Cleary and Houlihan Lokey. At the meeting, Cleary explained the Buyer Consortium’s positions on the key issues of the Merger Agreement pursuant to the latest key issues list of the Merger Agreement circulated by Prospera and Ropes on November 1, 2023 and the discussions at the telephone meeting among Cleary, Prospera and Ropes on November 3, 2023, including, among other things, warranties of the Company, liability for actions taken at the direction of the Parent or the Merger Sub and termination fee. Based on these discussions, the Special Committee instructed Cleary to prepare markups on the draft Merger Agreement and send it to the Buyer Consortium.
On November 4, 2023, Cleary circulated a further revised draft Merger Agreement to Prospera and Ropes, which, among other things, (i) accepted deletion of the Majority of Minority Vote Closing Condition, (ii) accepted deletion of Co-Founders knowledge qualifiers for the representations and warranties of the Company but added that the representations and warranties of the Company shall be qualified by reference to any information of which Rise Chain has knowledge, (iii) accepted deletion of the Company’s right to terminate the Merger Agreement in the event of a Change in Company Recommendation in light of an Intervening Event, and (iv) accepted amounts of the Parent Termination Fee and Company Termination Fee of US$1,800,000 and US$1,200,000, respectively.
On November 9, 2023, Prospera circulated a revised draft Support Agreement to Cleary, and the names and share numbers of Rollover Shareholders (other than Buyer Consortium) were added in Schedule A of such Support Agreement.
On November 13, 2023, Prospera and Ropes circulated further comments on the draft Merger Agreement to Cleary.
On the same date, Prospera circulated a draft Interim Investors Agreement to be entered into by and among the Founder Parties, the Sponsor Parties, Parent and Merger Sub.
From November 13, 2023 to November 22, 2023, Cleary, Prospera and Ropes continued to negotiate and exchange drafts of the Merger Agreement and substantially finalized the draft.
On November 19, 2023, Prospera circulated a finalized draft of the Facility Agreement together with relevant equitable mortgage to Cleary. On November 23, 2023, at the request of Cleary, Prospera sent to

Cleary a binding commitment letter executed by New Age SP II as evidence of the lender’s funding capability under the Facility Agreement.
On November 21, 2023, the Company’s management adjusted the revenue and gross profit margin for 2023 to 2028 in the August Financial Projections because the Company’s revenue in the third quarter of 2023 was slightly higher than the management’s prior expectation and the Company’s gross profit margin in the third quarter of 2023 was lower than the management’s prior expectation. The Special Committee approved that Houlihan Lokey take into account such adjustments for its financial analyses.
On November 23, 2023, the Special Committee convened a meeting by video conference with representatives of Cleary and Houlihan Lokey. Cleary reviewed with the members of the Special Committee the key terms of the Merger Agreement and also delivered to the members of the Special Committee brief summaries of the Limited Guarantee, Facility Agreement, Support Agreement and Equity Commitment Letter. Thereafter, at the request of the Special Committee, Houlihan Lokey made a presentation on its financial analysis of the Company, where it reviewed and discussed its analyses based on the increased offer price of US$4.08 per ADS (or US$0.816 per Share). Thereafter, at the request of the Special Committee, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion to the Special Committee dated November 23, 2023), that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the Per Share Merger Consideration proposed to be paid to the holders of Shares (other than the Excluded Shares and the Dissenting Shares) is fair, from a financial point of view, to such holders, and the Per ADS Merger Consideration proposed to be paid to the holders of ADSs (other than ADSs representing the Excluded Shares) is fair, from a financial point of view, to such holders. Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” for additional information regarding the financial analysis performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the Special Committee. The full text of the written opinion of Houlihan Lokey to the Special Committee, dated November 23, 2023, is attached as Annex C to this Proxy Statement. Following a discussion of the key terms of the Merger Agreement, Limited Guarantee, Facility Agreement, Support Agreement and Equity Commitment Letter, as well as Houlihan Lokey’s presentation of its financial analyses and opinion, the Special Committee unanimously resolved to approve the Merger Agreement, the Plan of Merger and the Limited Guarantee, each substantially in the form of the drafts presented to the Special Committee, and the Transactions, including the Merger, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger.
Following the meeting of the Special Committee, the Board convened a meeting on November 24, 2023, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled “Special Factors — Reasons for the Merger and Position of the Special Committee and the Board,” the Board unanimously (i) determined that it is fair to, and in the best and commercial interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into the Merger Agreement and the Plan of Merger and consummate the Transactions, including the Merger, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement, and (iii) resolved to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares at the Shareholders Meeting.
On November 24, 2023 and after the Board meeting, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, and the applicable parties executed and delivered the Limited Guarantee, Facility Agreement, Support Agreement, Equity Commitment Letter and Interim Investors Agreement.
Later on the same day, the Company issued a press release announcing the execution of the Merger Agreement and furnished the press release as an exhibit to its current report on Form 6-K furnished to the SEC.

Reasons for the Merger and Recommendation of the Special Committee and the Board
The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.
In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters. The Company is also required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, lenders and vendors would have ready access to such disclosed information, which may help them compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.
At a meeting on November 23, 2023, the Special Committee, after consultation with its independent financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best and commercial interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, including the Merger, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.
At a meeting on November 24, 2023, after careful consideration and upon the unanimous recommendation of the Special Committee, the Board, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best and commercial interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, to the shareholders of the Company, and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.
In the course of reaching their determination, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their determination that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to, and in the best and commercial interests of the Company and the Unaffiliated Security Holders and their recommendation that the Merger Agreement the Plan of Merger and the consummation of the Transactions, including the Merger, be authorized and approved, by the Board and the shareholders of the company, respectively. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:
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the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

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the challenges faced by the Company, including, among others:

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the potential adverse effects on the Company’s business, financial condition and results of operations caused by the general economic slowdown in China and globally and the challenges in the macroeconomic environment, which could reduce customers’ demands of and abilities to pay for the Company’s solution services;

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intense competition in the markets in which the Company participates;

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susceptibility to adverse developments in the industries in which the Company’s clients operate, such as gaming industries;

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possibilities that additional capital may not be available to the Company on favorable terms or may not be available at all;

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the geopolitical and economic risks associated with the Company’s business and the market for the Company’s ADSs in light of current relations between China and the United States and the potential for degradation of the relationship between the two countries;

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significant challenges faced by the Company in obtaining additional equity financing from the capital market as a Chinese concept stock with a small market capitalization;

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the estimated forecasts of the Company’s future financial performance prepared by the Company’s management (and the risks associated with meeting these forecasts and the possible future value of the Shares if such forecasts are, or are not, met), together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

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the current and historical market prices of the ADSs, and the fact that the Per ADS Merger Consideration offered to the Unaffiliated Security Holders represents (i) a premium of approximately 3.3% to the closing price of the Company’s ADSs on December 19, 2022, the last trading day prior to the Company’s announcement of its receipt of the Original Consortium Proposal, and (ii) a premium of approximately 20% to the volume-weighted average closing price of the Company’s ADSs during the last 90 trading days prior to December 19, 2022;

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the lowest closing price during the 52-week period prior to December 20, 2022, which is the date on which the Company announced its receipt of the Original Consortium Proposal, was as low as US$2.12 per ADS (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the prices quoted above);

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the limited trading volume of the ADSs on NASDAQ;

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the costs of regulatory compliance for public companies;

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the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters;

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the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

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the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded entity and the perceived risks of that alternative), the range of potential benefits to the Unaffiliated Security Holders of the possible alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of any sale of the Company to another buyer being consummated, given (x) the percentage ownership beneficially held by the Buyer Group and the intention of each of the Founder Parties, who are also members of the Buyer Group, to not sell their and their affiliates’ respective Shares in any other transaction involving the Company (as expressly affirmed by the Founder Parties throughout the process of negotiating the Merger) and (y) the fact that during April to May 2023 Houlihan Lokey had conducted a pre-signing market check pursuant to the Special Committee’s instructions but none of the 12 potential buyers which received an invitation letter from Houlihan Lokey indicated its interest in participating in an alternative transaction involving the Company, and (ii) the business, competitive, industry and market risks if the Company continues to operate as an independent publicly traded company, including the risk of not being able to raise sufficient capital in the current market environment to meet the Company’s anticipated capital requirements due to its operating losses and additional expenditures as a listing company;
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the lack of viability of any transaction with a third party given (i) the voting power of the Company beneficially held by the Buyer Group, which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval, and the fact that none of the Founder Parties, who are also members of the Buyer Group, intends to sell their stake in the Company to any third party, as expressly affirmed by the Founder Parties throughout the process of negotiating the Merger, and (ii) the fact that during April to May 2023 Houlihan Lokey had conducted a pre-signing market check pursuant to the Special Committee’s instructions but none of the 12 potential buyers which received an invitation letter from Houlihan Lokey indicated its interest in participating in an alternative transaction involving the Company;

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the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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the possibility that it could take a considerable period of time before the trading price of ADSs would reach and sustain at least the Per ADS Merger Consideration of US$4.08, as adjusted for present value, and the possibility that such value might never be obtained;

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the negotiations with respect to the merger consideration and the fact that the Special Committee was able to negotiate an increase in the offer price from US$4.0672 per ADS or US$0.81344 per Share offered in the Original Consortium Proposal to US$4.08 per ADS or US$0.816 per Share, representing an increase of 0.3%;

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the Special Committee’s belief that, following negotiations with the Buyer Consortium, US$4.08 per ADS or US$0.816 per Share was the highest price that the Buyer Consortium would agree to pay;

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the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the fact that Parent and Merger Sub had obtained equity and debt financing commitments for the Merger, the conditions to the financing and the reputation of the financing sources;

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the limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of any financing condition in the Merger Agreement, and the fact that only customary SEC and Cayman Islands filings, in addition to shareholder approval, are required to be made in order to consummate the Merger;

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the Company’s ability, in certain circumstances as set out in the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including the consummation of the Merger; and

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the fact that the Rollover Shareholders, who hold approximately 35% of the total issued and outstanding Shares, representing approximately 69% of the total voting power of the outstanding Shares, have each duly executed and entered into the Support Agreement, pursuant to which each Rollover Shareholder has agreed to vote all the Shares and securities held by him or it in favor of the Merger, subject to, and in accordance with, the terms and conditions of the Support Agreement;

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the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$1,800,000 (see “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 115 for additional information) and the guarantee of such payment obligation by Rise Chain (as the Guarantor) pursuant to the Limited Guarantee;

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the financial analysis reviewed by Houlihan Lokey with the Special Committee, as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on November 23, 2023 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated November 23, 2023, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, factors and matters considered and assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion (See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 65 for additional information). The Special Committee notes that the opinion delivered by Houlihan Lokey addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares);

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the fact that, since the Company’s announcement of its receipt of the Original Consortium Proposal on December 20, 2022, and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Houlihan Lokey expressing an interest in exploring an alternative transaction with the Company;

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the Special Committee’s belief that it was fully informed about the extent to which the interests of the Rollover Shareholders in the Merger differ from those of the Unaffiliated Security Holders;

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the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, both globally and in the countries where the Company conducts business, which could negatively affect the Company’s financial performance; and

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the potential for continued depreciation of the Renminbi and the resulting negative impact on the valuation of the Company in U.S. dollar terms.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:
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the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of four independent directors, and that no limitations were placed on the Special Committee’s authority;

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in considering the Transactions, including the Merger, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Consortium and their advisors on behalf of the Unaffiliated Security Holders;

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all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation in the ordinary course (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

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the Special Committee was assisted in negotiations with the Buyer Consortium and in its evaluation of the Merger by Houlihan Lokey as its independent financial advisor and Cleary as its U.S. legal advisor;

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the Special Committee was empowered to, among other things, review, evaluate and negotiate the terms of the Merger and any Potential Transaction, and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

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the terms and conditions of the Merger Agreement, which were the product of negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and their advisors, on the other hand;

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the Board’s and the Special Committee’s belief that the Company’s obligation to pay Parent the Company Termination Fee of US$1,200,000 under the occasions which are described and explained in more details under “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 115, as well as the right of Parent to match any Superior Proposal (as defined under the Merger Agreement) in accordance with the terms of the Merger Agreement, are reasonable under the circumstances and would not preclude other potential acquirors from making an alternative proposal to acquire the Company if they were interested in making such a proposal;

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the Special Committee held meetings on multiple occasions with its financial and legal advisors to consider and review the terms of the Merger Agreement and the Transactions, including the Merger;

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the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other Transactions;

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the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company’s shareholders of the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose in order to enter into an alternative agreement with respect to an acquisition proposal that is a Superior Proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement;

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the ability of the Special Committee to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement in the event of a Superior Proposal or an Intervening Event;

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the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to the Parent of a termination fee, and accept a Superior Proposal, consistent with the Special Committee’s fiduciary obligations;

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the ability of the Company, the subsidiaries of the Company and their respective representatives to directly or indirectly, initiate, solicit, induce and encourage any Competing Proposal, or facilitate the making, submission or announcement of one or more Competing Proposals from any person or its representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to a Competing Proposal, during the period beginning on November 24, 2023, which is the date of the Merger Agreement, and continuing until the No-Shop Period Start Date or Cut-Off Date (both as defined below), as applicable, in each case in accordance with the terms and conditions set forth in the Merger Agreement; and

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the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under Section 238 of the CICA, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA.

The Special Committee and the Board also considered and balanced against the potential benefits of the Merger a number of potentially adverse factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group and given that the

Rollover Shareholders together hold approximately 69% of the voting power of the total issued and outstanding Shares as of the date of this Proxy Statement, assuming the Rollover Shareholders’ compliance with their voting obligations under the Support Agreement to vote all their Rollover Shares in favor of the special resolutions, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger;
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the significant portion of the voting power of the Shares owned by the Buyer Group, participation by the Founder Parties in the Buyer Group, together with the Founder Parties’ intention to not sell their shares to any third party (as expressly affirmed by the Founder Parties throughout the process of negotiating the Merger), may have deterred, and may continue to deter, other potentially interested parties from proposing to acquire the Company at a price per Share that is higher than US$0.816 or a price per ADS that is higher than US$4.08;

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the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

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the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

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the highest historical closing price of the Company’s ADSs (US$183.00 per ADS) since the Company became publicly listed on December 22, 2017, noting however that market, economic and industry conditions had each changed materially since that time, and the highest closing price of the Company’s ADS (US$49.50 per ADS) during the 52-week period prior to the date on which the Company announced its receipt of the Original Consortium Proposal on December 20, 2022 both exceed the Per ADS Merger Consideration (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the prices quoted above);

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the risks and costs to the Company if the Merger is not consummated, including (i) the potential loss of value to the Company’s shareholders, (ii) the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships, (iii) the potential negative impact on the businesses and operations of the Company, (iv) the potential adverse effect on the market’s perception of the Company’s prospects if the Merger was delayed or not consummated, and (v) the potential decline in the trading price of the Company’s ADSs if the Merger was not consummated and the relative likelihood that it could take a considerable period of time, if ever, before the trading price of ADSs would reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$4.08;

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the Company may be required, under certain circumstances, to pay Parent the Company Termination Fee of US$1,200,000 and reimbursement of certain costs and expense actually incurred or accrued in the event that the Company fails to pay such Company Termination Fee when due together with certain interest on such unpaid Company Termination Fee in connection with termination of the Merger Agreement;

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the Company’s remedy in the event of a breach of the Merger Agreement by Parent and Merger Sub is limited, under certain circumstances, to receipt of the Parent Termination Fee of US$1,800,000 and reimbursement of certain costs and expenses actually incurred or accrued in the event that Parent fails to pay the Parent Termination Fee when due together with certain interest on such unpaid Parent Termination Fee and certain other costs and expenses payable pursuant to the Merger Agreement, and under certain circumstances the Company may not be entitled to a Parent Termination Fee or reimbursement of expenses at all;

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the fact that the Rollover Shareholders and certain directors and officers of the Company may have interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders (see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80 for additional information);

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the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

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the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors — U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes all material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.
The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders because, among other things, (i) that the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsel and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, (c) the pre-signing market check that Houlihan Lokey had conducted pursuant to the Special Committee’s approval during April to May 2023, (d) the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, have been approved by all of the directors who are neither employees of the Company nor affiliated with the management of the Company or the Buyer Group, and (e) the ability of the Company, the subsidiaries of the Company and their respective representatives to directly or indirectly, initiate, solicit, induce and encourage any Competing Proposal, or facilitate the making, submission or announcement of one or more Competing Proposals from any person or its representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to a Competing Proposal during the period beginning on November 24, 2023, which is the date of the Merger Agreement, and continuing until the No-Shop Period Start Date or Cut-Off Date (both as defined below), as applicable, in each case in accordance with the terms and conditions set forth in the Merger Agreement.
In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Houlihan Lokey. These analyses included, among others, historical trading ranges, range of broker target prices, and discounted cash flows analysis. All of the material analyses as presented to the Special Committee on November 23, 2023 are summarized below under the section entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 65. The Special

Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions, including the Merger.
Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believe the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 89. Each of the he Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in the Shares and ADSs” beginning on page 122.
Neither the Special Committee nor the Board, however, consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. See “Where You Can Find More Information” beginning on page 130 for a description of how to obtain a copy of the Company’s Annual Report for the fiscal year ended December 31, 2022.
In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best and commercial interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors — Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s shareholders, including the Rollover Shareholders and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80.
Except as set forth under “Special Factors — Background of the Merger” beginning on page 40, “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 52 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 65, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.
For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best and commercial interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger
Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express his or its belief as to the fairness of the Merger to the Unaffiliated Security Holders.
Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. Members of the Buyer Group have interests in the Merger that are different from, and/or in addition to, those of the other shareholders or holders of ADSs by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 80.
The Buyer Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders.
Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Per ADS Merger Consideration to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 52, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Security Holders:
•
the Per ADS Merger Consideration offered to the Unaffiliated Security Holders represents (i) a premium of approximately 3.3% to the closing price of the Company’s ADSs on December 19, 2022, the last trading day prior to the Company’s announcement of its receipt of the Original Consortium Proposal, and (ii) a premium of approximately 20% to the volume-weighted average closing price of the Company’s ADSs during the last 90 trading days prior to December 19, 2022;

•
the lowest closing price during the 52-week period prior to December 20, 2022, which is the date on which the Company announced its receipt of the Original Consortium Proposal, was as low as US$2.12 per ADS (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the prices quoted above);

•
the members of the Special Committee are not affiliated with any member of the Buyer Group and do not have any financial interests in the Merger different from, and/or in addition to, those of the Unaffiliated Security Holders, other than the members’ receipt of Board compensation in the ordinary course (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement;

•
notwithstanding that the Buyer Group is not entitled to rely upon the opinion provided by Houlihan Lokey to the Special Committee, the Special Committee received an opinion from Houlihan Lokey on November 23, 2023 stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) and the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares and Dissenting Shares) in the Merger was fair to them, from a financial point of view;
•
the Special Committee and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, are fair to and in the best and commercial interests of the Company and its shareholders (other than the holders of Excluded Shares);

•
the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement, including consummation of the Merger;

•
the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Security Holders;

•
the Merger Consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain value for all of their Shares and/or ADSs, without incurring brokerage and other costs typically associated with market sales;

•
the potential for continued depreciation of the Renminbi could negatively impact the valuation of the Company in U.S. dollar terms; and

•
the availability of dissenters’ rights to the Unaffiliated Security Holders who hold their Shares in their own names and comply with all of the required procedures under the CICA for exercising dissenters’ rights, which allow registered shareholders to receive payment of the fair value of their Shares as determined by the Court.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration of US$0.816 and Per ADS Merger Consideration of US$4.08, without interest and net of any withholding taxes, payable in the Merger to the Unaffiliated Security Holders in relation to the going-concern value of the Company.
The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares as an indication of the Company’s going-concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.
The Buyer Group did not establish, and did not consider, a going-concern value for the Company as a public company to determine the fairness of the merger consideration to the Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going-concern value was reflected in the pre-announcement price of the Company’s Shares, the Per Share Merger Consideration of US$0.816 and Per ADS Merger Consideration of US$4.08 represent a premium to the going-concern value of the Company.
The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with or into another company, (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.
The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.

The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
•
the consideration and negotiation of the Merger Agreement on behalf of the Company were conducted entirely under the control and supervision of the Special Committee, which consists of four independent directors, as defined under applicable rules of NASDAQ, each of whom is an outside, non-employee director, and no limitations were placed on the Special Committee’s authority;

•
in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the members of the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

•
all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the Buyer Group; in addition, none of such Special Committee members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members’ receipt of Board compensation in the ordinary course (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and under the Merger Agreement;

•
the Special Committee retained and was advised by an independent financial advisor and an independent legal counsel, each of whom is experienced in advising committees such as the Special Committee in similar transactions;

•
the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Original Consortium Proposal and the Revised Consortium Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

•
since the announcement of the receipt of the Original Consortium Proposal on December 20, 2022 and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Houlihan Lokey expressing an interest in exploring an alternative transaction involving the Company;

•
the Special Committee held meetings regularly to consider and review the terms of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
the recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions;

•
the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, (a) to solicit any Competing Proposal from any third party within 30 days following the execution of the Merger Agreement, and (b) to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal; and

•
the ability of the Special Committee and the Board, subject to compliance with the terms and conditions of the Merger Agreement, to change, withhold, withdraw, qualify or modify their recommendation of the Merger in the event of a Superior Proposal or an Intervening Event.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder of the Company as to how such Unaffiliated Security Holder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.
Certain Financial Projections
The Company’s management provided the August Financial Projections for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2028 to the Special Committee and Houlihan Lokey on August 9, 2023 in connection with the financial analysis of the Merger. On November 21, 2023, the Company’s management adjusted the revenue and gross profit margin for 2023 to 2028 in the August Financial Projections. See “Special Factors — Background of the Merger” beginning on page 40 for additional information. In addition, in connection with Houlihan Lokey’s financial analysis of the Merger, the Company also provided the April Financial Projections and the July Financial Projections for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2028 to the Special Committee and Houlihan Lokey on April 24, 2023 and July 26, 2023, respectively (all these financial projections, together with the August Financial Projections, the “Company Financial Projections”). See “Special Factors —Background of the Merger” beginning on page 40 for additional information. These Company Financial Projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Houlihan Lokey in its financial analysis, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. No member of the Buyer Group was entitled to rely on any of these Company Financial Projections.
The Company Financial Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the Company Financial Projections, our management took into account historical performance, combined with estimates regarding net revenues, adjusted EBITDA, capital expenditures and change in net working capital. Although the Company Financial Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that they believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for our existing and new businesses, the competitive environment, expectations regarding general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these Company Financial Projections.
These Company Financial Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the Company Financial Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Company Financial Projections do not give effect to the completion of the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the Company Financial Projections will be realized, and the actual results may be significantly different from those contained in the Company Financial Projections. Neither the Company’s independent registered public accounting firm, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Financial Projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The August Financial Projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Houlihan Lokey, and are not included in this Proxy Statement in order to induce any holder of Shares or ADSs to vote in favor of authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger or to elect not to exercise their rights to dissent from the Merger pursuant to Section 238 of CICA (to the extent applicable).
The following table sets forth the August Financial Projections prepared by our management and considered by the Special Committee in connection with their analysis of the Merger and Houlihan Lokey in connection with the delivery of its fairness opinion:
(Fiscal Year Ending December 31, dollars in US$ million)	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E
Net Revenues	143.1	153.3	169.9	186.7	202.3	207.3
% Growth	(15.4)%	7.1%	10.8%	9.9%	8.3%	2.5%
Adjusted EBITDA(1)	(35.1)	(12.6)	(5.8)	1.4	6.8	7.8
% of Revenue	(24.5)%	(8.2)%	(3.4)%	0.8%	3.3%	3.8%
Capital Expenditures	0.6	0.6	0.6	0.6	0.6	0.6
% of Revenue	0.4%	0.4%	0.4%	0.3%	0.3%	0.3%
Change in Net Working Capital	2.5	1.1	(2.4)	(2.5)	(0.4)	(1.5)
% of Revenue	1.7%	0.7%	(1.4)%	(1.3)%	(0.2)%	(0.7)%

(1)
Adjusted EBITDA represents net loss before (i) depreciation and amortization, (ii) finance cost, (iii) income tax expense, (iv) other losses, net (except for government grants).

The August Financial Projections included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP. See “Financial Information — Selected Historical Financial Information” beginning on page 120. Adjusted EBITDA is non-GAAP measure that is used by management as supplemental financial measures to evaluate the Company’s operational trends. This metric should be relied upon as an alternative to net loss. Adjusted EBITDA is not defined under U.S. GAAP and, accordingly, it may not be comparable measurement to those used by other companies and should not be relied upon as an alternative to GAAP measures.
In preparing the Company Financial Projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business. The main assumptions underlying these projections are:
•
the demand for marketing solutions and enterprise solutions will continue in line with management’s expectations; and

•
the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the industry, and relevant regulations affecting the Company.

For the foregoing reasons, as well as the bases and assumptions on which these projections were compiled, the inclusion of specific portions of the August Financial Projections in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such projections to be an accurate prediction of future events, and these projections should not be relied on as such an indication.
NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 128 and “Item 3. Key Information — D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 11, 2023 and incorporated by reference into this Proxy Statement.
Opinion of the Special Committee’s Financial Advisor
On November 23, 2023, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated November 23, 2023), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger pursuant to the Merger Agreement, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.
Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger pursuant to the Merger Agreement, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this Proxy Statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.
In arriving at its opinion, Houlihan Lokey, among other things:
•
reviewed the draft Merger Agreement and Plan of Merger dated November 21, 2023;

•
reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including the financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2023 through December 31, 2028;

•
spoke with certain members of the management of the Company regarding the businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

•
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities;

•
reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

•
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration or the Per ADS Merger Consideration pursuant to the Merger Agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft identified above.
Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) negotiate the terms of the Merger, or (b) advise the Special Committee, the Board, or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.
Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee’s evaluation of the Merger, and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof which is subject to, and qualified in its entirety by reference to Houlihan Lokey’s opinion, in this Proxy Statement. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, Parent, and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial projections (and adjustments thereto)prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee and the Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Per Share Merger Consideration or the Per ADS Merger Consideration or of the views of the Special Committee, the Board or management of the Company with respect to the Per Share Merger Consideration, the Per ADS Merger Consideration or the Merger. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, the Parent, any security holder or creditor of the Company, the Parent or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee on the one hand and the Buyer Consortium on the other hand, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.
Financial Analyses
In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on November 23, 2023. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.
The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2023 through December 31, 2028.
Selected Companies Analysis.   Houlihan Lokey considered performing a selected companies analysis. However, due to the limited comparability of the Company to other public companies, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable companies.
Selected Transactions Analysis.   Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.
Discounted Cash Flow Analysis.   Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the financial projections (and adjustments thereto) prepared by the management of the Company. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 2% to 3% to the Company’s projected 2028 unlevered free cash flows, which were adjusted to account for expected levels of taxes in the future. The perpetuity growth rates were derived based on an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 12.5% to 17.5%, which was derived based on certain financial metrics, including betas, capital structures and tax rates for the Company, risk-free rates for the U.S. and China, and size premium data as provided by third party sources. The discounted cash flow analysis indicated an implied per ADS value reference range of US$2.62 to US$3.99 per ADS, as compared to the proposed Per ADS Merger Consideration of US$4.08 per ADS.
Miscellaneous
Houlihan Lokey was engaged by the Special Committee to provide an opinion to the Special Committee as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger pursuant to the Merger Agreement, as of the date of such opinion. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings.
Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fixed fee of US$725,000, US$250,000 of which became payable upon the execution of Houlihan Lokey’s engagement letter,US$150,000 of which became payable upon the Special Committee’s request of Houlihan Lokey to perform market check services, US$75,000 of which became payable when the addendum to Houlihan Lokey’s engagement letter was executed for the additional time and efforts expended by Houlihan Lokey in connection with the Merger, and US$250,000 of which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and its affiliates against certain liabilities and expenses arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Purposes of and Reasons for the Merger
Buyer Group
Under the SEC rules governing “going private” transactions, the Buyer Group is required to express its reasons for the Merger to the Unaffiliated Security Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the purpose of and reasons for the Merger are not intended to be and should not be construed as a recommendation to any holder of Shares or ADSs as to how those holders should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.
For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% of the Company in a transaction in which the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares) will be cancelled in exchange for US$0.816 per Share or US$4.08 per ADS (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after the Shares and ADSs are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.
The Buyer Group decided to undertake the Merger at this time because they want to take advantage of the benefits of the Company being privately held. The Buyer Group believes that the operating environment and the financing market have changed in a significant manner since the Company’s initial public offering (including a number of changes that could negatively impact the Company’s business, financial condition or results of operations, such as the challenges of continuing to raise sufficient capital as a public company in the current market environment to meet the Company’s capital needs, increased competition, fluctuations in interest rate and exchange rate and resulting increase in financing costs) and these changes have increased the uncertainty and volatility inherent in the business model of companies similar to the Company. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business and fundraising decisions focused on improving the Company’s long-term growth opportunity and profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
In the course of considering the going-private transaction, the Buyer Group believes that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to acquire all of the outstanding Shares of the Company at the same time and (ii) it represents an opportunity for the Company’s Unaffiliated Security Holders to immediately realize the value of its investment in the Company at a price of US$0.816 per Share or US$4.08 per ADS (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with and subject to the terms and conditions set forth in the Merger Agreement. The Buyer Group did not consider alternative transaction structures or other alternative means to accomplish the purposes set forth above because no other alternatives would enable them to achieve the same objectives.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$0.816 per Share and US$4.08 per ADS (less $0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement) in each case, in cash, without interest and net of any applicable withholding taxes. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”
Effects of the Merger on the Company
Private Ownership
The ADSs are currently listed on NASDAQ under the symbol “ICLK.”
As a result of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and the Company will cease to be a publicly traded company. The Company will request NASDAQ to file an application on Form 25 with the SEC notifying the SEC of the delisting of the ADSs and underlying Class A ordinary shares on NASDAQ and the deregistration of the Company’s registered securities. The deregistration will become effective 90 days after the filing of Form 25 or such shorter period as may be determined by the SEC. The Company intends to suspend its reporting obligations under the Exchange Act by filing a Form 15 with the SEC in approximately 10 days following the filing of the Form 25. The Company’s obligations to file with the SEC certain reports and forms, including Form 20-F and Form 6-K, will be suspended immediately as of the filing date of the Form 15 and will terminate once the deregistration becomes effective.
At the Effective Time, (a) other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$0.816 without interest and net of any applicable withholding taxes, (b) each ADS (and the Shares underlying such ADSs) issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and ADSs (together with each Share represented by each such ADS) as described in below (c)) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of US$4.08 in cash (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement) without interest and net of any applicable withholding taxes, (c) each ADS, together with each Share represented by each such ADS, which was issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs (as defined below) and/or Vested Company Options (as defined below) and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), shall be cancelled and cease to exist at the Effective Time in exchange for the right to receive the Per ADS Merger Consideration without interest and net of any applicable withholding taxes, and such consideration shall be paid by the Surviving Company or one of its subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, (d) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (e) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA.
At the Effective Time, each Vested Company Option (excluding any Vested Company Option which has been converted into ADSs) will be cancelled and converted into the right to receive from the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, an amount in cash, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration of US$4.08 over the exercise price of such Vested Company Option; provided, that if the exercise price of any such Vested Company Option is equal to or greater than the Per ADS Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no outstanding Unvested Company Option.
At the Effective Time, each Unvested Company RSU will be cancelled in exchange for the right to receive an employee incentive award by Parent to replace such Unvested Company RSU, pursuant to terms and conditions to be determined by Parent, which shall be substantially the same as the terms and conditions (including as to vesting) under the applicable Company Share Plans and the award agreement(s). The Company has no outstanding Vested Company RSUs that has not been converted into ADSs.
For the maximum amount of cash payments to be received by the directors and executive officers of the Company in respect of their Shares, ADSs and Company Options, upon the completion of the merger, see “— Interests of Certain Persons in the Merger — Treatment of Company Equity Awards” beginning on page 81.
Directors and Management of the Surviving Company
The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will become the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
the Per ADS Merger Consideration offered to the Unaffiliated Security Holders represents (i) a premium of approximately 3.3% to the closing price of the Company’s ADSs on December 19, 2022, the last trading day prior to the Company’s announcement of its receipt of the Original Consortium Proposal, and (ii) a premium of approximately 20% to the volume-weighted average closing price of the Company’s ADSs during the last 90 trading days prior to December 19, 2022; and

•
the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger, as well as the uncertainties and risks associated with growing existing and new businesses of the Company, including, among others, as a result of (i) intense competition from other companies, (ii) possibilities that additional capital may not be available to the Company on favorable terms or may not be available at all, (iii) challenges faced in retaining existing or attracting new clients of the Company, (iv) the general economic slowdown in China and globally and the challenges in the macroeconomic environment, which could reduce customers’ demands of and abilities to pay for the Company’s solution services, (v) the geopolitical and economic risks in light of current relations between China and the United States and the potential for degradation of the relationship between the two countries, and (vi) significant challenges faced by the Company in obtaining additional equity financing from the capital market as a Chinese concept stock with a small market capitalization.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 85 for additional information; and

•
the highest historical closing price of ADS was US$183.00 per share since the Company became publicly listed on NASDAQ in 2017, and the highest closing price of the Company’s ADS was US$49.50 per share during the 52-week period prior to the date on which the Company announced its receipt of the Original Consortium Proposal on December 20, 2022 both exceed the Per Share Merger Consideration (noting that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the prices quoted above).
The primary benefits of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•
the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

•
the assumption by Parent of Unvested Company RSUs held by certain directors and executive officers of the Company (including but not limited to 400 Unvested Company RSUs and 200 Unvested Company RSUs held by the Special Committee members Mr. Philip Kan and Mr. Matthew Chu Pong Fong respectively as of the date of this Proxy Statement, in exchange for their respective services as an independent director of the Company), which would enable them to indirectly benefit from any future growth in the revenues, profitability, or overall value of the Company; and

•
the cash compensation at a rate of US$40,000 per year for each member of the Special Committee in exchange for his services as an independent director of the Company (the payments of which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

The primary detriments of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
such directors and executive officers to the extent and in their capacity as holders of Shares that are not Excluded Shares and ADSs, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•
in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the Merger to the Buyer Group include the following:
•
if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

•
the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results but which may not maximize equity value in the long term;

•
the management of the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•
the management of the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•
the Company will be able to introduce new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•
there will be a reduction of the costs and administrative burdens associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

•
all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•
the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group; and

•
an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Loss
Parent and Merger Sub do not currently own any interest in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Surviving Company. The Company’s net loss attributable to the Company’s ordinary shareholders for the fiscal year ended December 31, 2022 was US$200.9 million, and net book value attributable to the Company’s shareholders as of December 31, 2022 was approximately US$79.3 million.
The table below sets out the direct or indirect share in the Company’s net book value and net loss for the parties listed below before and immediately after the Merger, based on the historical net book value and net loss attributable to the Company’s ordinary shareholders as of and for the year ended December 31, 2022.
	Ownership prior to the Merger(1)				Ownership after the Merger
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	US$000%		US$000%		US$000%		US$000%
Igomax Inc. (wholly owned by Jian Tang)	4,073	5.1%	10,291	5.1%	7,978	10.1%	20,213	10.1%
Jian Tang	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Bubinga Holdings Limited (wholly owned by Wing Hong Sammy Hsieh)	3,721	4.7%	9,402	4.7%	7,290	9.2%	18,468	9.2%
Wing Hong Sammy Hsieh	393	0.5%	994	0.5%	770	1.0%	1,952	1.0%
Rise Chain Investment Limited (wholly owned by Huang Jianjun)	—	0.0%	—	0.0%	23,430	29.5%	59,359	29.5%
Marine Central Limited (Controlled by Huang Jianjun)	4,179	5.3%	10,561	5.3%	8,188	10.3%	20,743	10.3%
Huang Jianjun	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Creative Big Limited	4,156	5.2%	10,500	5.2%	8,141	10.3%	20,624	10.3%
Cheer Lead Global Limited	234	0.3%	590	0.3%	458	0.6%	1,160	0.6%
Huge Superpower Limited	1,468	1.9%	3,711	1.9%	2,877	3.6%	7,288	3.6%
Capable Excel Limited	161	0.2%	407	0.2%	316	0.4%	800	0.4%
Infinity Global Fund SPC	182	0.2%	460	0.2%	357	0.5%	904	0.5%
Integrated Asset Management (Asia) Ltd.	7,948	10.0%	20,083	10.0%	15,570	19.6%	39,447	19.6%
Chan Nai Hang	304	0.4%	768	0.4%	595	0.8%	1,508	0.8%
Likeable Limited	147	0.2%	372	0.2%	289	0.4%	732	0.4%
Tsang Hing Sze	59	0.1%	148	0.1%	115	0.1%	292	0.1%
Lau Ying Wai	2	0.0%	5	0.0%	4	0.0%	11	0.0%
Chik Yu Chung Roni	1	0.0%	2	0.0%	2	0.0%	5	0.0%
Tse Kok Yu Ryan	1	0.0%	2	0.0%	2	0.0%	5	0.0%
Imen Yee May Pang	0	0.0%	1	0.0%	1	0.0%	2	0.0%
Zhao Yong	1,304	1.6%	3,294	1.6%	2,554	3.2%	6,471	3.2%
Yang Xin	180	0.2%	454	0.2%	352	0.4%	891	0.4%

Notes:
(1)
Ownership percentages prior to the Merger are based on 49,511,783 Shares issued and outstanding as of the date of this Proxy Statement.

Plans for the Company after the Merger
Immediately following the completion of the Merger, the Buyer Group will beneficially own approximately 100% of the equity interests in the Surviving Company indirectly through Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will (i) cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, and (ii) have more debt than it currently has. See “Special Factors — Financing of the Merger — Debt Financing” beginning on page 77 for additional information.
Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Buyer Group has no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals that they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on October 12, 2021, in response to the receipt of the September Proposal. The Special Committee determined that there was no viable alternative transaction in light of (i) the express intention of the Founder Parties, who are also members of the Buyer Group, not to sell their Shares to any third party (as expressly affirmed by the Founder Parties throughout the process of negotiating the Merger) and the voting power of the Buyer Group (which includes all Rollover Shareholders) of approximately 69% of the entire issued and outstanding Shares (including Shares represented by ADSs) which is sufficient to prevent the consummation of any transaction with a third party that requires shareholder approval, (ii) the fact that, during April to May 2023, Houlihan Lokey had conducted a pre-signing market check pursuant to the Special Committee’s instructions but none of the 12 potential buyers which received an invitation letter from Houlihan Lokey indicated its interest in participating in an alternative transaction involving the Company, and (iii) the fact that, since the announcement of the Original Consortium Proposal and prior to the entry into the Merger Agreement, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company. The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Competing Proposal that the Board or the Special Committee determines constitutes a Superior Proposal in accordance with the terms of the Merger Agreement, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).
In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 52, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than to remain a public company.
Effects on the Company if the Merger Is Not Completed
If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options or Vested Company RSUs receive any payment pursuant to the Merger Agreement, nor will the Unvested Company RSUs be assumed and converted into equity incentive awards of the Surviving Company. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. In addition, if the Merger is not completed, the shareholders and ADS holders may be subject to the risks in relation to the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances, the Company may be required to pay Parent the Company Termination Fee of US$1,200,000 and reimbursement of certain costs and expense actually incurred or accrued in the event that the Company fails to pay such Company Termination Fee when due together with certain interest on such unpaid Company Termination Fee, or the Parent may be required to pay the Company the Parent Termination Fee of US$1,800,000 and reimbursement of certain costs and expense actually incurred or accrued in the event that Parent fails to pay such Parent Termination Fee when due together with certain interest on such unpaid Parent Termination Fee, in each case, as described under the caption “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 115.
If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing of the Merger
The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions would be approximately US$21.38 million as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders and holders of Vested Company Options in connection with the Transactions.
The Buyer Group expects to provide this amount through a combination of (i) proceeds from the Equity Financing, (ii) proceeds from the Debt Financing, and (iii) available unrestricted cash from the Surviving Company (solely for the purpose of cashing out (x) certain ADSs issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to

Effective Time (other than ADSs representing the Excluded Shares, where applicable) and (y) Vested Company Options (excluding any Vested Company Option which has been converted into ADSs).
Equity Financing
Pursuant to the Equity Commitment Letter, Rise Chain, as the Sponsor, has committed, subject to the terms and conditions therein, to subscribe, or cause to be subscribed, equity securities of Parent, at or prior to the Effective Time, in an aggregate cash amount of up to US$8 million (the “Equity Financing”). Such funds are to be used by Parent solely to (i) fund a portion of the Merger Consideration pursuant to the Merger Agreement, and (ii) pay a portion of any other amounts required to be paid pursuant to the Merger Agreement and the fees and expenses in connection with the Transactions.
The funding of the Sponsor’s equity commitment under the Equity Commitment Letter is conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, (ii) the satisfaction or waiver by Parent or Merger Sub, as the case may be, of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement, and (iii) the funding of the Debt Financing in accordance with its terms.
The obligation of the Sponsor to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time (at which time all such obligations shall be discharged, but subject to the performance of such obligations), and (ii) the valid termination of the Merger Agreement in accordance with its terms.
The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of the equity commitment pursuant to the terms and subject to the conditions of the Equity Commitment Letter.
Debt Financing
Merger Sub, as the Original Borrower, has entered into the Facility Agreement, pursuant to which, New Age SP II, as the Original Lender, has agreed to provide senior term loan facilities of up to US$20 million (the “Facilities”, and the financing contemplated under the Facilities, the “Debt Financing”) to Merger Sub, subject to the conditions set forth therein, for the purpose of financing the consideration for the Merger.
Except as described herein, there is no other plan or arrangement to finance the Merger.
The Buyer Group expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facilities.
Terms of the Facilities
•
Interest Rate.   The Facilities will bear interest at a rate agreed between Merger Sub and the Original Lender.

•
Maturity.   The Facilities will mature after six (6) months from the first utilization date of the Facilities, with an option to extend the maturity to up to twelve (12) months from the first utilization date.

•
Amortization.   The loan under the Facilities is expected to be repaid in full upon the maturity of the Facilities.

•
Conditions Precedent.   The availability of the Facilities is subject to, among other things, (a) execution of the ancillary documents required under the definitive documents governing the Facilities, and (b) certain other customary conditions set forth in the Facility Agreement.

Other Terms of the Facilities
•
Security.   The Facilities will be secured, subject to agreed exceptions, by (a) security over all the shares in Merger Sub by Parent, and (b) (upon the completion of the Merger) security over all the shares in the Surviving Company by Parent, provided that the delivery of other security will not be a condition precedent to the availability of the Facilities, but will be required to be delivered on or following the closing date of the Merger.
•
Other Major Terms.   The Facilities will contain certain customary representations and certain customary affirmative and negative covenants in relation to Merger Sub, the Company (as the surviving entity of the Merger) and certain of its subsidiaries, including, among other things, restrictions on indebtedness, sales of assets and mergers. The Facilities will also include certain customary events of default, including non-payment and insolvency proceedings.

Interim Investors Agreement
Concurrently with the execution of the Merger Agreement, the Founder Parties, the Sponsor Parties, Parent and Merger Sub entered into the Interim Investors Agreement, which provides for certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Founder Parties and the Sponsor Parties with respect to the Merger Agreement, the Facility Agreement, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee, and the transactions contemplated by each.
Among others, the Interim Investors Agreement provides that, subject to certain conditions and restrictions, (i) the Founder Parties and Sponsor Parties (collectively, the “Requisite Parties”) acting jointly will have the sole power, authority and discretion to cause Parent and Merger Sub to take any action or refrain from taking any action in order for Parent and Merger Sub to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, (ii) Parent or Merger Sub will, at the direction of the Founder Parties, enforce the provisions of the Equity Commitment Letter in accordance with the terms of the Merger Agreement and the Equity Commitment Letter, (iii) none of the Sponsor Parties shall amend or modify the Equity Commitment Letter, or withdraw, terminate or rescind in any respect its obligation to fund the Equity Commitment set forth therein, in each case, except as expressly permitted in the Equity Commitment Letter, (iv) Parent will, at the direction of the Requisite Parties (other than any party that it will be enforced against), enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement, (v) the Sponsor Parties shall pay (or cause to be paid) in full, for and on behalf of Parent, the Parent Termination Fee and, if applicable, the Company Reimbursement, in each case, pursuant to the terms of the Merger Agreement and the Limited Guarantee, and (vi) the Sponsor Parties shall be entitled to 100% of the Company Termination Fee (if any).
Limited Guarantee
Concurrently with the execution and delivery of the Merger Agreement, Rise Chain, as the Guarantor, executed and delivered the Limited Guarantee, dated as of November 24, 2023, in favor of the Company. Under the Limited Guarantee, the Guarantor has guaranteed in favor of the Company the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. The Limited Guarantee will terminate upon the earliest to occurrence of (i) the Effective Time, (ii) the payment in full of the guaranteed obligations under such Limited Guarantee, and (iii) the valid termination of the Merger Agreement in accordance with its terms under the circumstances in which Parent would not be obligated to make a payment of the Parent Termination Fee or pay any other amounts pursuant to the Merger Agreement.
Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, each of the Rollover Shareholders entered into the Support Agreement.
Pursuant to the Support Agreement, each Rollover Shareholder agreed, until the first to occur of (a) the closing contemplated by the Merger Agreement, and (b) the date of valid termination of the Merger Agreement in accordance with its terms, to vote, among other things, (i) in favor of the authorization and approval of the Merger Agreement, the Merger, the Plan of Merger and the other transactions contemplated by the Merger Agreement, and any action required in furtherance thereof; (ii) against any Competing Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or the Support Agreement or the performance by it or him of its or his obligations under the Support Agreement; (iv) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in the Support Agreement; (v) in favor of any adjournment or postponement of the Shareholders Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described above is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent; and (vi) in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement, including the Merger.
Pursuant to the Support Agreement, each Rollover Shareholder also agreed, subject to the terms and conditions of the Support Agreement, to receive no consideration from the Company for cancellation of the Rollover Shares and to subscribe for or otherwise receive newly issued shares in the Parent.
As of the date of this Proxy Statement, the Rollover Shares consist of 13,107,608 Class A Shares and 4,385,078 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 35% of the total issued and outstanding Shares and approximately 69% of the total voting power of the outstanding Shares.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement. Specifically, the Company is entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the closing in accordance with the Merger Agreement, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the closing of the Merger pursuant to the Merger Agreement but fails to complete the closing by the date on which the closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the Debt Financing or alternative financing has been funded in full or will be funded in full at the closing of the Merger if the Equity Financing is funded at the closing of the Merger, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the closing of the Merger, and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the closing of the Merger would occur.
While the parties to the Merger Agreement may pursue a grant of specific performance prior to the termination of the Merger Agreement or monetary damages in connection with the termination of the Merger Agreement, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages in connection with the termination of the Merger Agreement.
Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to Parent Termination Fee of US$1,800,000 and Company Termination Fee of US$1,200,000, respectively and reimbursement of certain costs and expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due together with certain interest on such unpaid termination fee and certain other costs and expenses payable pursuant to the Merger Agreement.

Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Rollover Shareholder has interests in the Transactions, including the Merger, that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Interests of the Buyer Group
As a result of the Merger, Parent will own 100% of the equity interest in the Company, as the Surviving Company, immediately following the completion of the Merger. Immediately following the completion of the Merger, the Buyer Group will beneficially own approximately 100% of the equity interests in the Surviving Company indirectly through Parent. The Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger, which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the Surviving Company’s shares, the Buyer Group will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the Surviving Company will be sufficient to recover their respective investments in the Company.
The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions, including the Merger, that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:
•
the beneficial ownership of equity interests in Parent by certain of the Company’s directors and executive officers as a result of the Merger (if approved and consummated), including but not limited to the assumption by Parent of Unvested Company RSUs held by certain directors and executive officers of the Company. As of the date of this Proxy Statement, 400 Unvested Company RSUs and 200 Unvested Company RSUs are held by the Special Committee members Mr. Philip Kan and Mr. Matthew Chu Pong Fong respectively, in exchange for their respective services as an independent director of the Company;

•
the potential enhancement or decline of the share value of the Surviving Company, of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
among the directors of the Company, Mr. Jian Tang is affiliated with Igomax Inc., and Mr. Wing Hong Sammy Hsieh is affiliated with Bubinga Holdings Limited;

•
the cash-out of Vested Company Options held by the directors and executive officers of the Company;

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•
the cash compensation at a rate of US$40,000 per year for each member of the Special Committee in exchange for his services as an independent director of the Company (the payments of which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and
•
the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 80 for additional information.
Treatment of Company Equity Awards
Treatment of Company Options
At the Effective Time, each Vested Company Option (excluding any Vested Company Option which has been converted into ADSs) will be cancelled in exchange for the right of each holder of such Vested Company Option to receive from the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, cash, without interest and net of any applicable withholding taxes, in the amount equal to the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Vested Company Option; provided that if the exercise price of such Vested Company Option is equal to or greater than the Per ADS Merger Consideration, such Vested Company Option will be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no outstanding Unvested Company Option.
Treatment of Company RSUs
At the Effective Time, each Unvested Company RSU will be cancelled in exchange for the right to be issued with an employee incentive award by Parent, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent, which shall be substantially the same as the terms and conditions under the applicable Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU. The Company has no outstanding Vested Company RSU that has not been converted into ADSs.
The following table shows, as of the date of this Proxy Statement, for each director and executive officer of the Company, (a) the number of Shares owned (excluding the Rollover Shares), (b) the cash payment that will be made in respect of the Shares (excluding the Rollover Shares) at the Effective Time, (c) the number of Vested Company Options granted under the Company Share Plans, and (d) the cash payment that will be made in respect of the Vested Company Options granted under the Company Share Plans at the Effective Time (in all cases before applicable withholding taxes).
	Shares				Vested Company Options
Name	Number of Class A Shares	Cash payment (US$)	Number of Class B Shares	Cash payment (US$)	Shares underlying Vested Company Options (excluding Rollover Shares)	Exercise price (US$)	Cash payment Time (US$)
Wing Hong Sammy Hsieh	—	—	—	—	—	—	—
Jian Tang	—	—	—	—	—	—	—
Lub Bun Chong	6,000	4,896	—	—	—	—	—
Matthew Chu Pong Fong	3,000	2,448	—	—	—	—	—
Dylan Huang	6,000	4,896	—	—	—	—	—

	Shares				Vested Company Options
Name	Number of Class A Shares	Cash payment (US$)	Number of Class B Shares	Cash payment (US$)	Shares underlying Vested Company Options (excluding Rollover Shares)	Exercise price (US$)	Cash payment Time (US$)
Philip Kan	2,000	1,632	—	—	—	—	—
David Zhang	13,500	11,016	—	—	—	—	—
All directors and executive offices as a Group	30,500	24,888	—	—	—	—	—
Indemnification; Directors’ and Officers’ Insurance
See “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 82.
The Special Committee
On October 12, 2021, the Board established the Special Committee to consider the September Proposal and any other Potential Transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals. The Special Committee consisted of four independent directors, namely Mr. Philip Kan, who serves as the chairperson of the Special Committee, Mr. Dylan Huang, Mr. Lub Bun Chong and Mr. Matthew Chu Pong Fong. Other than their receipt of Board compensation (which are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, none of the members of the Special Committee has a financial interest in the Transactions, including the Merger, that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
The Company compensates each member of the Special Committee in exchange for his service as an independent director of the Company at a rate of US$40,000 per year in cash. Such payments are not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger. The Company does not give additional compensations to any member of the Special Committee in exchange for his services as a member of the Special Committee.
Position with the Surviving Company
The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will become the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions.
There were no transactions nor balances with related parties as of and for the years ended December 31, 2021 and 2022. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on May 11, 2023, which is incorporated by reference into this Proxy Statement and “Where You Can Find More

Information” beginning on page 130 for a description of how to obtain a copy of the Company’s Annual Report for the fiscal year ended December 31, 2022.
In connection with the acquisition of Changyi, as consideration of the acquisition, the Company has issued (i) 134,473 ADSs and 11,060 Company RSUs to Zhao Yong, and (ii) 20,094 ADSs to Yang Xin, during the past two years. In addition, during the past two years, the Company has also issued 20,000 Company RSUs as employee incentive awards to Yang Xin. Note that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the numbers disclosed in this paragraph.
In connection with the acquisition of CMRS Group Holding Limited, as consideration of the acquisition, the Company has issued (i) 17,568 ADSs to Chan Nai Hang, (ii) 9,399 ADSs to Likeable Limited, (iii) 3,418 ADSs to Tsang Hing Sze, and (iv) 3,794 ADSs to Lau Ying Wai, during the past two years. Note that, effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares, and the adjustment has been retrospectively applied to the numbers disclosed in this paragraph.
Other than the transactions and arrangements in connection with the Merger discussed elsewhere in this Proxy Statement and the transactions and arrangements discussed above, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and Parent, Merger Sub or the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with Parent, Merger Sub or the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding US$60,000 with Parent, Merger Sub or the Buyer Group.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this Proxy Statement to be as follows. Such fees are subject to change pending completion of the Merger.
Description	Amount (US$)
Legal fees and expenses
Financial advisory fees and expenses and other professional fees
Special Committee fees
Filing fees
Miscellaneous (including printing, proxy solicitation and mailing costs)
Total
These fees and expenses will not reduce the aggregate Merger Consideration to be received by the Company’s shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger — Termination Fee and Reimbursement of Expenses.”
Voting by the Buyer Group at the Extraordinary General Meeting
Pursuant to the Support Agreement, each of the Rollover Shareholders has agreed, until the earliest to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement pursuant to and in accordance with its terms, to vote or cause to be voted all of its or his securities in the Company:
(a).
for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b).
against any Competing Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Transactions;

(c).
against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions;

(d).
against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of it or him contained in the Support Agreement;

(e).
in favor of any adjournment or postponement of the shareholders’ meeting or other annual or extraordinary general meeting of the shareholders of the Company, at which any of the matters described above is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent; and

(f).
in favor of any other matter necessary to effect the Transactions, including the Merger.

As of the Share Record Date, we expect that the Rollover Shareholders will beneficially own, in the aggregate, approximately 35% of the total issued and outstanding Shares in the Company and approximately 69% of the total voting power of the outstanding Shares in the Company.
Litigation Related to the Merger
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.
Accounting Treatment of the Merger
The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations”.
Regulatory Matters
The Company does not believe that any material governmental regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the United States federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the CICA) with the Registrar of Companies of the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See “The Merger Agreement and Plan of Merger — Conditions to the Merger” beginning on page 112 for additional information.
Dissenters’ Rights
Registered holders of Shares who validly exercise and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
U.S. Federal Income Tax Consequences
The following is a summary of certain U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) whose Shares or ADSs are exchanged for cash pursuant to the Merger.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular U.S. Holder whose Shares or ADSs are exchanged for cash pursuant to the Merger. In particular, this summary is directed only to U.S. Holders that hold Shares or ADSs as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who are Rollover Shareholders or who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of our stock by vote or value, persons holding Shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or the alternative minimum tax.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Shares or ADSs.
In general, if you are a U.S. Holder of ADSs, you will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying Shares that are represented by those ADSs.
ALL HOLDERS OF SHARES OR ADSs SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.
Consequences of the Merger Generally
The receipt of cash by a U.S. Holder in exchange for Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the “passive foreign investment company,” or “PFIC,” discussion below, a U.S. Holder who receives cash in exchange for Shares or ADSs pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in those Shares or ADSs. If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of Shares or ADSs. The deductibility of capital losses is subject to limitations. Subject to the PFIC rules discussed below, capital gain recognized by an individual U.S. Holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. Holder’s holding period in its Shares or ADSs exchanged in the Merger is greater than one year as of the effective date of the Merger.
Any capital gain or loss will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law, and gain from the disposition of the Shares or ADSs would be subject to tax in the PRC, as described in “Special Factors — PRC Income Tax Consequences” beginning on page 87. U.S. Holders should consult their tax advisors regarding the tax considerations if a non-U.S. tax is imposed on a disposition of our Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The PFIC status determination is based on the facts and circumstances, such as the valuation of our assets, including goodwill and other intangible assets.
If we were classified as a PFIC for any taxable year during which a U.S. Holder held our Shares or ADSs, the PFIC tax rules discussed generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in subsequent years even if we ceased to be a PFIC.
As explained in the Company’s Annual Report at “Item 10. Additional Information — E. Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations,” because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, the recent decline in the market price of our ADSs has resulted in a significant risk that we were a PFIC for our prior taxable year (or, alternatively, that we may become a PFIC for the current taxable year). Because of the continued fluctuations of the market price of our ADSs and/or ordinary shares, we cannot assure you of our PFIC status for the current taxable year. In addition, if we determine not to deploy significant amounts of cash for active purposes, or if it were determined that we do not own the stock of the consolidated variable interest entities for U.S. federal income tax purposes, our risk of being a PFIC may substantially increase.
If we were a PFIC for any taxable year during which a U.S. Holder held our Shares or ADSs, such holder generally will be subject to special tax rules with respect to any gain such holder realizes from the exchange of Shares or ADSs pursuant to the Merger, unless such holder made a mark-to-market election as described in the Company’s Annual Report at “Item 10. Additional Information — E. Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” Under these special tax rules:
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the gain will be allocated ratably over such holder’s holding period for the Shares or ADSs;

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amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

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amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years (an “interest charge”).

If we were a PFIC for any taxable year during which a U.S. Holder held our Shares or ADSs and any of our non-U.S. subsidiaries were also PFICs, such holder will be treated as having owned a proportionate amount (by value) of the shares of such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.
A U.S. Holder who made a mark-to-market election, as described in the Company’s Annual Report at “Item 10. Additional Information — E. Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” for such holder’s taxable years prior to the taxable year in which the Merger is closed should be able to avoid any interest charge for those years.
U.S. Holders should consult their tax advisors concerning the effects of the Merger and the possibility of the Company having been or being a PFIC.
Information Reporting and Backup Withholding
Cash payments made to a holder of Shares or ADSs pursuant to the Merger may be subject to information reporting to the IRS and possible U.S. backup withholding at the applicable statutory rate (currently 24%). Backup withholding will not apply, however, if the holder of Shares or ADSs is a corporation, is a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or is otherwise exempt from backup withholding. A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner. Each Holder should consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.
In addition, certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the Shares or ADSs) are required to report information relating to such assets, subject to certain exceptions. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Shares or ADSs.
All Holders of Shares or ADSs should consult their own tax advisors regarding the specific tax consequences of the Merger in the light of their particular situations, including the applicability of U.S. federal, state, local, or non-U.S. income and other tax laws.
PRC Income Tax Consequences
Under the Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and as amended on February 24, 2017 and December 29, 2018 respectively, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of Enterprise Income Tax Law, as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise; provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Reduction of or relief from these taxes may be sought under applicable Income Tax Treaties with China.
The Company does not believe it is a “resident enterprise” defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares or ADSs would otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents.
In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company’s non-PRC- resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).
On January 17, 2020, the Ministry of Finance and the State Taxation Administration jointly issued the Public Notice on Individual Income Tax (“IIT”) Policy Concerning Foreign Income (“Bulletin 3”) which applies to tax matters taking place in 2019 and onwards. Generally, income generated from the transfer of equity interest in a foreign entity is considered as foreign sourced income from PRC IIT perspective. However, Bulletin 3 introduces an exception to the above general principle. If the foreign entity has more than 50% of its value derived directly or indirectly from immovable properties in the PRC in any three years before the transfer, income from the transfer of equity interest in the foreign entity would be considered as PRC-source income and the non-PRC resident individual shareholders could be subject to PRC IIT at a rate of 20%.
You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Cayman Islands Tax Consequences
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS
Market Price of the ADSs
The following table sets forth the high and low sales prices for ADSs, each representing five Class A Shares, on NASDAQ under the symbol “ICLK” for the periods indicated.
	Trading Price(1) (US$)
	High	Low
Quarterly:
2021
First quarter	191.00	77.00
Second quarter	136.00	97.30
Third quarter	111.40	41.30
Fourth quarter	76.30	40.22
2022
First quarter	48.30	10.50
Second quarter	14.30	5.61
Third quarter	7.17	2.90
Fourth quarter	5.69	2.10
2023
First quarter	5.40	2.95
Second quarter	3.54	1.36
Third quarter	3.16	1.41
Fourth quarter (through December 01, 2023)	3.82	1.77

Note:
(1)
Effective November 14, 2022, the Company changed the ratio of the ADS representing its Class A Shares from one ADS representing one-half of one Class A Share to one ADS representing five Class A Shares. The price of ADSs presented in this section have been retroactively adjusted to reflect the ratio change.

The closing price of ADSs on NASDAQ on December 19, 2022, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter, was US$3.95 per ADS. The Per ADS Merger Consideration offered to the Unaffiliated Security Holders represents (i) a premium of approximately 3.3% to the closing price of the Company’s ADSs on December 19, 2022, the last trading day prior to the Company’s announcement of its receipt of the Original Consortium Proposal, and (ii) a premium of approximately 20% to the volume-weighted average closing price of the Company’s ADSs during the last 90 trading days prior to December 19, 2022. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
Dividend Policy
The Company has not declared or paid any cash dividends, nor has any present plan to declare or pay any dividends on the Shares or ADSs in the foreseeable future.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held on       , 2024 at         (Hong Kong time) or on        , 2024 at         (New York time) at        .
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider, and if thought fit, approve the following resolutions:
1.
RESOLVED AS A SPECIAL RESOLUTION THAT the Agreement and Plan of Merger, dated as of November 24, 2023 (the “Merger Agreement”), among the Company, TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including the Merger, be confirmed, ratified and approved in all respects;

2.
RESOLVED AS A SPECIAL RESOLUTION THAT Merger Sub be and is hereby authorized to merge with and into the Company so that the Company be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

3.
RESOLVED AS A SPECIAL RESOLUTION THAT upon the Merger becoming effective, the authorized share capital of the Company be varied from US$100,000 divided into 100,000,000 Shares of US$0.001 par value per share, of which 80,000,000 are Class A Shares and 20,000,000 are Class B Shares, to       (the “Variation of Capital”);

4.
RESOLVED AS A SPECIAL RESOLUTION THAT upon the Effective Time (as defined in the Plan of merger), the amending and restating of the Company’s current amended and restated memorandum and articles of association by the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be authorized and approved;

5.
RESOLVED AS AN ORDINARY RESOLUTION THAT each of the members of the Special Committee and Chief Financial Officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and

6.
IF NECESSARY, AS AN ORDINARY RESOLUTION, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US$0.816 in cash per Share, without interest and net of any applicable withholding taxes, and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, will represent only a right to receive US$4.08 in cash per ADS, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Rollover Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined by the Court under Section 238 of the CICA.
In addition to the foregoing, at the Effective Time, each Vested Company Option (excluding any Vested Company Option which has been converted into ADSs) will be cancelled and converted into the right to receive from the Surviving Company or one of its subsidiaries pursuant to the Company’s ordinary payroll practices, an amount in cash, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration of US$4.08 over the exercise price of such Vested Company Option; provided, that if the exercise price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no outstanding Unvested Company Option.
At the Effective Time, each Unvested Company RSU will be cancelled in exchange for the right to receive an employee incentive award by Parent to replace such Unvested Company RSU, pursuant to terms and conditions to be determined by Parent, which shall be substantially the same as the terms and conditions (including as to vesting) under the applicable Company Share Plans and the award agreement(s). The Company has no Vested Company RSU that has not been converted into ADSs.
The Board’s Recommendation
The Board, acting on the unanimous recommendation of the Special Committee:
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determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best and commercial interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, including the Merger;

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authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger; and

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resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of the close of business in the Cayman Islands on the Share Record Date. If you own Shares as of the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than             (Hong Kong time) on            , 2024 or             (New York time) on            , 2024, being 48 hours before the time appointed for the extraordinary general meeting.
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote

the Shares underlying your ADSs. The ADS Depositary must receive your voting instructions no later than             (New York City time) on            , 2024 in order to ensure the Shares underlying your ADSs are voted at the extraordinary general meeting.
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. A quorum for the extraordinary general meeting consists of two shareholders entitled to vote and present in person or by proxy, or if the shareholder is a legal entity, by its duly authorized representative. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.
Vote Required
Under the CICA and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA) of the Company’s shareholders passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy, or in the case of corporations, by their duly authorized representatives, as a single class at the extraordinary general meeting or any adjournment or postponement. If this vote is not obtained, the Merger will not be consummated.
As of the date of this Proxy Statement, 44,477,356 Class A Shares and 5,034,427 Class B Shares are issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Procedures for Voting.” We expect that, as of the Share Record Date, there will be             Class A Shares and             Class B Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Procedures for Voting.” Each shareholder has 1 vote for each Class A Share or 20 votes for each Class B Share held as of the Share Record Date.
As of the date of this Proxy Statement, the Rollover Shareholders beneficially own in the aggregate 13,107,608 Class A Shares and 4,385,078 Class B Shares, including Class A Shares represented by ADSs, which represent approximately 69% of the total voting power of the issued and outstanding Shares and approximately 35% of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 124 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.
Procedures for Voting
Shares
Only shareholders registered in the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business in the Cayman Islands on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date.
Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than             (Hong Kong time) on            or            (New York time) on            , being 48 hours before the time appointed for the extraordinary general meeting, the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact       .
ADSs
The Company will request the ADS Depositary to arrange for the delivery to ADS holders as of            , 2024 (the “ADS Record Date”) of an ADS Voting Instruction Card, and ADS holders as of the close of business in New York City on the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.
Holders of ADSs as of the close of business on            , 2024 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing the ADS Voting Instruction Card if you are a registered ADS holder provided by the ADS Depositary if they are a registered ADS holder and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than           (New York City time) on            , 2024. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to provide voting instructions. Please note that the voting instruction deadline of your brokerage, bank, securities intermediary or other account holder will be sooner than the deadline set forth above for registered ADS holders.
Furthermore, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with voting instructions from the relevant ADS holders.
Holders of ADSs will not be able to attend the extraordinary general meeting directly (whether in person or by proxy) unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on           , 2024, the Share Record Date. ADS holders who wish to attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before           together with (a) delivery instructions for the corresponding Shares by such ADSs (including, if applicable, the name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement), and any applicable taxes and governmental charges, and (c) a certification in a form provided by the ADS Depositary certifying that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank, securities intermediary or other account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will direct the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar, to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the close of business in the Cayman Islands on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee and the Chief Financial Officer of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting — Vote Required.”
Holders of ADSs as of the close of business on           , 2024 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS Voting Instruction Card if they are a registered ADS holder provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than           (New York City time) on           , 2024. Upon the timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with the ADS holder’s voting instructions timely received from the holders of ADSs as of the ADS Record Date. Pursuant to the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote any Shares represented by ADSs other than in accordance with voting instructions from the relevant ADS holders.
Brokers, banks and other nominees who hold ADSs for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the

ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:
1.
First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least 48 hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R, People’s Republic of China, Attention: Investor Relations Department, at least 48 hours before the commencement of the extraordinary general meeting.

2.
Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than           (Hong Kong time) on           , 2024 or           (New York time) on           , 2024, being 48 hours before the time appointed for the extraordinary general meeting, the deadline for shareholders to lodge proxy cards.

3.
Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

Registered owners of ADSs may revoke their voting instructions to the ADS Depositary prior to 9:00 a.m. (New York City time) on           , 2024 by submitting a new ADS voting instruction card, specific to that registered owner, to the ADS Depositary.
If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.
Rights of Shareholders Who Wish to Dissent from the Merger
Registered holders of Shares who validly dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Court in accordance with Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined by the Court under the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE           (NEW YORK CITY TIME) ON           , 2024, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CANCELLATION AND DELIVERY OF SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES PAYABLE PURSUANT TO THE TERMS OF THE DEPOSIT AGREEMENT), AND ANY APPLICABLE TAXES OR GOVERNMENTAL CHARGES, AND PROVIDE DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES,

AND SIGN A CERTIFICATION IN A FORM PROVIDED BY THE ADS DEPOSITARY CERTIFYING THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEING CANCELLED (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN), OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CICA. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADSs PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +852-3700-9100 or by email at ir@i-click.com, for China, or at +1 516 222 2560 or by email at tomc@coreir.com, for the U.S.
Solicitation of Proxies
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND THE PLAN OF MERGER
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 130.
Structure and Consummation of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing will take place no later than the tenth business day following the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or, if permissible, waived at the closing), or at such other time and place as the Company and Parent may agree in writing. On the closing date, Parent, Merger Sub and the Company shall (a) cause the Merger to be consummated under the CICA by executing and filing the Plan of Merger, together with such other documents required under the CICA, with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications required by CICA to be made by the Company or Merger Sub.
The Merger will become effective upon the time of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands, or on a later date as may be agreed in writing by Parent and the Company and specified in the Plan of Merger.
We expect that the Merger will be completed during the first quarter of 2024, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law or such memorandum and articles of association; provided that (a) all references therein to the name “TSH Merger Sub Limited” shall be amended to “iClick Interactive Asia Group Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as specified in the Merger Agreement.
The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will become the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company, in each case unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration
At the Effective Time, (a) other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the Per Share Merger Consideration of US$0.816 without interest and net of any applicable withholding taxes, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and ADSs (together with each Share represented by each such ADS) as described in below (c)) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration of US$4.08 in cash (less US$0.05 per ADS cancelled and any other fees, charges and expenses payable pursuant to the terms of the Deposit Agreement) without interest and net of any applicable withholding taxes, (c) each ADS, together with each Share represented by each such ADS, which was issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), shall be cancelled and cease to exist at the Effective Time in exchange for the right to receive the Per ADS Merger Consideration without interest and net of any applicable withholding taxes, and such consideration shall be paid by the Surviving Company or one of its subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, (d) the Excluded Shares will be cancelled without payment of any consideration from the Company therefor, and (e) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon determined in accordance with the provisions of Section 238 of the CICA. Please see “Dissenters’ Rights” beginning on page 118 for additional information.
At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$       per share, of the Surviving Company.
Treatment of Company Equity Awards
At the Effective Time, the Company shall (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, including for the avoidance of doubt, the cancellation of all authorized but unissued Shares under the Company Share Plans, (b) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (c) cancel each Company RSU that is outstanding, whether or not vested.
As soon as practicable after the Effective Time (and pursuant to the Company’s ordinary payroll practices), each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its subsidiaries a cash amount, without interest and net of any applicable withholding taxes, equal to the excess, if any, of the Per ADS Merger Consideration over the exercise price of such Vested Company Option, provided that if the exercise price per Share of any such vested Company Option is greater than the Per ADS Merger Consideration, such Vested Company Option will be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and net of any applicable withholding taxes) equal to US$1.9305 with respect to each such Vested Company Option. The Company has no outstanding Unvested Company Option.
At or prior to the Effective Time, each former holder of an unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award by Parent, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent, which shall be substantially the same as the terms and conditions under the applicable Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU. The Company has no outstanding Vested Company RSU that has not been converted into ADSs.
Exchange Procedures
Prior to the Effective Time, Parent will select and appoint a paying agent with the Company’s prior consent, and Parent will enter into an agreement with such paying agent with respect to the Merger on terms reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments of additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have not validly exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA, when required thereby, Parent will deposit or cause to be deposited with the paying agent for the benefit of the holders of Shares and ADSs (other than Excluded Shares) a cash amount in immediately available funds that is sufficient in the aggregate to pay the full amount of the Merger Consideration.
Promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Company will cause the paying agent to email to each former holder of Shares (in each case, other than holders of Excluded Shares and Dissenting Shares) that immediately prior to the Effective Time represented issued and outstanding Shares with instructions to access an online portal maintained and operated by the paying agent, which online portal will contain (a) a letter of transmittal in customary form reasonably acceptable to Parent and the Company, specifying the manner in which the delivery of the exchange fund to registered holders of such Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree, and (b) instructions for use in effecting the surrender of certificates or exchange of non-certificated Shares represented by book entry (“Uncertificated Shares”), as applicable, for the aggregate Per Share Merger Consideration.
Upon surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates as provided in the Merger Agreement) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such share certificate (or affidavits and indemnities of loss in lieu of the share certificates as provided in the Merger Agreement) and each registered holder of Uncertificated Shares, shall be entitled to receive, and Parent and the Company shall cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required tax withholding) equal to the product obtained by multiplying (A) the number of Shares represented by such surrendered share certificate (or affidavit and indemnity of loss in lieu of the share certificate as provided in the Merger Agreement) or the number of Uncertificated Shares by (B) the Per Share Merger Consideration of US$0.816, and the certificates so surrendered shall immediately be cancelled. In the event that any share certificates shall have been lost, stolen or destroyed, the paying agent shall send by wire transfer or issue a check in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash (after giving effect to any required tax withholdings) equal to the product of the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such certificates multiplied by the Per Share Merger Consideration of US$0.816.
In the event of a transfer of ownership of Shares or ADSs that is not registered in the register of members of the Company maintained by the Company or in the books maintained by the ADS Depositary, as applicable, or if payment of the aggregate Per Share Merger Consideration or the aggregate Per ADS Merger Consideration is to be made to a person other than the person in whose name the share certificates, the book-entry Shares or ADSs, as applicable, are registered, a check for any cash to be exchanged upon due surrender of share certificates (or affidavits if share certificates are lost, stolen or destroyed) or receipt by the paying agent of an “agent’s message” or other evidence, if any, as the paying agent may have reasonably requested in the case of book-entry Shares, or due surrender of ADSs, as applicable, may be issued to such transferee or other person if the share certificates, book entry Shares or ADSs, as applicable, formerly representing such Shares or ADSs are properly presented to the paying agent or ADS Depositary (as applicable) accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are not applicable.
Prior to the Effective Time, Parent and the Company shall establish procedures with the paying agent to ensure that the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of Shares (other than Excluded Shares and the Shares represented by the ADSs which were issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time) currently registered in the name of the ADS Depositary for the benefit of holders of ADSs and (y) the Per Share Merger Consideration of US$0.816.

No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs or the surrender or transfer of any share certificates.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub jointly and severally to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith, but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by the public disclosure and filings made by it with the SEC since January 1, 2022 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement.
The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties (subject to their respective materiality qualifications as provided in the Merger Agreement, where applicable) relating to, among other things:
•
due organization, valid existence, and, where applicable, good standing of the Company and each of its subsidiaries; power and authority of the Company and each of its subsidiaries to carry on its businesses;

•
no violation in any material respect of the memorandum and articles of association or equivalent organizational documents of the Company and its subsidiaries;

•
capitalization of the Company, and the absence of violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights;

•
the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against the Company;

•
the receipt by the Special Committee of a fairness opinion from Houlihan Lokey, and upon recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•
the absence of any undisclosed (a) conflict with the organizational documents of the Company and its subsidiaries, (b) requirement to obtain consent or waiver of, modification, violation or breach of, or default under, any contract, (c) any lien (other than permitted liens), or (d) violation of any applicable order or law, in each case as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•
filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•
possession by the Company and each of its subsidiaries of franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of governmental authorities which are necessary for the business;

•
compliance with applicable laws and the applicable listing, corporate governance and other rules and regulations of NASDAQ in all material respects;

•
the absence of anti-corruption laws violation for the preceding 5 years by the Company or any of its subsidiaries, any officer or director of any of the foregoing, or, to the knowledge of the Company, any agent, employee or other person acting on behalf of any of the foregoing;

•
the Company’s SEC filings since January 1, 2022 and the financial statements included or incorporated by reference in such SEC filings, as well as the bank accounts of the Company and each of its subsidiaries, VIE entities and controlled entities;

•
outstanding liability or obligation of any nature of the Company and its subsidiaries;

•
the compliance in all material respects with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•
the Company’s accounting system established and administered in accordance with GAAP in all material respects, and the Company and its subsidiaries’ internal accounting controls system that is sufficient to provide reasonable assurance regarding the liability of financial reporting and preparation of financial statements for external purpose in accordance with GAAP;

•
the accuracy of the information supplied by the Company in the Schedule 13E-3 and this Proxy Statement;

•
conduct of business by the Company and its subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practice since December 31, 2022;

•
the absence of certain changes, including any Company Material Adverse Effect since December 31, 2022;

•
the absence of undisclosed material legal proceedings;

•
employee benefits plans and certain labor and employment matters;

•
material real property and title to material properties and assets;

•
intellectual property;

•
taxes;

•
material contracts and the absence of any undisclosed material default under, or breach or violation of, any material contract, and absence of undisclosed receipt by the Company or any of its subsidiaries of any written claim of default under any material contract within the last 12 months prior to the date of the Merger Agreement;

•
the absence of any anti-takeover statute or regulation enacted under any laws, or shareholder rights plan, poison pill or similar contract to each of which the Company is a party with respect to any shares of capital stock of the Company, and the Board has taken all necessary action so any takeover statute does not, and will not apply to the Merger Agreement and the Transactions, including the Merger;

•
related party transactions;

•
the absence of any undisclosed broker’s or finder’s fees, other than with respect to the Company’s financial advisor;

•
certain control documents in relation to the “variable interest entity” structure of the Company;

•
the absence of any undisclosed outstanding material unsecured financial indebtedness;

•
sufficiency of insurance policies;

•
environmental matters; and

•
the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement,

a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to,
(a)
have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole; provided that no Effect arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:

(i)
geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events,

(ii)
changes in laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement,

(iii)
changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate,

(iv)
changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions of any country or jurisdiction in which the Company and its subsidiaries operate,

(v)
any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding challenging any aspect of the Merger Agreement and/or the Transactions,

(vi)
any action taken, and/or omission to take any action, by the Company or any of its subsidiaries at the express request or with the written consent of Parent, Merger Sub, the Chairman, the Rollover Shareholders or any of their respective affiliates,

(vii)
any action taken by the Company or any of its subsidiaries that is expressly required by the Merger Agreement or the failure by the Company or any of its subsidiaries to take any action that is prohibited by the Merger Agreement,

(viii)
any breach of the Merger Agreement or other Transaction Documents (as defined under the Merger Agreement) by Parent, Merger Sub or any other party thereunder (other than the Company),

(ix)
any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure),

(x)
any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change), or

(xi)
any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for such change);

except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); or
(b)
prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:
•
their due organization, valid existence, good standing and power and authority to carry on their respective business;

•
both being formed solely for the purpose of engaging in the Transactions;

•
their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement against them;

•
the absence of (a) violations of, or conflicts with, the memorandum and articles of association of Parent or Merger Sub, (b) violations of, or conflicts with, any law applicable to Parent or Merger Sub or their respective properties or assets, and (c) any breach of or default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent and Merger Sub is a party or any property or asset of Parent or Merger Sub is bound or affected, in each case as a result of the execution and delivery of the Merger Agreement by Parent or Merger Sub and the performance of the Merger Agreement by Parent or Merger Sub;

•
consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, required for the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions;

•
their capitalization and ownership structure;

•
the delivery of true and complete copies of the Facility Agreement, Equity Commitment Letter and the Support Agreement, and enforceability of the aforesaid documents;

•
sufficiency of funds in the financing to complete the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger, subject to certain assumptions;

•
obligation of Parent and Merger Sub to pay any and all fees payable under the Facility Agreement;

•
no material default or breach under the Facility Agreement or Equity Commitment Letter, and to the knowledge of Parent no occurrence of any event that would excuse or permit the financing sources under any of the aforesaid financing documents to refuse to fund their respective obligations thereunder;

•
the accuracy of the information supplied by or on behalf of them in the Schedule 13E-3 and this Proxy Statement;

•
the solvency of the Surviving Company as of and immediately after the Effective Time;

•
the absence of certain legal proceedings against Parent or Merger Sub or any property or asset of Parent or Merger Sub;

•
the absence of any outstanding order which Parent or Merger Sub is subject to that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents;

•
ownership by Parent, Merger Sub and their respective affiliates of the Shares or any other securities or other economic interest of the Company or any options, warrants, or other rights to acquire Shares or other securities of, or any economic interest in the Company;

•
the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

•
the absence of any undisclosed contract or side letter relating to Transactions between two or more of the following persons: each of Parent, Merger Sub, the Rollover Shareholders, or any of their respective affiliates (excluding the Company and its subsidiaries);

•
the absence of any undisclosed contract (a) between Parent, Merger Sub, the Rollover Shareholders, or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or shareholders (excluding the Rollover Shareholders), on the other hand, that relate in any way to the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part Transactions;

•
non-reliance by Parent and Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company;

•
the absence of any broker’s or finder’s fees based upon arrangements made by or on behalf of Parent, Merger Sub or the Rollover Shareholders;

•
the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder; and

•
the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing
The Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, (a) the businesses of the Company and its subsidiaries shall be conducted in the ordinary course of business consistent with past practice or as contemplated by the forecast of the Company delivered by the Company to Parent prior to the date of the Merger Agreement, and (b) the Company shall use its reasonable efforts to preserve substantially intact the assets and business organization of the Company and its subsidiaries, to keep available the services of the current executive officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which the Company or any of its subsidiaries has material business relations.
Subject to certain exceptions set forth in the Merger Agreement and the confidential disclosure schedule of the Company delivered in connection with the Merger Agreement or as required by applicable law, from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company shall not, and shall not permit any of its subsidiaries to, do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change its memorandum and articles of association or equivalent organization documents;

•
issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any of its subsidiaries, subject to certain exceptions as provided in the Merger Agreement, (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of $2,000,000, except in the ordinary course of business or pursuant to existing contracts, or (iii) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business or pursuant to existing contracts;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital subject to certain exceptions with respect to the Company Share Plans;

•
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than Transactions;

•
acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of US$2,000,000, except for acquisitions in the ordinary course of business or pursuant to existing contracts;

•
make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$2,000,000 in any single transaction or related series of transactions other than in the ordinary course of business;

•
incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, in each case, with an amount in excess of US$2,000,000 in a single transaction or related series of transactions, subject to certain exceptions;

•
make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•
settle any pending or threatened action of or against the Company or any of its subsidiaries (A) for an amount in excess of US$1,000,000 for any single action, (B) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to Transactions, except for, in each case, any actions occurring in the ordinary course of business;

•
make or change any material tax election, amend any material tax Return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, or make any material change in any method of tax accounting or tax accounting period;

•
authorize or make any capital expenditures which are, in the aggregate, in excess of US$2,000,000, other than as set forth in the annual budget of the Company duly approved by the Board;

•
(x) enter into any contract that would have been a material contract if it had been in effect as of the date of the Merger Agreement or (y) modify or amend in any material respect, terminate, or waive, release, compromise or assign any rights or claims under, any material contract in each case not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing material contract that occur automatically without any action by the Company or any of its subsidiaries, (B) as may be reasonably necessary to comply with the terms of the Merger Agreement, or (C) as required or contemplated by the terms of any material contract in effect as of the date of the Merger Agreement in accordance with its terms as of the date of the Merger Agreement;

•
subject to certain exceptions, (A) increase the compensation or benefits of any of its directors, officers, employees, contractors, consultants, or service providers (except (x) base salary or wage increases for employees in the ordinary course of business consistent with past practices, or (y) increases that would not in the aggregate cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than 10% compared with the labor costs of the Company and its subsidiaries, taken as a whole, as of the date of the Merger Agreement), (B) make, announce or grant any incentive compensation (including equity-based incentive compensation) bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former directors, officers, employees, contractors, consultants, or service providers (other than in connection with an ordinary course hiring of employees), (C) establish, adopt, enter into, materially amend or terminate any Company Employee Plan (as defined under the Merger Agreement), (D) loan or advance any money or any other property to any present or former director, officer, employee, contractor, consultant, or service provider of the Company or any subsidiary, (E) hire (other than in connection with an ordinary course replacement hiring for employees whose annual compensation is less than US$250,000) or terminate (other than for cause) any employee, contractor, consultant or service provider with an annual compensation in excess of $250,000 or enter into an agreement with respect to the foregoing, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Employee Plan or otherwise;
•
terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company and its subsidiaries which are not promptly replaced by a comparable amount of insurance coverage;

•
enter any new line of business outside of its existing business as of the date of the Merger Agreement that is material to the Company and its subsidiaries, taken as a whole;

•
grant or issue any new Company Options or Company RSUs pursuant to the Company Share Plans; and

•
agree, resolve or commit to do any of the foregoing.

Solely for the purposes of the above undertakings, pandemic or epidemic-related measures reasonably taken by the Company or any of its subsidiaries for the purposes of reducing any adverse impact on their businesses and assets, including those responding to COVID-19, shall not constitute a breach.
Each of the Company, Parent and Merger Sub also agrees that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, it shall not: (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied or (ii) take any action which would, or would be reasonably likely to, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by the Merger Agreement.
Shareholders Meeting
The Company shall establish a record date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company’s shareholders to be held to consider the authorization and approval of, and to authorize and approve, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Shareholders Meeting”) in consultation with Parent and shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless required to do so by applicable law or the Shareholders Meeting as originally called is adjourned or otherwise delayed pursuant to terms of the Merger Agreement.
As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than 12 Business Days after such confirmation, the Company shall (i) set the Share record date to determine holders of Shares entitled to vote on the Merger and inform the ADS Depositary of said record date, (ii) request the ADS Depositary to fix the ADR record date as the same date as the Share record date, and (iii) cause the ADS Depositary to arrange for the proxy solicitation materials to be mailed to all registered and beneficial holders of ADSs as at the ADS record date and set the cut-off time by which eligible holders of ADSs can submit voting instructions to the ADS Depositary. As soon as practicable but in any event no later than thirty-five (35) days after the date of mailing this Proxy Statement, the Company shall hold the Shareholders Meeting. In the event that subsequent to the date of the Merger Agreement, the Board makes a change in its recommendation in the manner described under “— No Change of Recommendation” below, the Company shall nevertheless submit the Merger Agreement to the shareholders for approval at the Shareholders Meeting, unless the Merger Agreement shall have been terminated in accordance with its terms.
The Company may, after consultation in good faith with Parent, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders (i) if and to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in this Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, in order for the Requisite Company Vote (as defined under the Merger Agreement) to be obtained; provided, that in the case of clauses (i) or (iii), without the prior written consent of Parent, in no event shall the Shareholders Meeting (as so postponed or adjourned) be held on a date (A) that is more than thirty (30) days after the date for which the Shareholders Meeting was originally scheduled, or (B) that is less than five (5) Business Days before the Long Stop Date.
The Company shall, upon Parent’s written request and at Parent’s direction, adjourn or postpone the Shareholders Meeting on up to two occasions for an aggregate period of up to ten Business Days, (i) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, in order for the Requisite Company Vote to be obtained, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure that is required by applicable Law, and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting.
At the Shareholders Meeting, Parent and/or Merger Sub shall vote, and shall cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them, including the Rollover Shares pursuant to the terms of the Support Agreement, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.
The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and, upon the Merger becoming effective, the Adoption of Amended M&A, are subject to the Requisite Company Vote.
Go Shop; No Solicitation of Transactions
During the period commencing on the date of the Merger Agreement and ending at 11:59 p.m. (New York City time) on (i) December 24, 2023, the date that is thirty (30) days following the date of the Merger Agreement (the “No-shop Period Start Date”) for any person or “group” who is not an Excluded Party (as defined below), or (ii) in respect of a person that submits a bona fide competing proposal prior to the No-shop Period Start Date and such proposal is determined by the Board in good faith to be or reasonably expected to lead to a Superior Proposal (an “Excluded Party”), five (5) days after the No-shop Period Start Date (the “Cut-Off date”), as applicable, the Company, its subsidiaries and its subsidiaries’ representatives shall have the right (acting under the director of the Special Committee) to directly or indirectly: (i) solicit, initiate, induce or encourage any Competing Proposal, or facilitate the making, submission or announcement of one or more Competing Proposals from any person or its representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to a Competing Proposal, including by furnishing to any person or its representatives any non-public information relating to the Company or any of its subsidiaries or by affording to any person or its representatives access to the business, properties, assets, books, records or other non-public information of the Company or any of its subsidiaries, in each case subject to the entry into an acceptable confidentiality agreement (provided, that the Company shall promptly (and in any event within 2 Business Days) provide to Parent any information concerning the Company or its subsidiaries that it has provided to any person or its representatives which was not previously provided to Parent), (ii) enter into, participate in or engage in discussions or negotiations with any person or its representatives with respect to a Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal, and (iii) otherwise cooperate with, assist, participate in or facilitate any Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal. Within 48 hours following the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company shall notify Parent in writing of the material terms and conditions of any proposal or offer regarding a Competing Proposal received from any person or its representatives and the identity thereof (including the identity of any Excluded Party).
The Company has agreed to, subject to certain exceptions described below, (x) immediately cease any activities and discussion that are ongoing as of the No-Shop Period Start Date and that relate, or may reasonably be expected to lead, to a Competing Transaction, and (y) promptly request each person that has heretofore executed a standstill, confidentiality or similar agreement in connection with such Person’s consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.
Additionally, from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company will not, nor will it permit any of its subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any person in furtherance of such inquiries or with the intent to induce or obtain such a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any Alternative Acquisition Agreement, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes; or (v) authorize or permit any of the representatives of the Company or any of its subsidiaries to take any action set forth in clauses (i)  – (iv).
For the purpose of the Merger Agreement, (a) “Competing Proposal” means any written bona fide offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or could reasonably be expected to lead to a Competing Transaction, and (b) “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company is attributable; (ii) any sale, lease, exchange, transfer or other disposition to a third party of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition to a third party of 15% or more of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of equity securities of the Company; or (v) any combination of the foregoing.
Communication and Provision of Information upon Receipt of a Competing Proposal
In the event the Company receives a Superior Proposal or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was made after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date) and prior to the receipt of the Requisite Company Vote, the Board has determined in good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that a failure to do so could be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such proposal, (A) request information from the person making such proposal for the sole purpose of the Company Board informing itself about the proposal that has been made and the person that made it, (B) furnish information with respect to the Company to the person making such proposal pursuant to an acceptable confidentiality agreement, and (C) participate in negotiations with such party regarding such proposal; provided, that as soon as practical (and in any event within 24 hours) the Company shall notify Parent in writing of the material terms and conditions of any proposal or offer regarding such proposal (including any amendments or modifications thereof) and the identity thereof (including the identity of any Excluded Party).
No Change in Recommendation
Except as described below, neither the Board nor any committee thereof may (i) change, withhold, withdraw, qualify or modify, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent, Merger Sub or the Company’s recommendation of the Merger Agreement, the Plan of Merger and the consummation of the Transactions (the “Company Recommendation”), (ii) fail to include the Company Recommendation in this Proxy Statement, (iii) adopt, approve, determine to be advisable, or recommend, or propose publicly to adopt, approve, determine to be advisable, or recommend, any Competing Proposal, (iv) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction, (v) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 Business Days after Parent so requests in writing, or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Alternative Acquisition Agreement”) related to any Competing Proposal (any of the foregoing, a “Change in the Company Recommendation”)
Notwithstanding the restrictions described above, at any time prior to the receipt of Requisite Company Vote, if the Board determines in good faith acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), in response to a Superior Proposal made in circumstances not involving a breach of the Merger Agreement, that the failure to do so could be inconsistent with its fiduciary duties under applicable law, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may (x) effect a Change in the Company Recommendation and (y) authorize the Company to terminate the Merger Agreement, but only (i) if the Company shall have complied with the requirements of the Merger Agreement with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five business days’ (the “Superior Proposal Notice Period”) written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement, (B) negotiating with and causing its financial and legal advisors to negotiate with the Parent, Merger Sub and their respective representatives in good faith to make such adjustments in the terms and conditions of the Merger Agreement and the Financing Documents (as defined in Merger Agreement), so that such Competing Proposal would cease to constitute a Superior Proposal, and (C) permitting Parent and its representatives to make a presentation to the Company Board and the Special Committee regarding the Merger Agreement, the Financing and any adjustments with respect thereto; provided that any material modifications to such Competing Proposal shall require the Company to again comply with the requirements of this section with Superior Proposal Notice Period shortened to three business days; and (iii) following the end of the Superior Proposal Notice Period, the Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes to the Merger Agreement and Financing Documents proposed by the Parent and Merger Sub, that the relevant Competing Proposal continues to constitute a Superior Proposal and the failure to take the actions specified in clauses (x) to (y) above could still be inconsistent with its fiduciary duties under applicable law.
Notwithstanding anything described above to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Board, acting at the recommendation of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation for a reason unrelated to a Competing Proposal if and only if (i) the Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change in the Company Recommendation could be inconsistent with its fiduciary duties under applicable law, (ii) the Company notifies Parent in writing, at least five business days in advance, that it intends to effect a Change in the Company Recommendation in light of such Intervening Event, which notice shall specify the nature and circumstances of the Intervening Event in reasonable detail, (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company (A) shall, and shall cause its representatives to, negotiate in good faith with Parent during such five business day period to make such revisions to the terms of the Merger Agreement and the Financing Documents as would permit the Board not to effect a Change in the Company Recommendation in light of such Intervening Event and (B) shall permit Parent and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the Financing Documents and any adjustments with respect thereto; and (iv) the Board shall have considered in good faith any changes to the Merger Agreement and the Financing Documents and shall have again determined, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel, taking into account any changes to the Merger Agreement and the Financing Documents proposed by the Parent and

Merger Sub, that it would continue to be inconsistent with the Board’s fiduciary duties under applicable law not to effect the Change in the Company Recommendation in light of the Intervening Event. “Intervening Event” means a material event, material development or material change occurring after the date of the Merger Agreement with respect to the Company and its subsidiaries or their business, assets or operations that is unrelated to any Competing Proposal or Competing Transaction and that was unknown and not reasonably foreseeable to the Company as of the date of the Merger Agreement.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the Merger Agreement, Parent and Merger Sub have agreed, among others, that:
•
the indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of such current or former directors or officers of the Company or any of its subsidiaries. The Surviving Company and its subsidiaries shall (and Parent shall cause the Surviving Company and its subsidiaries to honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement, and (ii) all indemnification agreements between the Company or any of its subsidiaries and any Indemnified Party (as defined below). The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its subsidiaries regarding exculpation or indemnification of liability or advancement of expenses will be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

•
the Surviving Company shall maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) maintained by the Company or any of its subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (each, an “Indemnified Party”), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement; provided, that the Surviving Company will not be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. In lieu of maintaining the directors’ and officers’ liability insurance policies described above, the Company may, at its option, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the maximum annual premium described above.

•
from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or (y) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the CICA or any other applicable law;

and (ii) such Indemnified Parties against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its subsidiaries.
Financing
Each of Parent and Merger Sub shall use its reasonable best efforts to take all actions necessary to arrange and obtain the Debt Financing and Equity Financing in a timely manner and as provided in the Merger Agreement, including to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions described in the Facility Agreement, (ii) maintain in effect each of the Financing Documents until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent or Merger Sub that are within its control, (iv) draw upon and consummate the Debt Financing and Equity Financing at or prior to the Closing, and (v) enforce its rights under the Financing Documents.
If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Facility Agreement, (i) Parent shall promptly so notify the Company in writing, and (ii) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event on terms and conditions not materially less favorable in any material respect, in the aggregate, to Parent and Merger Sub than those contained in the Facility Agreement in an amount, together with the aggregate proceeds of the Equity Financing, sufficient for Parent, Merger Sub and the Surviving Company to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated by the Merger Agreement (the “Alternative Financing”).
Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or waivers of, any condition or other provision under any Financing Document without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Financing below an amount necessary for Parent, Merger Sub and the Surviving Company to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and all related fees and expenses associated therewith (in each case, it being understood that the Debt Financing or the Equity Financing may be reduced so long as the Equity Financing or the Debt Financing, as applicable, is increased by a corresponding amount) or (y) impose new or additional conditions to the Debt Financing or Equity Financing or otherwise expand, amend or modify the Debt Financing or Equity Financing in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent or Merger Sub to consummate the Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document; provided, that notwithstanding any other provision of this Agreement, Parent and Merger Sub shall be entitled from time to time to amend, restate, supplement, replace, substitute or otherwise modify, or waive any of its rights under, the documents related to Debt Financing and/or replace or substitute other debt financing for all or any portion of the Debt Financing from the same and/or alternative debt financing sources, subject to certain conditions.
The Company has agreed to provide, and to cause each of its subsidiaries and each of their respective officers, employees and representatives to use reasonable efforts to provide, to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation as may be requested by Parent or its representatives in connection with the Debt Financing or any Alternative Financing.
Parent will, upon the termination of the Merger Agreement in accordance with its terms, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by these financing covenants and (b) Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Debt Financing or Alternative

Financing and any information used in connection therewith; except to the extent such liabilities or losses arising out of or resulted from (x) the willful misconduct of such persons or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its subsidiaries specifically for use in connection with the Debt Financing.
Agreement to Further Action and Use Reasonable Best Efforts
Each party to the Merger Agreement shall each use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions.
Certain Additional Covenants
The Company, Parent and Merger Sub have also agreed to certain additional covenants relating to, among others, the following:
•
the preparation and filing of this Proxy Statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•
reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

•
notification of certain matters in connection with the Transactions;

•
participate in the defense or settlement of shareholder actions against the Company or its directors relating to the Merger Agreement or the Transactions;

•
resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•
consultation with respect to press releases relating to the Merger Agreement and the Transactions;

•
delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act;

•
dealing with takeover statutes;

•
SAFE registration;

•
no amendment to the transaction documents without the prior written consent of the Special Committee; and

•
consents, approvals and waivers from any third parties that are required to be obtained by the Company to consummate the Transactions (including the Merger), except where the failure to obtain such consents, approvals or waivers would not reasonably be expected to have a Company Material Adverse Effect.

Conditions to the Merger
The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote; and

•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
(i) other than representations and warranties of the Company regarding (A) organization, good standing and qualification of the Company, (B) the Company’s authorized share capital, issued and outstanding Shares, Vested Company Option and Unvested Company RSU outstanding as of the date of the Merger Agreement, (C) no restrictions on transfer or issuance of equity interests of the Company or any of its subsidiaries, (D) authorization of the Company, enforceability of the Merger Agreement and Company recommendation, (E) no Company Material Adverse Effect, (F) anti-takeover provisions, and (G) no undisclosed broker, the representations and warranties of the Company contained in Article III of the Merger Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect”), except where such failures to be true and correct, do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect; (ii) the representations and warranties of the Company regarding (A) organization, good standing and qualification of the Company, (B) authorization of the Company, (C) enforceability of the Merger Agreement, and (D) Company recommendation, shall be true and correct in all material respects (without giving effect to any qualification as to “materiality”); (iii) the representations and warranties of the Company regarding (A) the Company’s authorized share capital and issued and outstanding Shares, (B) no restrictions on transfer or issuance of equity interests of the Company or any of its subsidiaries, (C) no Company Material Adverse Effect, (D) anti-takeover provisions, and (E) no undisclosed broker, shall be true and correct in all respects, except for de minimis inaccuracies in the case of Company capitalization, in each case of (i) to (iii), as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time); and (iv) the representations and warranties of the Company regarding the Company’s Vested Company Option and Unvested Company RSU outstanding as of the date of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties to be so true and correct would not result in a variation of more than 10% from (X) the total number of Shares subject to Vested Company Options as disclosed in the Company Disclosure Schedule, or (Y) the total number of Shares subject to Unvested Company RSUs as disclosed in the Company Disclosure Schedule;
•
the Company shall have performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

•
no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing; and

•
the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification) as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time, except: (i) representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time, or (ii) where the failure of such representations and warranties to be so true and correct have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the transaction documents;

•
Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date; and

•
Parent shall have delivered to the Company a certificate, dated the closing date, signed by a director or executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting only upon the recommendation of the Special Committee):
(a)
by mutual written consent of Parent and the Company; or

(b)
by either the Parent or the Company, if:

•
the Effective Time shall not have occurred on or before May 24, 2024 (the “Long Stop Date”);

•
any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or

•
the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

in each case provided that this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.
(c)
by the Company, if:

•
a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate the Merger Agreement and the basis of such termination (a “Parent Breach Termination Event”); provided that Company shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger;

•
(i) all of the conditions to the obligations of each party or of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), (ii) the Company has delivered to Parent an irrevocable written notice confirming that that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) and that it is ready, willing and able to consummate the closing, and (iii) Parent and Merger Sub fail to complete the closing within 10 business days following the later of the date the closing should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a “Parent Failure to Close Termination Event”); or

•
prior to the receipt of the Requisite Company Vote, (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with or immediately after the termination of the Merger Agreement enters into the Alternative Acquisition Agreement with respect to or consummate such Superior Proposal, provided that the Company shall have complied with the procedure regarding no solicitation of transactions and change in recommendations in all respects (other than immaterial non-compliance that does not materially and adversely affect Parent or Merger Sub) and the Company pays the Company Termination Fee payable concurrently with or immediately after such termination (a “Superior Proposal Termination Event”).

(d)
by Parent, if:

•
a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of Parent and Merger Sub to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty days following receipt of written notice of such breach from Parent stating the Parent’s intention to terminate the Merger Agreement and the basis of such termination; provided that Parent shall not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of Parent or Merger Sub that would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger; or

•
the Board or the Special Committee shall have effected a Change in the Company Recommendation (together with the events under the bulleting point immediately above, collectively, the “Parent Termination Events”).

Termination Fees and Reimbursement of Expenses
The Company is required to pay Parent a termination fee of US$1,200,000 (the “Company Termination Fee”) if the Merger Agreement is terminated:
•
by the Company or Parent because the Effective Time shall not have occurred on or before the Long Stop Date or the Requisite Company Vote shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), and, within 9 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement in connection with or consummates, such Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction first referred to above (provided that for purposes of this section, all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);

•
by Parent pursuant to any Parent Termination Event; or

•
by Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$1,800,000 (the “Parent Termination Fee”), if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.
All expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that, if the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the related collection and enforcement, together with interest on such unpaid Company Termination Fee or Parent Termination Fee.
Remedies and Limitations on Liability
The parties agree that a party shall be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.
Notwithstanding the above, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded, shall be subject to the satisfaction of each of the following conditions: (a) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) have been satisfied or, if permissible, waived in accordance with the Merger Agreement, (b) Parent is required to complete the closing of the Merger pursuant to the Merger Agreement but fails to complete the closing by the date on which the closing is required to have occurred pursuant to the terms of the Merger Agreement, (c) the Debt Financing or alternative financing has been funded in full or will be funded in full at the closing of the Merger if the Equity Financing is funded at the closing of the Merger, and (d) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the closing of the Merger, and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the closing of the Merger would occur. The Company will not be entitled to specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded or to effect the closing if the Debt Financing or the alternative financing has not been funded or will not be funded at the closing of the Merger even if the Equity Financing is funded at the closing of the Merger.
The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the Parent Termination Fee of US$1,800,000 and the Company Termination Fee of US$1,200,000, respectively, and (b) reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due together with certain interest on such unpaid termination fee in accordance with the requirements of the Merger Agreement, as the case may be (and in respect of the Company, also the reimbursement of certain expenses in connection with the debt financing of Parent and Merger Sub).
While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee, and if the merger agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the merger agreement against the party who has made such payment.
Amendment and Waiver
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (acting at the recommendation of the Special Committee); provided that, after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.
At any time prior to the Effective Time, any party may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.
Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under the Merger Agreement will be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares as determined by the Court (“dissenters’ rights”) in accordance with the Section 238 of the CICA. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICA, a copy of which is attached as Annex D to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares as determined by the Court upon validly dissenting from the Merger in accordance with Section 238 of the CICA.
The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:
1.
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

2.
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all shareholders who have served a notice of objection.

3.
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the shareholder to whom the Notice of Dissent relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

4.
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

5.
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Court for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

6.
If a petition is timely filed and served, the Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.
You must be a registered holder of Shares as of           on           , 2024 in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for cancellation and delivery of Shares and pay the applicable taxes and fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the CICA. If you wish to cancel your ADSs, please contact your broker or custodian to make the necessary arrangements, or otherwise contact the ADS Depositary’s office at the appropriate number or email found on https://adr.com/contact/jpmorgan.
If you do not satisfy each of these requirements and comply strictly with all precedents required by the CICA with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R., Attention:           .
If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Court under Section 238 of the CICA could be more than, the same as, or less than US$0.816 per Share in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. Depending on the outcome of any petition under Section 238 of the CICA, the Court may order you to pay the Company’s recoverable legal expenses of that petition.
The provisions of Section 238 of the CICA are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2021 and 2022. The historical consolidated statements of comprehensive loss for the years ended December 31, 2021 and 2022 and the consolidated balance sheets as of December 31, 2021 and 2022 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, as filed with the SEC on May 11, 2023, beginning on page F-1, which are incorporated into this Proxy Statement by reference. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which are incorporated into this Proxy Statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F for the fiscal year ended December 31, 2022.
	Year Ended December 31,
	2021	2022
	US$	US$
	(US$’000)
Selected consolidated statements of comprehensive loss data
Net revenues	307,702	169,080
Net revenues from marketing solutions	242,610	105,956
Net revenues from enterprise solutions	65,092	63,124
Cost of revenues	(218,549)	(173,212)
Gross profit/(loss)	89,153	(4,132)
Operating expenses
Research and development expenses	(9,527)	(9,216)
Sales and marketing expenses	(52,872)	(44,613)
General and administrative expenses	(39,643)	(51,668)
Impairment of long-lived assets	—	(4,403)
Impairment of goodwill	—	(80,137)
Total operating expenses	(102,042)	(190,037)
Finance costs, net	(3,265)	(579)
Other gains/(losses), net	2,203	(19,165)
Loss before share of loss from an equity investee and income tax (expense)/credit	(13,951)	(213,913)
Share of loss from an equity investee	(107)	(75)
Income tax (expense)/credit	(2,540)	11,182
Net loss	(16,598)	(202,806)
Net loss attributable to non-controlling Interests	2,967	1,931
Net loss attributable to iClick Interactive Asia Group Limited’s ordinary shareholders	(13,631)	(200,875)

	As of December 31,
	2021	2022
	US$	US$
	(US$’000)
Selected consolidated balance sheet data
Total current assets	351,266	204,660
Total non-current assets	156,468	17,122
Total assets	507,734	221,782
Total current liabilities	200,845	137,716
Total non-current liabilities	15,300	4,777
Total liabilities	216,145	142,493
Total equity	291,589	79,289
Total liabilities and equity	507,734	221,782
Net Book Value per Company Share
The net book value per Share as of December 31, 2022 was US$1.63 based on 48,771,228 Shares issued and outstanding as of that date.

TRANSACTIONS IN THE SHARES AND ADSs
Purchases by the Company
In December 2021, the Company’s Board approved a share repurchase program in which the company may purchase its own ADSs with an aggregate value of up to US$20 million from January 1, 2022 to December 31, 2022. In 2022, the Company repurchased a total of 731,881 ADSs under this share repurchase program.
In December 2022, the Company’s Board approved a share repurchase program in which the Company may purchase its own ADSs with an aggregate value of up to US$5 million from January 1, 2023 to December 31, 2023. Since January 1, 2023 and up to the date of this Proxy Statement, the Company repurchased a total of 126,883 ADSs under this share repurchase program. In 2023, the range of prices paid under the share repurchase program was from US$1.474 to US$1.800 and the average purchase price was US$1.679. For more information about the Company’s share repurchase program, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on May 11, 2023 (as further amended on October 31, 2023), which is incorporated herein by reference.
Except as described above, there was no purchase of any other Shares or ADSs by the Company during the past two years that is required to be disclosed under Rule 13e-3and related rules under the Exchange Act.
Purchases by the Buyer Group
None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares at any time within the past two years, except that (i) the Founder Parties participated in the 2020 Public Offering (as defined below), (ii) the Company issued certain Shares (represented by ADSs), Vested Company Options and Unvested Company RSUs to certain Rollover Shareholders (see “Special Factors — Related Party Transactions” beginning on page 82 for additional information), and (iii) on September 25, 2023, Integrated Asset Management (Asia) Ltd. purchased 318,720 ADSs from another shareholder in a privately negotiated transaction for $659,750.40.
Prior Public Offerings
On December 21, 2017, the Company completed its initial public offering in which the Company issued and sold an aggregate of 3,750,000 ADSs (excluding ADSs issued upon the exercise of the over-allotment options), representing 1,875,000 Class A Shares, at an initial offering price of US$8.00 per ADS. In the same month, the underwriters of the initial public offering exercised their over-allotment options to purchase an additional 562,500 ADSs in full. The net proceeds the Company raised from the initial public offering and the exercise of the over-allotment options in full totaled approximately US$27.5 million, after deducting underwriting commissions and the offering expenses payable by the Company.
In September 2020, the Company completed a follow-on offering of 8,500,001 ADSs at a public offering price of US$8.50 per ADS, of which 6,877,214 ADSs (excluding ADSs issued upon the exercise of the over-allotment options), representing an aggregate of 3,438,607 Class A Shares (the “2020 Public Offering”). Of the ADSs sold in the follow-on offering, 6,877,214 ADSs (equivalent to 3,438,607 Class A Shares) were newly issued and sold by the Company and 1,622,787ADSs (equivalent to 811,394 Class A Shares) were sold by an existing shareholder. The net proceeds the Company raised from the September 2020 follow-on public offering were approximately US$53.0 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company.
Except as described above, the Company did not make any public offering of the Company’s securities during the past three years.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement (including the Support Agreement, the Limited Guarantee and the Equity Commitment Letter), there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, the Buyer Group, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership of the Shares as of the date of this Proxy Statement, by:
•
each of the Company’s directors and executive officers;

•
the Company’s directors and executive officers as a group;

•
each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

•
each Filing Person, as applicable.

The calculations in the table below are based on 49,511,783 Shares outstanding as of the date of this Proxy Statement, comprising (i) 44,477,356 Class A ordinary shares, excluding (x) the 1,093,585.5 Class A ordinary shares held by Arda Holdings Limited underlying the share options granted but not yet exercised (whether or not they are vested) and the share options reserved for issuance under the Company’s 2018 Share Incentive Plan, and (y) the 101,708.5 Class A ordinary shares held by the ADS Depositary, underlying the unvested restricted Class A ordinary shares units under the Company’s Post-IPO Share Incentive Plan, and (ii) 5,034,427 Class B ordinary shares outstanding.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from the date of this Proxy Statement, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned
	Class A Ordinary Shares Number	Class B Ordinary Shares Number	Total Ordinary Shares		Aggregate Voting Power %
			Number	%
Directors and Executive Officers:
Wing Hong Sammy Hsieh(1)	241,290	2,282,815	2,524,105	5.1%	31.6%
Jian Tang(2)	424,195	2,102,263	2,526,458	5.1%	29.3%
Lub Bun Chong	(i)	—	(i)	(i)%	(i)%
Matthew Chu Pong Fong	(i)	—	(i)	(i)%	(i)%
Dylan Huang	(i)	—	(i)	(i)%	(i)%
Philip Kan	(i)	—	(i)	(i)%	(i)%
David Zhang	(i)	—	(i)	(i)%	(i)%
All directors and executive officers as a group	698,985	4,385,078	5,084,063	10.3%	60.9%
Principal Shareholders:
Bubinga Holdings Limited(1)	—	2,282,815	2,282,815	4.6%	31.5%
Igomax Inc.(3)	396,290	2,102,263	2,498,553	5.0%	29.2%
Baozun Inc.(4)	1,235,730	649,349	1,885,079	3.8%	9.8%
Creative Big Limited(5)	2,549,415	—	2,549,415	5.1%	1.8%
Integrated Asset Management (Asia) Ltd.(6)	4,876,050	—	4,876,050	9.8%	3.4%
Marine Central Limited(7)	2,564,103	—	2,564,103	5.2%	1.8%
TIAA-CREF Investment Management, LLC, Teachers Advisors, LLC, College Retirement Equities Fund-Stock Account and Nuveen Asset Management, LLC(8)	3,709,380	—	3,709,380	7.5%	2.6%

Notes:
(i)
Less than 1% of the Company’s total outstanding Shares.

††
For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days of the date of this Proxy Statement, by the sum of (1) 49,511,783, which is the total number of ordinary shares outstanding as of the date of this Proxy Statement; and (2) the number of ordinary shares that such person or group has the right to acquire within 60 days of the date of this Proxy Statement.

††
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of the Company’s Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of the Company’s Class B ordinary shares is entitled to 20 votes per share on all matters submitted to them for a vote. The Company’s Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of the Shareholders, except as may otherwise be required by law. The Company’s Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Represents (a) 2,282,815 Class B ordinary shares held by Bubinga Holdings Limited, a British Virgin Islands company wholly owned by Mr. Wing Hong Sammy Hsieh, and (b) 241,290 Class A ordinary shares held by Mr. Hsieh. The registered office address of Bubinga Holdings Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The address of Mr. Wing Hong Sammy Hsieh is 15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.

(2)
Represents (a) 2,102,263 Class B ordinary shares held by Igomax Inc., a British Virgin Islands company wholly owned by Mr. Jian Tang, (b) 27,905 Class A ordinary shares that are issuable upon exercise of options held in trust by Mr. Tang on behalf of certain consultants of OptAim, and (c) 396,290 Class A ordinary shares held by Igomax Inc..

(3)
Represents (a) 2,102,263 Class B ordinary shares held by Igomax Inc., a British Virgin Islands company wholly owned by Mr. Jian Tang, and (b) 396,290 Class A ordinary shares held by Igomax Inc..

(4)
Represents (a) 1,235,730 Class A ordinary shares in the form of 247,146 ADSs and (b) 649,349 Class B ordinary shares.

(5)
Represents 2,549,415 Class A ordinary shares held by Creative Big Limited. Creative Big Limited is a company incorporated in the British Virgin Islands, as reported in the Schedule 13D filed on December 1, 2023. These ordinary shares were issued for acquisition of Optimal Power Limited. Mr. Chiu Sin Nang Kenny is the sole shareholder and the sole director of Creative Big Limited. The principal business office of Creative Big Limited is Flat 23B, Block 6, Hanley Villa, 22 Yau Lai Road, Yau Kom Tau, Tsuen Wan, Hong Kong S.A.R.

(6)
Represents 4,876,050 Class A ordinary shares directly held by Integrated Asset Management (Asia) Ltd., a company incorporated in the British Virgin Island, as reported in the Schedule 13D filed on November 29, 2023. Mr. Yam Tak Cheung is the sole shareholder and the sole director of Integrated Asset Management (Asia) Ltd. The principal business office of Integrated Asset Management (Asia) Ltd. is 21/F, 88 Gloucester Road, Wan Chai, Hong Kong S.A.R.

(7)
Represents 2,564,103 Class A ordinary shares held by Marine Central Limited, as reported in the Schedule 13D/A filed on November 27, 2023. Mr. Jianjun Huang is the majority shareholder and the sole director of Marine Central Limited, who possesses power to direct the voting and disposition of the shares beneficially owned by Marine Central Limited.

(8)
Represents aggregate 3,709,380 Class A ordinary shares held by TIAA-CREF Investment Management, LLC, Teachers Advisors, LLC, College Retirement Equities Fund-Stock Account and Nuveen Asset Management, LLC, as reported in the Schedule 13G filed on February 14, 2023.

To the Company’s knowledge, as of the date of this Proxy Statement, 41,335,572, or 83.5% of the Company’s ordinary shares were held by the ADS Depositary. The number of beneficial owners of the ADSs in the United States is likely to be much larger than the number of record holders of the Company’s ordinary shares in the United States.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference into this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects, “ “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•
the cash position of the Company at the Effective Time;

•
equity financing may not be funded at the Effective Time because of the failure of the Parent to satisfy the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
inability to manage the expanding operations effectively, which could harm our business;

•
diversion of our management’s attention from our ongoing business operations;

•
inability to hire or retain key personnel;

•
the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger;

•
other factors detailed in our filings with the SEC, including the information set forth under the section entitled “Forward-Looking Statements” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 11, 2023. See “Where You Can Find More Information” beginning on page 130 for additional information; and

•
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 11, 2023. See “Where You Can Find More Information” beginning on page 130 for additional information.
Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
The Company is subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.i-click.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.
Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger (the “Schedule 13E-3”). The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this Proxy Statement.
We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this Proxy Statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED       . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
AGREEMENT AND PLAN OF MERGER

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
TSH INVESTMENT HOLDING LIMITED,
TSH MERGER SUB LIMITED
and
ICLICK INTERACTIVE ASIA GROUP LIMITED
Dated as of November 24, 2023

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2023, is entered into by and among TSH Investment Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), TSH Merger Sub Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and iClick Interactive Asia Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Unless otherwise indicated or elsewhere defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.
RECITALS
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (Revised) of the Cayman Islands (the “CICA”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”) and becoming a wholly owned Subsidiary of Parent as a result of the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is fair to, and in the best and commercial interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares at the Shareholders Meeting;
WHEREAS, (i) the respective board of directors of each of Parent and Merger Sub has each (A) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement;
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Igomax, the Chairman, Bubinga, Mr. Wing Hong Sammy Hsieh, Rise Chain, Mr. Huang Jianjun and certain other parties named in the Support Agreement (as defined below) (collectively, the “Rollover Shareholders”) and Parent have entered into a Support Agreement, dated as of the date hereof (as may be amended from time to time, the “Support Agreement”), providing, among other things, that each Rollover Shareholder has agreed that on the terms and subject to the conditions of the Support Agreement (i) he or it shall vote all Shares (including Shares represented by ADSs) beneficially owned by him or it as of the date hereof, together with any Shares acquired (whether beneficially or of record) by him or it after the date hereof and prior to the Effective Time, including any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, RSUs, or warrants or conversion of any convertible securities or otherwise (collectively, the “Rollover Shares”), in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and to take certain other actions in furtherance of the Transactions, including the Merger, and (ii) each Rollover Shareholder shall contribute the Rollover Shares beneficially owned by him or it to Parent immediately prior to the Effective Time in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Rise Chain (the “Guarantor”) has executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof (as may be amended from time to time, the “Limited Guarantee”), to guarantee the due and punctual performance and discharge of certain payment obligations of Parent and Merger Sub under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
On the terms and subject to the satisfaction or waiver (where permissible) of the conditions set forth in this Agreement, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands, and (b) the Company shall continue as the Surviving Company under the Laws of the Cayman Islands and become a wholly owned Subsidiary of Parent.
Section 1.02   Closing; Closing Date.
Unless otherwise agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the tenth (10th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the Closing) is satisfied or, if permissible, waived in accordance with this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”
Section 1.03   Effective Time.
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set forth in Annex A attached hereto, together with such other documents required under the CICA, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications as required to be made by the Company or Merger Sub under the CICA in connection with the Merger. The Merger shall become effective upon the time of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands, or on a later date as may be agreed in writing by Parent and the Company and specified in the Plan of Merger (such date and time, the “Effective Time”).
Section 1.04   Effects of the Merger.
At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of the Company and Merger Sub shall vest in the Surviving Company, and the Surviving Company shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.
Section 1.05   Governing Documents.
At the Effective Time, in accordance with the Plan of Merger and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the

Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association, save and except (a) all references therein to the name “TSH Merger Sub Limited” shall be amended to “iClick Interactive Asia Group Limited”, and (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.05(a).
Section 1.06   Directors and Officers.
The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall, from and after the Effective Time, be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case of the foregoing clause (a) and clause (b), unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
ARTICLE II
TREATMENT OF SECURITIES; MERGER CONSIDERATION
Section 2.01   Cancellation and Conversion of Securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:
(a)   each Class A ordinary share, par value $0.001 per share, of the Company (each, a “Class A Share”) and each Class B ordinary share, par value $0.001 per share, of the Company (each, a “Class B Share”, and together with each Class A Share, collectively the “Shares”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs, shall be cancelled and cease to exist in exchange for the right to receive $0.816 in cash per Share without interest (the “Per Share Merger Consideration”) pursuant to the terms and conditions set forth in Section 2.04;
(b)   each American Depositary Share, representing five (5) Class A Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares and ADSs described in Section 2.01(c) below), together with each Share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$4.08 in cash per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in Section 2.04 of this Agreement and the Deposit Agreement;
(c)   each ADS, together with each Share represented by each such ADS, which was issued in connection with the conversion and exercise by certain Company employees of their Vested Company RSUs and/or Vested Company Options and held by The Core Group for and on behalf of such Company employees prior to Effective Time (other than ADSs representing the Excluded Shares, where applicable), shall be cancelled and cease to exist at the Effective Time in exchange for the right to receive the Per ADS Merger Consideration without interest pursuant to the terms and conditions set forth in this Agreement, and such consideration shall be paid by the Surviving Company or one of its Subsidiaries as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices;
(d)   each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;
(e)   each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

(f)   immediately following the cancellation of the Shares and ADSs pursuant to the terms and conditions set out in Section 2.01(a) to Section 2.01(e), each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one (1) ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.
Section 2.02   Company Share Plans.
(a)   At the Effective Time, the Company shall (i) terminate the Company Share Plans and any award agreements or other relevant agreements entered into under the Company Share Plans, including for the avoidance of doubt, the cancellation of all authorized but unissued Shares under the Company Share Plans (which numbers of Shares as of the date of this Agreement are set forth in Schedule 2.02(a) of the Company Disclosure Schedule), (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is outstanding, whether or not vested.
(b)   Each former holder (or his or her designee) of a Vested Company Option (for the avoidance of doubt, excluding any Vested Company Option which has been converted into ADSs) that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(d)) equal to the excess, if any, of the Per ADS Merger Consideration over the Exercise Price of such Vested Company Option; provided, that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per ADS Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall be entitled to a cash amount (without interest and subject to Section 2.02(d)) equal to $1.9305 with respect to each such Vested Company Option.
(c)   Each former holder (or his or her designee) of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be provided with an employee incentive award by Parent, to replace such Unvested Company RSU, on terms and conditions reasonably determined by Parent, which shall be substantially the same as the terms and conditions (including as to vesting) under the applicable Company Share Plans and the award agreement(s) with respect to such Unvested Company RSU.
(d)   Notwithstanding anything herein to the contrary, any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, in accordance with Section 2.04(i).
(e)   As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions reasonably necessary to effect the provisions of this Section 2.02, including entering into agreements with holders of the Company Options and Company RSUs, as applicable, to ensure that all such holders have agreed to and the Company can effect all of the cancellations, payments and exchange transactions with such holders as contemplated under this Section 2.02. As soon as practicable following the date hereof and in any event prior to the Effective Time, the Company shall deliver a written notice to each holder of Company Options or Company RSUs informing such holder of the treatment of such Company Options or Company RSUs contemplated by this Section 2.02.
(f)   Parent shall cause the Surviving Company to pay to each holder of Vested Company Options the amounts required pursuant to Section 2.02(b) as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices.
Section 2.03   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, all Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall not have validly exercised or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have not validly exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.
(c)   The Company shall give Parent (i) prompt written notice of any written notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, written withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to participate in negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any offers or any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICA, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICA within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders Meeting.
Section 2.04   Exchange of Share Certificates, etc.
(a)   Paying Agent.   Prior to the Effective Time, Parent shall select and appoint a bank or trust company selected by Parent with the Company’s prior consent to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement on terms reasonably acceptable to the Company with the Paying Agent prior to the Effective Time. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Excluded Shares), cash in immediately available funds and in an amount that is sufficient to pay the full amount of the Merger Consideration (such cash, the “Exchange Fund”).
(b)   Exchange Procedures.
(i)   Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree), and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share

Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares pursuant to Section 2.03(b), Parent shall cause the Paying Agent to mail to the applicable shareholders the documents described in the immediately preceding sentence. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i) and any Share Certificate so surrendered shall forthwith be marked as cancelled. In the event of a transfer of ownership of Shares or ADSs that is not registered in the register of members of the Company maintained by the Company or in the books maintained by the Depositary, as applicable, or if payment of the aggregate Per Share Merger Consideration or the aggregate Per ADS Merger Consideration is to be made to a Person other than the Person in whose name the Share Certificates, the book-entry Shares or ADSs, as applicable, are registered, a cheque for any cash to be exchanged upon due surrender of Share Certificates (or affidavits if Share Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of book-entry Shares, or due surrender of ADSs, as applicable, may be issued to such transferee or other Person if the Share Certificates, book entry Shares or ADSs, as applicable, formerly representing such Shares or ADSs are properly presented to the Paying Agent or Depositary (as applicable) accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(ii)   Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent to ensure that the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of Shares (other than Excluded Shares and Shares represented by the ADSs described in Section 2.01(c)) currently registered in the name of the Depositary for the benefit of holders of ADSs (other than holders of ADSs described in Section 2.01(c)), multiplied by (y) the Per Share Merger Consideration. Upon the Depositary’s receipt of said consideration, the Depositary will arrange for Cede & Co. (as nominee for The Depository Trust Company) to surrender each ADS currently held in its clearing system for cancellation in exchange for the Per ADS Merger Consideration (less any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of outstanding ADSs, including cancellation fee of US$0.05 per ADS (collectively, the “ADS Cancellation Fees”)) and cancel all such ADSs so surrendered. For the avoidance of doubt, neither Parent, Merger Sub, the Company nor the Surviving Company shall be responsible for paying the ADS Cancellation Fees on behalf of any third parties (including any other holders of ADSs).
(iii)   No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Section 2.04(b) and any other provisions contained in Article II.
(c)   Lost Certificates.   If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, and upon such term as may be reasonably required by the Surviving Company or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).
(d)   Untraceable Shareholders.   Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Surviving Company, the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Shareholders of the Company (including holders of ADSs) who are untraceable but subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company; provided, that monies unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to any Governmental Authority pursuant to applicable Laws shall, to the extent permitted by applicable Law, become property of the Surviving Company.
(e)   Adjustments to Merger Consideration.   The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time (but excluding any change that results from any exercise of Company Options or the vesting of any Company RSUs) and to provide to the holders of Shares (including holders of ADSs), Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.04(e) shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
(f)   Investment of Exchange Fund.   The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as reasonably directed by Parent or, after the Effective Time, the Surviving Company; provided, that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further, that no such investment shall affect the amounts payable to the holders of Shares and ADSs (other than holders of Dissenting Shares, Excluded Shares and ADSs representing the Excluded Shares). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable for the Merger Consideration shall be promptly returned to Parent or the Surviving Company, as requested by Parent. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.
(g)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for nine (9) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Article II without any interest thereon.
(h)   No Liability.   None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(i)   Withholding Rights.   Notwithstanding anything herein to the contrary, each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law; provided, that, other than with respect to withholding with respect to any payments in the nature of compensation, Parent shall, in the event that the Paying Agent, Parent or Merger Sub is the withholding party, prior to any deduction or withholding, use reasonable best efforts to (A) notify the Company of any anticipated withholding, (B) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law, and (C) to the extent legally permissible and reasonably practicable, reasonably cooperate with the Company to minimize the amount of any such applicable withholding. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority, and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.
Section 2.05   No Transfers.
From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.03 in the case of the Dissenting Shares.
Section 2.06   Termination of Deposit Agreement.
As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement dated December 21, 2017 and as amended as of October 31, 2022, among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The following representations and warranties by the Company are qualified by reference to (a) all disclosures in the Company SEC Reports filed with or furnished to the SEC on or after the Applicable Date and prior to the date hereof (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof) but excluding (i) statements in any “Risk Factors” and/or “Forward-Looking Statements” section(s) of any such Company SEC Report, and (ii) those statements that are cautionary, predictive or forward-looking in nature, (b) any information that would cause one or more of the representations and warranties contained in this Article III to be untrue or incorrect, of which Rise Chain has knowledge prior to the date of this Agreement, and (c) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure). Subject to the foregoing, the Company hereby represents and warrants to Parent and Merger Sub that:
Section 3.01   Organization, Good Standing and Qualification.
(a)   Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept), in each case, in all material respects, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
(b)   Section 3.01(b) of the Company Disclosure Schedule sets forth a complete and accurate structure chart that depicts or otherwise lists each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by the applicable Group Company, and (iii) the other shareholder(s) of such Group Company or other entity. As of the date hereof, there are no other corporations, companies, partnerships or other entities in which a Group Company controls, owns, of record or beneficially, or otherwise holds any direct or indirect Equity Securities or other equity interest.
Section 3.02   Constitutional Documents.
The Company has heretofore furnished or otherwise made available to Parent a complete and accurate copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.
Section 3.03   Capitalization.
(a)   The authorized share capital of the Company is $100,000 divided into 100,000,000 Shares, par value of US$0.001 per share, of which 80,000,000 are Class A Shares and 20,000,000 are Class B Shares. As of the date of this Agreement, (i) 44,477,356 Class A Shares and 5,034,427 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights, (ii) 2,291,515 Class A Shares are reserved for future issuance pursuant to the outstanding Company Options and Company RSUs, and (iii) 6,398,616 shares are issued and held by the Company as treasury shares.
(b)   Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Vested Company Option outstanding as of the date of this Agreement: (i) the number of Shares subject to such Vested Company Option, (ii) the exercise or purchase price of such Vested Company Option, (iii) the date on which such Vested Company Option was granted, (iv) the date on which such Vested Company Option expires, and (v) the amount of the cash payment being paid under the terms set forth in Section 2.02 in exchange for the cancellation of such Vested Company Option. As of the date of this Agreement, the Company has no outstanding Unvested Company Options. There are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.
(c)   Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Unvested Company RSU outstanding as of the date of this Agreement (where applicable): (i) the number of Shares subject to such Unvested Company RSU, (ii) the date on which such Unvested Company RSU was granted, and (iii) the date on which such Unvested Company RSU expires. As of the date of this Agreement, the Company has no outstanding Vested Company RSU that has not been converted into ADSs. There are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RSU as a result of the Transactions.
(d)   Except for (i) the rights under the Control Documents, (ii) the Company Options and the Company RSUs described in Section 3.03(b) and Section 3.03(c), respectively, that are being cancelled at the Effective Time in exchange for a cash payment or an equity incentive award from the Parent after the Effective Time under the terms set forth in Section 2.02, and (iii) other agreements set forth in Section 3.03(d) of the Company Disclosure Schedule, (x) there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding, (y) there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company, and (z) the Company does not have any outstanding bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries has any secured creditors holding a fixed or floating security interest.
(e)   The grant of each outstanding Company Option was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholders’ approval by the necessary number of votes in compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“Nasdaq”) and all other applicable Laws in all material respects. The grant of each Company RSU was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholders’ approval by the necessary number of votes in compliance with the terms of the relevant Company Share Plans, the Exchange Act, the rules and regulations of Nasdaq and all other applicable Laws in all material respects.
(f)   The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is owned by such Group Company free and clear of all Liens (except for Permitted Liens).

Section 3.04   Authorization; Fairness.
(a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Requisite Company Vote, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and other than such filings and recordation as required by the CICA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject only, in each case, to receipt of the Requisite Company Vote.
(b)   This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((i) and (ii) collectively, the “Enforceability Exceptions”).
(c)   The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best and commercial interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and to consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders Meeting, and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.
(d)   The Special Committee has received from Houlihan Lokey (China) Limited (the “Financial Advisor”) its written opinion, dated the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be made available to Parent promptly after the execution of this Agreement solely for information purposes (it is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates). The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.
Section 3.05   No Conflict; Required Filings and Consents.
(a)   Except as set forth in Section 3.05 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) assuming the Requisite Company Vote is obtained, conflict with or result in any breach of any provision of the organizational or governing documents of any Group Company, (ii) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, or (iv) assuming the Requisite Company Vote is obtained and the Requisite Approvals are complied with and completed, violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except, with respect to each case of clauses (ii) through (iv), for any such conflict, breach, violation, default, modification, right, creation of any Lien or other occurrence which would not reasonably be expected to have a Company Material Adverse Effect.
(b)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Authority”) except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the Nasdaq rules and regulations in connection with this Agreement or the Merger (items (i) through (iv) together, the “Requisite Approvals”), and (v) any such other filing, permit, authorization, consent or approval, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company or the consummation by the Company of the Merger.
Section 3.06   Permits; Compliance with Laws.
(a)   Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), except where the failure to be in possession of such Material Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All of the Material Company Permits are valid and in full force and effect and passed their respective annual or periodic inspection or renewal in accordance with applicable Laws, and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened in writing, except for any suspensions or cancellations that would not materially and adversely affect such Group Company’s business.
(b)   The Group Companies are and have been in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of Nasdaq in all material respects.
(c)   For the preceding five (5) years, none of the Company or any of its Subsidiaries, any officer or director of any of the foregoing, or, to the knowledge of the Company, any agent, employee or other Person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulates record keeping and internal controls (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws by the Company and its Subsidiaries. During the five (5) years prior to the date hereof, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, (i) received from any Governmental Authority any written notice, citation or inquiry regarding any actual or potential non-compliance with any applicable Anti-Corruption Laws, (ii) made any voluntary, directed, or involuntary disclosure to a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Laws, or (iii) is aware of any internal or Governmental Authority-led investigation regarding actual or potential non-compliance with any applicable Anti-Corruption Laws.
Section 3.07   SEC Filings; Financial Statements; Bank Accounts.
(a)   The Company has timely filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2022 (the “Applicable Date”) (such forms, reports, statements, schedules and other documents filed since the Applicable Date including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Company SEC Reports”). As of the date of filing, in the case of the Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). As of the date hereof, except as set forth in Section 3.07(a) of the Company Disclosure Schedule, (A) there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and (B) none of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act.
(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports (i) was prepared, in all material respects, in accordance with (x) the published rules and regulations of the SEC with respect thereto as of their respective dates, and (y) United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, and (ii) fairly presented, in all material respects, the financial position of the Company as at the respective dates thereof and the results of operations and cash flows of the Company for the respective periods indicated therein in conformity with GAAP. There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP.
(c)   Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on May 11, 2023 (as further amended on October 31, 2023) or otherwise disclosed by the Company in current reports on Form 6-K, no Group Company has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2022, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
(d)   The Company has timely filed all certifications and statements required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.
(e)   The Company maintains a system of accounting established and administered in accordance with GAAP in all material respects. The Group Companies maintain a system of internal accounting controls that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.
(f)   The list set forth in Section 3.07(f) of the Company Disclosure Schedule (“Company Schedule 3.07(f)”) is a true, correct and complete list of all bank accounts of, controlled or used by, the Company and each of its Subsidiaries, VIE Entities and Controlled Entities as of the date set forth therein. Other than as set forth in Company Schedule 3.07(f), the Company and each of its Subsidiaries, VIE Entities and Controlled Entities have no other bank accounts as of the date hereof. There shall have been no material changes to the amount of the cash balances set forth in Company Schedule 3.07(f) for each account listed therein as of the date hereof and as of the Closing, except for any changes to cash balances due to the Group Companies’ ordinary course of business consistent with past practice (including (i) any drawdown, repayment and related fees in connection with the Group Companies’ loans to Creative Big Limited, and (ii) settlement of legal fees and professional fees incurred in connection with the Company’s Exchange Act reporting obligations or the Transactions).
Section 3.08   Proxy Statement.
The Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the information supplied by the Company for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders Meeting and the form of proxy) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub, the Rollover Shareholders, the Guarantor or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 3.09   Absence of Certain Changes.
Since December 31, 2022, except as set forth in Section 3.09(a) of the Company Disclosure Schedule, (a) each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, except as expressly contemplated by this Agreement, (b) there has not been any Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company’s Equity Securities, except for any dividend or distribution by a Group Company to another Group Company, (d) there has not been any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than the share purchase program as set forth in Section 3.03(d) of the Company Disclosure Schedule, repurchase of Shares to satisfy obligations under the Company Share Plans or other similar plans or arrangements including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options), (e) there has not been any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, and (f) there has not been any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.10   Absence of Litigation.
As of the date of this Agreement, there is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company or any Equity Securities, property or asset of any Group Company, before any Governmental Authority which (a) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (b) if adversely determined, would reasonably be expected to result in a Company Material Adverse Effect or prevent, delay or impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger in any material respect. No Group Company, nor any Equity Securities or property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would result in or reasonably be expected to result in a Company Material Adverse Effect.
A list of material disputes with respect to the Group Companies’ account receivables as of the date hereof has been provided to Parent which includes disputes that are subject to legal proceedings. As of the date of this Agreement, the information in such list is true and correct in all material respects, and the settlement agreement and compromise agreements referenced therein are valid and enforceable in all material respects. Other than (i) the disputes listed in such list and (ii) the disputes for which the Company has made provisions in relevant financial statements of the Company, as of the date hereof, the Group Companies do not have any other material disputes with respect to the Group Companies’ account receivables.
Section 3.11   Employee Benefit Plans.
(a)   The Company has made available to Parent true and complete copies of each Company Employee Plan that is required to be included in the Company SEC Reports. There is no other Company Employee Plan other than the Company Share Plans. Each Company Employee Plan has been established, operated and maintained in compliance with its terms and applicable Law in all material respects.
(b)   Neither the execution of this Agreement, shareholders’ approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s), such as a termination of employment), will entitle any current or former director, officer, employee or consultant of any Group Company to (i) material compensation or benefits (including any severance payment or benefit) or any material increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment or funding of material compensation or benefits under, or materially increase the amount payable pursuant to, any of the Company Employee Plan or any employment agreements.
(c)   No Company Employee Plan provides for post-employment or retiree health benefits, except to the extent required by applicable Laws. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis, and there are no claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.
Section 3.12   Labor and Employment Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements, trade union, works council or other labor union contract applicable to employees of any Group Company, and to the knowledge of the Company, there are no ongoing union organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries.

(b)   Each Group Company (i) is, and since the Applicable Date has been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including those related to wages, work hours, shifts, overtime, social security benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and (ii) to the knowledge of the Company, does not have any material liability, taxes or penalties for failure to pay wages that have come due and payable under applicable Law or any social security benefits. There is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company that would reasonably be expected to result in a Company Material Adverse Effect. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company that would reasonably be expected to result in a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company currently employs any person that would reasonably be expected to result in a Company Material Adverse Effect.
Section 3.13   Real Property; Title to Assets.
(a)   Each material Lease is legal, valid, binding, enforceable and in full force and effect, and neither any Group Company (as a party to such material Lease) nor, to the knowledge of the Company, any other third party to such material Lease is in breach or default under such material Lease.
(b)   The Leases identified in Section 3.13(b) of the Company Disclosure Schedule comprise all of the material real property used by the Group Companies in the business of the Group Companies as of the date hereof. No Group Company owns any real property.
(c)   The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets necessary to conduct their respective businesses as currently conducted, in each case free and clear of all Liens, except Permitted Liens.
Section 3.14   Intellectual Property.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other rights to use (in each case, free and clear of any Liens, except for Permitted Liens), all Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.
(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon or misappropriate the Intellectual Property rights of any person and is in compliance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened in writing assertion or claim from any Person who has provided sound explanations and documentary evidence (i) that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon or misappropriating any Intellectual Property right of any person and, (ii) if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.
(c)   With respect to each Intellectual Property owned by any Group Company, except as would not reasonably be expected to have a Company Material Adverse Effect, such Group Company is the owner of the right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business.

(d)   With respect to each Intellectual Property licensed to any Group Company, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) to the knowledge of the Company, no party to any license of such Intellectual Property is in breach thereof or default thereunder.
(e)   Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company is, and has been since the Applicable Date, in compliance with all Data Privacy and Security Requirements and have established and maintain policies and procedures relating to Personal Data that comply with all applicable Laws.
Section 3.15   Taxes.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Group Company has duly and timely filed (taking into account any extension of time within which to file) Tax Returns and reports required to be filed by it and has paid, withheld and discharged all Taxes required to be paid, withheld or discharged (whether or not reflected on such Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, and (ii) all such Tax Returns are true, accurate and complete.
(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Governmental Authority is asserting in writing against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, (ii) there are no pending or, to the knowledge of the Company, threatened in writing, Actions for the assessment or collection of any Taxes against any Group Company, and (iii) no Group Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.
(c)   Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens on any of the assets of any Group Company that arose in connection with any failure to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.
(d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has, in accordance with applicable Tax Laws, duly registered with the relevant Governmental Authorities, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities.
Section 3.16   Material Contracts.
(a)   For the purposes of this Agreement, “Material Contracts” means this Agreement and the following Contracts:
(i)   any Contract to which any of the Group Companies is a party as of the date of this Agreement filed or required to be filed as exhibits to any of the Company SEC Reports (including Form 20-F);
(ii)   any Contract that is a joint venture, partnership or other similar agreement relating to the operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its Subsidiaries (taken as a whole), other than Contracts with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;
(iii)   any Contract (other than a Contract between or among the Company or any of its Subsidiaries) involving Indebtedness of the Company or any of its Subsidiaries of more than $750,000;

(iv)   any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than $750,000;
(v)   any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with a value of more than $750,000, other than a Permitted Lien;
(vi)   any Contract under which the Company or any of its Subsidiaries has any obligations that have not been satisfied or performed (other than indemnification and confidentiality obligations) relating to the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$750,000 (by merger, purchase or sale of assets or stock or otherwise);
(vii)   is a Control Document; or
(viii)   any other Contract which, if terminated, could reasonably be expected to result in a Company Material Adverse Effect.
(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect or except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company, or to the knowledge of the Company against such counterparty, in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Group Company is or is alleged to be in material breach or violation of, or default under, any Material Contract, and (iii) within the last twelve (12) months prior to the date hereof, no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract. Neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.
Section 3.17   Anti-Takeover Provisions.
There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other similar forms of anti-takeover statutes or regulations enacted under any Laws, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of capital stock of the Company, or similar provisions under the organizational documents of the Company and its Subsidiaries (collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or the other Transactions. The Company Board has taken all necessary actions so that any Takeover Statute does not, and will not, apply to this Agreement or the Transactions, including the Merger.
Section 3.18   Related Party Transactions.
The Company has disclosed in the Company SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, on the other hand, entered into during fiscal years covered by such Company SEC Reports that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of any Group Company, (b) reimbursement for expenses incurred on behalf of any Group Company, and (c) other employee benefits, including Contracts entered into under the Company Share Plans.
Section 3.19   Brokers.
Except (i) for the Financial Advisor and (ii) as set forth in Section 3.19(ii) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.20   Control Documents.
(a)   To the knowledge of the Company, (i) each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder, and (ii) the execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.
(b)   As of the date of this Agreement, there is no Action initiated by any Governmental Authority or any other person against any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of the Control Documents, individually or taken as a whole, (ii) challenge the legality of the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, or (iii) claim that any of the Control Documents or the ownership structure thereof violates any PRC Laws in any material respect.
(c)   As of the date of this Agreement, pursuant to the Control Documents with respect to each VIE Entity, the WFOE has had exclusive control over such VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of such VIE Entity and its Subsidiaries. As of the date of this Agreement, each of the Control Documents is valid and binding, in full force and effect and enforceable against each party thereto in accordance with its terms (subject to the Enforceability Exceptions), and none of the parties thereto is in default or breach under any of the Control Documents in any material respects, under which the Company is permitted under applicable Laws and accounting conventions to properly consolidate the financial results of the Controlled Entities in the consolidated financial statements of the Company in accordance with the GAAP.
Section 3.21   Indebtedness.   Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding material unsecured financial indebtedness.
Section 3.22   Insurance.   All insurance policies of the Company and its Subsidiaries which are material to the Company and its Subsidiaries, individually or taken as a whole, are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its Subsidiaries operate.
Section 3.23   Environmental Matters.   Except as would not result in or reasonably be expected to result in a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable environmental Law and possesses all permits, licenses and other authorizations currently required for its establishment and operation under any environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, (b) no property currently or, to the Company’s knowledge, formerly owned or operated by any Group Company has been contaminated with or is releasing any hazardous substance in a manner that would reasonably be expected to require remediation or other corrective action by any Group Company pursuant to any environmental Law, (c) no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any environmental Law that remains unresolved, and (d) no Group Company is subject to any order, decree, settlement agreement or similar written agreement, or injunction with any Governmental Authority concerning liability under any environmental Law or relating to hazardous substances.
Section 3.24   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or its business, or with respect to any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with the

Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
Section 4.01   Corporate Organization.
(a)   Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) has the requisite corporate power and authority and all necessary governmental approvals to own lease and operate its properties and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement except, with respect to this clause (ii), where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents. Each of Parent and Merger Sub has made available to the Company complete and accurate copies of its memorandum and articles of association as currently in effect as of the date hereof.
(b)   Each of Parent and Merger Sub was formed solely for the purposes of engaging in the Transactions and has no, assets, liabilities or obligations of any nature other than those incidental to its formation and capitalization and pursuant to the Transaction Documents and the Transactions (including the Financing).
Section 4.02   Authorization.
Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the Transactions, including the Merger, other than the approval of Igomax, Bubinga and Rise Chain as the shareholders of Parent.
Section 4.03   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by each of Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to the foregoing clause (ii) and clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.
(b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Requisite Approvals.
(c)   Except as contemplated under the Financing Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.
Section 4.04   Capitalization.   The authorized share capital of Parent is $50,000 consisting of 500,000,000 shares, par value of $0.0001 per share. As of the date of this Agreement, three shares of Parent are issued and outstanding, which have been duly authorized, validly issued, fully paid and non-assessable, and Igomax, Bubinga and Rise Chain each owns one share. The authorized share capital of Merger Sub is $50,000 consisting of 50,000 shares, par value of $1.00 per share. As of the date of this Agreement, one share of Merger Sub is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable and is wholly owned by Parent free and clear of all Liens. Other than the applicable Transaction Documents, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Parent or Merger Sub.
Section 4.05   Available Funds and Financing.
(a)   Parent has delivered, on or prior to the date of this Agreement, to the Company true and complete copies of (i) the executed facility agreement with New Age SP II, a segregated portfolio under New Age SPC, a Cayman Islands-registered segregated portfolio company (the “Lender”) (as the same may be amended or modified pursuant to Section 6.07) (the “Facility Agreement”) (which may be redacted with respect to any provisions that would not reasonably be expected to affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), pursuant to which the Lender has agreed to lend the cash amount set forth therein for the purpose of financing the Merger Consideration and any other amounts required to consummate the Transactions (the “Debt Financing”), (ii) an executed equity commitment letter from Mr. Huang Jianjun and Rise Chain (the “Equity Commitment Letter” and, together with the Facility Agreement and any definitive agreements executed pursuant to such Equity Commitment Letter and Facility Agreement, the “Financing Documents”), pursuant to which Mr. Huang Jianjun and Rise Chain have committed to subscribe, or cause to be subscribed for newly issued ordinary shares of Parent and to pay, or cause to be paid, to Parent an aggregate amount set forth therein for the purpose of financing the Merger Consideration and any other payment obligations in connection with the consummation of the Transactions (the “Equity Financing” and, together with the Debt Financing or, if applicable, the Alternative Financing, the “Financing”), and (iii) the Support Agreement. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions set forth therein.
(b)   As of the date hereof, (i) each of the Financing Documents and the Support Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto, subject to the Enforceability Exceptions, and (ii) none of the Financing Documents and the Support Agreement has been amended or modified and no such amendment or modification is contemplated except for any such amendment or modification as permitted in accordance with Section 6.07(c), and the respective commitments contained in the Financing Documents and the Support Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Assuming (A) the Financing is funded in accordance with the Financing Documents and the transactions contemplated by the Support Agreement are consummated in accordance with the terms therein, and (B) the satisfaction of the conditions to the obligation of

Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or if permissible, the waiver of such conditions, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for Parent, Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions contained therein. There are no side letters or other contracts or arrangements with respect to the Financing relating to Parent or Merger Sub, on the one hand, and providers of the Debt Financing, on the other hand, other than those disclosed to the Company (including any Financing Documents (including any fee letter executed pursuant to the Financing Documents)).
(c)   Parent or Merger Sub has fully paid, or cause to be paid, any and all fees, if any, that are payable on or prior to the date hereof under the Facility Agreement and will pay when due all other fees arising under the Facility Agreement as and when they become due and payable thereunder.
(d)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a material default or breach on the part of Merger Sub, Parent or any of their respective Affiliates, or, to the knowledge of Parent, any other parties thereto, under the Financing Documents; or, to the knowledge of Parent, would otherwise excuse or permit the financing sources under any Financing Documents to refuse to fund their respective obligations under the Financing Documents. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time.
(e)   Parent and Merger Sub hereby acknowledge and agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing, and reaffirm their obligation to consummate the Transactions hereby, irrespective and independent of the availability of the Financing, on the terms and subject to the conditions set forth in this Agreement.
Section 4.06   Information Supplied.
None of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, or (b) the Proxy Statement, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.07   Solvency.
Neither Parent nor Merger Sub is entering into the transactions contemplated hereby and by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, and the accuracy of the representations and warranties of the Company in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Per Share Merger Consideration and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.
Section 4.08   Absence of Litigation.
As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent or Merger Sub, threatened in writing, against Parent or Merger Sub or any property or asset of Parent or Merger

Sub and neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents.
Section 4.09   Ownership of Company Shares.
As of the date hereof, other than the Excluded Shares which will be cancelled at the Effective Time in accordance this Agreement, neither Parent, Merger Sub, nor any of their respective controlled Affiliates (or to the knowledge of Parent and Merger Sub, any of their respective non-controlled Affiliates), beneficially own any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants, or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in the Company.
Section 4.10   Independent Investigation.
Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement, including the Company Disclosure Schedule and in any certificate delivered pursuant to this Agreement).
Section 4.11   Buyer Group Contracts.
Except for this Agreement, the Support Agreement, the Limited Guarantee, the Equity Commitment Letter, the Consortium Agreement and the Interim Investors Agreement, there are (a) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of Parent, Merger Sub, the Rollover Shareholders, or any of their respective Affiliates (excluding the Company and its Subsidiaries), and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders (excluding the Rollover Shareholders), on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration (as applicable), (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions.
Section 4.12   Non-Reliance on Company Estimates.
The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Each of Parent and Merger Sub further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that the Company shall not be responsible to Parent, Merger Sub or any of their respective Affiliates for any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives.

Section 4.13   Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or the Rollover Shareholders.
Section 4.14   Limited Guarantee.
The Limited Guarantee has been duly and validly executed and delivered by the Guarantor and is in full force and effect, and assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms thereof, subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.
Section 4.15   No Additional Representations.
Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, or with respect to any information provided to the Company or any of its Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.01   Conduct of Business by the Company Pending the Merger.
The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule, or (z) permitted by or contemplated in this Agreement, unless Parent may otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice or as contemplated by the forecast of the Company delivered by the Company to Parent prior to the date hereof, and (ii) the Company shall use its reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current executive officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other Persons with which any Group Companies has material business relations as of the date hereof. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (A) required by applicable Law, (B) set forth in Section 5.01 of the Company Disclosure Schedule, or (C) permitted by or contemplated in this Agreement or contemplated by the forecast of the Company delivered by the Company to Parent prior to the date hereof, the Company shall not, and shall not permit any Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes to the registered address or business scope of a Group Company as reasonably needed within the ordinary course of business of such Group Company;
(b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the issuance of Shares upon the exercise of any Company Options or Company RSUs in accordance with their respective terms, (B) the withholding of securities of the Company to satisfy Tax obligations with respect to Company Options or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSUs, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, (E) any transaction between or among the Company and its direct or indirect wholly owned Subsidiaries, or (F) the issuance of Class A Shares to holders of Class B Shares in connection with the conversion of such Class B Shares in accordance with the memorandum and articles of association of the Company), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of $2,000,000, except in the ordinary course of business or pursuant to existing Contracts, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business or pursuant to existing Contracts;
(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than (i) the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options or Company RSUs in accordance with the their respective terms, and (ii) the cancellation, repurchase and redemption or re-designation and reclassification of Class B Shares in connection with the conversion thereof to Class A Shares in accordance with the memorandum and articles of association of the Company);
(e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;
(f)   acquire any assets, securities or properties, in any single transaction or related series of transactions, for consideration in excess of $2,000,000, except for acquisitions in the ordinary course of business or pursuant to existing Contracts;
(g)   make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of $2,000,000 in any single transaction or related series of transactions other than (i) in the ordinary course of business, or (ii) pursuant to existing Contracts;
(h)   incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, in each case, with an amount in excess of $2,000,000 in a single transaction or related series of transactions, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (ii) any amendments to the Contracts related to any Group Company’s existing credit facilities which are requested by the applicable lender(s) in connection with the Transactions, (iii) in the ordinary course of business consistent with past practice (including the renewal, extension or amendment of Contracts related to the Group Companies’ existing loans, or any drawdown or repayment of loans under such Contracts), or (iv) any Indebtedness between the Company and its Subsidiaries, or between two or more Subsidiaries of the Company;
(i)   make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(j)   settle any pending or threatened in writing Action of or against any Group Company (A) by making payments for an amount in excess of $1,000,000 for any single Action, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions, except for, in each case, any Actions occurring in the ordinary course of business;
(k)   make or change any material Tax election, amend any material Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, or make any material change in any method of Tax accounting or Tax accounting period;
(l)   authorize or make any capital expenditures which are, in the aggregate, in excess of $2,000,000, other than as set forth in the annual budget of the Company duly approved by the Company Board;
(m)   (x) enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or (y) modify or amend in any material respect, terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract in each case not in the ordinary course of business, other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) as may be reasonably necessary to comply with the terms of this Agreement, or (C) as required or contemplated by the terms of any Material Contract in effect as of the date hereof in accordance with its terms as of the date hereof;
(n)   except as required by Law or as required pursuant to this Agreement or the terms of any Company Employee Plan as in effect on the date hereof, (A) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any of its directors, officers, employees, contractors, consultants, or service providers (except (x) base salary or wage increases for employees in the ordinary course of business consistent with past practices, or (y) increases that would not in the aggregate cause an increase in the labor costs of the Company and its Subsidiaries, taken as a whole, by more than 10% compared with the labor costs of the Company and its Subsidiaries, taken as a whole, as of the date hereof), (B) make, announce or grant any incentive compensation (including equity-based incentive compensation) bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former directors, officers, employees, contractors, consultants, or service providers (other than in connection with an ordinary course hiring of employees), (C) establish, adopt, enter into, materially amend or terminate any Company Employee Plan, (D) loan or advance any money or any other property to any present or former director, officer, employee, contractor, consultant, or service provider of the Company or any subsidiary, (E) hire (other than in connection with an ordinary course replacement hiring for employees whose annual compensation is less than $250,000) or terminate (other than for cause) any employee, contractor, consultant or service provider with an annual compensation in excess of $250,000 or enter into an agreement with respect to the foregoing, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Employee Plan or otherwise;
(o)   terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company and its Subsidiaries which are not promptly replaced by a comparable amount of insurance coverage;
(p)   enter any new line of business outside of its existing business as of the date hereof that is material to the Company and its Subsidiaries, taken as a whole;
(q)   grant or issue any new Company Options or Company RSUs pursuant to the Company Share Plans; and
(r)   agree to or enter into any Contract or otherwise make a legally binding commitment, to do any of the foregoing.
Solely for the purposes of this Section 5.01, pandemic or epidemic-related measures reasonably taken by the Group Companies for the purposes of reducing any adverse impact on the businesses and assets of the Group Companies, including those responding to COVID-19, shall not constitute a breach of this Section 5.01.

Section 5.02   Compliance.
Each party hereto agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not (i) take any action which is intended to or would reasonably be likely to result in any of the applicable conditions to effecting the Merger becoming incapable of being satisfied or (ii) take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 5.03   No Control of Other Party’s Business.
Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01   Proxy Statement and Schedule 13E-3.
(a)   As soon as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Parent and Merger Sub shall timely furnish all information as the Company may reasonably request in connection with such actions and preparation of the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such document or response, and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub, Rollover Shareholders or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon. Nothing in this Section 6.01 is intended to restrict or preclude the Company Board or the Special Committee from effecting a Change in the Company Recommendation on the terms and subject to the condition set forth in this Agreement. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04(d) and Section 6.04(e) with respect to any disclosure regarding a Change in the Company Recommendation made in accordance with and not in violation of this Agreement, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or another filing by the Company with the SEC, with respect to such disclosure.
(b)   Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon. Notwithstanding anything herein to the contrary, no representation, warranty, covenant or agreement is made by any party hereto with respect to information supplied by any of the other parties hereto or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 6.02   Company Shareholders Meeting.
(a)   The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the “Record Date”) in consultation with Parent, and shall not change such Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless the Company is required to do so by applicable Law or the Shareholders Meeting as originally called is adjourned or otherwise delayed pursuant to terms of this Agreement. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than 12 Business Days after such confirmation, the Company shall (i) set the Record Date to determine holders of Shares entitled to vote on the Merger and inform the Depositary of said Record Date, (ii) request the Depositary to fix the ADR record date (the “ADR Record Date”) as the same date as the Record Date, and (iii) cause the Depositary to arrange for the proxy solicitation materials to be mailed to all registered and beneficial holders of ADSs as at the ADR Record Date and set the cut-off time by which eligible holders of ADSs can submit voting instructions to the Depositary. Subject to Section 6.02(b), without the prior written consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.
(b)   As soon as reasonably practicable but in any event no later than thirty-five (35) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders Meeting. Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to (i) solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board authorizes the Company to terminate this Agreement in accordance with the terms of this Agreement, the Company shall not be required to convene the Shareholders Meeting or submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting. Notwithstanding any Change in the Company Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company for approval at the Shareholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation, and (y) all other obligations of the parties hereto hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal).
(c)   Notwithstanding Section 6.02(b), the Company may, after consultation in good faith with Parent, adjourn or recommend the adjournment of the Shareholders Meeting to its shareholders (i) if and to the extent the Special Committee determines in good faith that such adjournment or postponement is necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained; provided, that in the case of clauses (i) or (iii), without the prior written consent of Parent, in no event shall the Shareholders Meeting (as so postponed or adjourned) be held on a date (A) that is more than thirty (30) days after the date for which the Shareholders Meeting was originally scheduled, or (B) that is less than five (5) Business Days before the Long Stop Date. The Company shall, upon Parent’s written request and at Parent’s direction, adjourn or postpone the Shareholders Meeting on up to two occasions for an aggregate period of up to ten (10) Business Days, (i) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure that is required by applicable Law and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence.

(d)   At the Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, Parent and/or Merger Sub shall vote, and shall cause the Rollover Shareholders to vote, all Shares held directly or indirectly by them as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreement, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.
Section 6.03   Access to Information.
(a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreement, upon reasonable advance notice in writing from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information concerning the Group Companies as Parent may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties. All requests for information made pursuant to this Section 6.03(a) shall be directed to the executive officers or other person designated by the Company.
(b)   Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to give access to or disclose any information to Parent or any of its Representatives if such access or disclosure would (i) violate any Contract entered into prior to the date of this Agreement, applicable Law or Order (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such violation), (ii) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) give a Third Party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such jeopardy for right to terminate or accelerate).
(c)   All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement and Section 9.12.
(d)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
Section 6.04   Competing Proposal.
(a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on the date that is (x) thirty (30) days following the date of this Agreement (the “No-Shop Period Start Date”) for any Person or “group” who is not an Excluded Party, or (y) in respect of any Excluded Party, five (5) days after the No-Shop Period Start Date (the “Cut-Off Date”), as applicable, the Company, its Subsidiaries and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) solicit, initiate, induce or encourage any Competing Proposal, or facilitate the making, submission or announcement of one or more Competing Proposals from any Person or its Representatives, or encourage, facilitate or assist, any proposal, inquiry or offer that could reasonably be expected to lead to a Competing Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information of the Company or any of its Subsidiaries, in each case subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement;

provided, that the Company shall promptly (and in any event within two (2) Business Days) provide to Parent any information concerning the Company or its Subsidiaries that it has provided to any Person or its Representatives which was not previously provided to Parent, (ii) enter into, participate in or engage in discussions or negotiations with any Person or its Representatives with respect to a Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal, and (iii) otherwise cooperate with, assist, participate in or facilitate any Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal. Within forty-eight (48) hours following the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company shall notify Parent in writing of the material terms and conditions of any proposal or offer regarding a Competing Proposal (including any amendments or modifications thereof) received from any Person or its Representatives and the identity thereof (including the identity of any Excluded Party). Except as otherwise expressly provided in this Section 6.04, the Company shall (x) immediately cease any activities permitted by the preceding sentences and any discussions or negotiations with any Person (other than Parent, Merger Sub or their respective Representatives) that are ongoing as of the No-Shop Period Start Date and that relate, or may reasonably be expected to lead, to a Competing Transaction, and (y) promptly request each Person (other than Parent, Merger Sub or their respective Representatives) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such Person’s consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.
(b)   Immediately from the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any person in furtherance of such inquiries or with the intent to induce or obtain such a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any Alternative Acquisition Agreement (as defined below), (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes, or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i)  – (iv) of this Section 6.04(b); provided, that if, following the receipt of a Superior Proposal or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was made after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Date) and prior to the receipt of the Requisite Company Vote, the Company Board has determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that a failure to do so could be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such proposal, (A) request information from the Person making such proposal for the sole purpose of the Company Board informing itself about the proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Superior Proposal pursuant to an Acceptable Confidentiality Agreement, and (C) participate in negotiations with such party regarding such proposal; provided, further, that as soon as practical (and in any event within twenty-four (24) hours) the Company shall notify Parent in writing of the material terms and conditions of any proposal or offer regarding such proposal (including any amendments or modifications thereof) and the identity thereof (including the identity of any Excluded Party).
(c)   Except as expressly permitted in this Section 6.04, neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent, Merger Sub or the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) adopt, approve, determine to be advisable, or recommend, or propose publicly to adopt, approve, determine to be advisable, or recommend, any Competing Proposal, (iv) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/

Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, (v) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing, or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Alternative Acquisition Agreement”) related to any Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(a) or Section 6.04(b)) (any of the foregoing, a “Change in Company Recommendation”).
(d)   Notwithstanding anything to the contrary set forth in Section 6.04(c), if and only if the Company Board determines in good faith acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), in response to a Superior Proposal that was made in compliance with this Section 6.04 after the date hereof and prior to the receipt of the Requisite Company Vote, that the failure to do so could be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may (x) make a Change in the Company Recommendation, and (y) authorize the Company to terminate this Agreement in accordance with Section 8.03(c), but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer in all material respects; (ii) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a proposal or offer that constitutes a Superior Proposal, specifying the material terms and conditions of such proposal or offer, identifying the person making such proposal or offer and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents, so that such proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 6.04(d) apply and the Company shall be required to deliver a new Notice of Superior Proposal to Parent; provided, further, that with respect to such new Notice of Superior Proposal to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3)-Business-Day-period rather than the five (5)-Business-Day-period first described above; and (D) following the end of such five (5)-Business-Day-period or three (3)-Business-Day-period (as applicable), the Company Board shall have determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing Documents proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that such proposal or offer giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and the failure to take the actions specified in clauses (x) to (y) above could still be inconsistent with its fiduciary duties under applicable Law.
(e)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board, acting at the recommendation of the Special Committee, or the Special Committee, may make a Change in the Company Recommendation for a reason unrelated to a Competing Proposal if and only if (i) the Company Board determines, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel that, in light of an Intervening Event, failure to make a Change in the Company Recommendation could be inconsistent with its fiduciary duties under applicable Law; (ii) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change in the Company Recommendation in light of such Intervening Event, which notice shall specify the nature and circumstances of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company (A) shall, and shall cause its Representative to, negotiate in good faith with Parent during such five (5)-Business-Day-period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement and the Financing Documents as would permit the Company Board not to effect a Change in the Company Recommendation in light of such Intervening Event, and (B) shall permit Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing Documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iv) the Company Board shall have considered in good faith any changes to this Agreement and the Financing Documents and shall have again determined, acting at the recommendation of the Special Committee, in good faith after consultation with its independent financial advisor and outside legal counsel, taking into account any changes to this Agreement and the Financing Documents proposed by Parent and Merger Sub in response to the aforementioned notice, that it could continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law not to effect the Change in the Company Recommendation in light of the Intervening Event.
(f)   Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company and (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure pursuant to this clause (B) (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee, as applicable, has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
Section 6.05   Directors’ and Officers’ Indemnification and Insurance.
(a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and between the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.
(b)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an “Indemnified Party”), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date hereof; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.
(c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened in writing Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICA or any other applicable Law; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its Subsidiaries.
(d)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Company, or Parent, as the case may be, shall assume the obligations set forth in this Section 6.05.
(e)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICA or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be an express third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.
(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.
Section 6.06   Notification of Certain Matters.
Subject to applicable Law, each of the Company and Parent shall promptly notify the other in writing of:
(a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b)   any notice or other communication from any Governmental Authority in connection with the Transactions;
(c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened in writing, against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and
(d)   a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;
together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not cure any breach of, or non-compliance with, any provision of this Agreement, be deemed to amend or supplement the Company Disclosure Schedule, or limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.
Section 6.07   Financing.
(a)   Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange and obtain the Debt Financing and Equity Financing in a timely manner and as provided in this Agreement, including to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions described in the Facility Agreement, (ii) maintain in effect each of the Financing Documents until the Transactions are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Parent or Merger Sub that are within its control, (iv) draw upon and consummate the Debt Financing and Equity Financing at or prior to the Closing, and (v) enforce its rights under the Financing Documents.
(b)   If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Facility Agreement, (i) Parent shall promptly so notify the Company in writing, and (ii) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternative sources as promptly as practicable following the occurrence of such event on terms and conditions not less favorable in any material respect, in the aggregate, to Parent and Merger Sub than those contained in the Facility Agreement in an amount, together with the aggregate proceeds of the Equity Financing, sufficient for Parent, Merger Sub and the Surviving Company to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and conditions contemplated hereby (the “Alternative Financing”); provided, that in no event shall the terms of any Alternative Financing prevent, delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions in accordance with the terms of this Agreement. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) as soon as practicable after execution thereof. In the event Alternative Financing is obtained, any reference in this Agreement to (X) the “Debt Financing” shall be deemed to include the Alternative Financing, and (Y) the “Financing Documents” shall be deemed to include the Alternative Financing Documents. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents and to the extent is not replaced by the Alternative Financing, Parent shall promptly notify the Company.
(c)   Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or waivers of, any condition or other provision under any Financing Document without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Financing below an amount necessary for Parent, Merger Sub and the Surviving Company to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith (in each case, it being understood that the Debt Financing or the Equity Financing may be reduced so long as the Equity Financing or the Debt Financing, as applicable, is increased by a corresponding amount) or (y) impose new or additional conditions to the Debt Financing or Equity Financing or otherwise expand, amend or modify the Debt Financing or Equity Financing in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent or Merger Sub to consummate the Transactions or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document; provided, that notwithstanding any other provision of this Agreement, Parent and Merger Sub shall be entitled from time to time to amend, restate, supplement, replace, substitute or otherwise modify, or waive any of its rights under, the documents related to Debt Financing and/or replace or substitute other debt financing for all or any portion of the Debt Financing from the same and/or alternative debt financing sources, subject to (i) subclauses (x) and (y) above and Section 6.07(b); and (ii) after such amendments, restatements, supplements, replacements, substitutions or modifications, the terms and conditions of the Debt Financing being not less favorable in any material respect to Parent and Merger Sub than those contained in the Facility Agreement. Notwithstanding any other provision of this Agreement, Parent and Merger Sub shall promptly provide to the Company any amendments, restatements, supplements, replacements, substitutions or modifications to the Financing Documents (other than any customary fee letters). Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the other parties to any Financing Document, except as expressly contemplated hereby.
(d)   Parent shall, prior to the Closing, (i) give the Company prompt written notice (A) upon becoming aware of any breach of any provision of, or termination by any party to any Financing Document or any other definitive agreement with respect to the Financing, (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination in writing by any party to any Financing Document or any other definitive agreement with respect to the Financing, (C) upon knowledge of any material dispute or disagreement between or among any parties to the Debt Financing or Equity Financing, and (D) if Parent at any time believes that it will not be able to obtain all or any portion of the Debt Financing or Equity Financing on the terms, in the manner, or from the sources contemplated by the Financing Documents; and (ii) otherwise keep the Company informed on a reasonably current basis of the status of Parent and Merger Sub’s efforts to arrange the Debt Financing or Alternative Financing (as applicable) and the Equity Financing.
(e)   Prior to the Closing, the Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective officers, employees and Representatives to use reasonable efforts to provide, to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing or Alternative Financing, including (i) participating in a reasonable number of meetings, presentations and due diligence sessions with Representatives of Parent and its Debt Financing or Alternative Financing sources, (ii) assisting in the preparation of bank information memoranda, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing or Alternative Financing, and (if required under the Financing Documents) to cause an officer, director or person performing similar functions of the Company to execute and deliver reasonable numbers of customary authorization and customary representation and warranty letters with respect to the Company (collectively, “Closing Deliverables”) (provided that (A) none of the Closing Deliverables shall be executed or delivered except in connection with the Closing and none of the foregoing shall be effective prior to (or not contingent upon) the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (C) no liability shall be imposed on the Company or any of its Subsidiaries (except in the case of fraud, gross negligence, or willful misconduct) or any of their respective officers or employees), and (D) Parent shall provide advanced drafts of Closing Deliverables for the Company’s review and comment no later than three (3) Business Days prior to its expected execution date, and provided, further, that any further amendment made to the advanced drafts of Closing Deliverables shall be pre-approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as promptly as reasonably practicable, furnishing Parent and its sources of the Debt Financing or Alternative Financing with financial statements reasonably requested by Parent, (iv) reasonably cooperating with advisors, consultants and accountants of Parent or any sources or potential sources of the Debt Financing or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) to the extent customary and not prohibited by applicable Law, assisting and facilitating the granting of guaranty, security or pledging of collateral related to Debt Financing or Alternative Financing; provided, that any collateral to be pledged or security to be granted by Parent or Merger Sub under any Financing Documents that in any manner involves the Company, any of its Subsidiaries or any of their respective assets shall be contingent upon the occurrence of the Effective Time, (vi) taking customary action reasonably necessary to establishing bank and other accounts in connection with, to enter into one or more definitive agreements to facilitate, and taking customary corporate actions reasonably necessary for, the consummation of the Debt Financing or any Alternative Financing immediately prior to the Effective Time; provided, that such agreements and arrangements shall not become active or take effect until the Effective Time, (vii) furnishing Parent and its Representatives promptly with all documentation and other information required with respect to the Debt Financing or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the information provided to such prospective sources shall be subject to the terms of the Confidentiality Agreement, (viii) (if required under the Financing Documents,) without prejudice to the proviso under paragraph (ii) above, using reasonable best efforts to obtain a solvency certificate to be executed and delivered by an officer or person performing similar functions of the Company with respect to solvency matters to the extent reasonably required by the Lender (and/or any lender of any Alternative Financing, as applicable) or the Financing Documents (for the avoidance of doubt, it is understood that the solvency certificate referred herein is a Closing Deliverable), and (ix) reasonably assisting with procuring customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to certain Indebtedness (the list of which shall be provided by Parent to the Company prior to the date hereof) to be paid off, discharged and terminated on the Closing Date.
(f)   Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee or incur any liability with respect to the Debt Financing or Alternative Financing prior to the Effective Time, (y) to be an issuer or other obligor with respect to any Debt Financing or any Alternative Financing prior to the Effective Time, or (z) take or commit to taking any action that is not contingent upon the occurrence of the Effective Time or that would otherwise subject it to actual or potential liability in connection with the Debt Financing or Alternative Financing prior to the Effective Time.

(g)   Nothing contained in this Section 6.07 shall require such cooperation to the extent it would require the Company and its Subsidiaries to incur any expense unless such expense is reimbursed by Parent or Merger Sub. Parent shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them arising from the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith, except to the extent such liabilities or losses arising out of or resulted from (x) the willful misconduct of such Persons or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its Subsidiaries specifically for use in connection with the Debt Financing. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the Transactions.
Section 6.08   Further Action; Reasonable Best Efforts.
(a)   On the terms and subject to the conditions of this Agreement, each of the parties hereto shall each use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions.
(b)   Each party hereto shall, upon reasonable request by any other parties hereto, promptly furnish such other parties hereto with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Authority (if any) in connection with the Transactions.
Section 6.09   Obligations of Merger Sub.
Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.
Section 6.10   Participation in Litigation.
Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened in writing against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent an opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.11   Resignations.
To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.
Section 6.12   Public Announcements.
The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions, except (A) as may be required by applicable Laws or by any listing agreement with a national securities exchange or rules and policies of Nasdaq, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before making any such public announcements, and (B) that the Company shall not be required to obtain the prior agreement of Parent with respect to any public announcement of the receipt and existence of a Competing Proposal and matters related thereto, or a Change in the Company Recommendation, in each case made in compliance with Section 6.04. This Section 6.12 shall terminate upon a Change in the Company Recommendation.
Section 6.13   Stock Exchange Delisting.
The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Shares and ADSs from Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.14   Takeover Statutes.
If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all actions necessary so that no Takeover Statute is or becomes applicable to any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.
Section 6.15   Actions Taken at Direction of Parent or Merger Sub.
Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder (including Article III or this Article VI hereof, but for the purpose of this Section 6.15 only, excluding items (a) to (q) in Section 5.01), if the alleged breach results from an action or inaction by the Company specifically directed or approved by Parent, Merger Sub, the Chairman (unless in his capacity as the Chairman), Mr. Wing Hong Sammy Hsieh (unless in his capacity as a member of the Company Board), or their respective Affiliates or Representatives, regardless of whether there is any approval by or direction from the Company Board or the Special Committee.
Section 6.16   SAFE Registration.
The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by shareholders of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules, including by promptly providing such shareholders with such information relating to the Group Companies as is required for such application, and (b) cause its PRC Subsidiaries (to the extent applicable) to comply with the requirements of such SAFE rules.
Section 6.17   No Amendment to Transaction Documents.
Except as otherwise provided herein, without the prior written consent of the Special Committee (acting on behalf of the Company) (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and Merger Sub shall not, shall cause their respective controlled Affiliates not to, and shall use reasonable best efforts to cause their respective non-controlled Affiliates not to, (i) amend, modify, withdraw, waive or terminate any Transaction Documents to which the Company is not a party in a manner adverse to the Company or that would or would reasonably be expected to prevent or materially delay (a) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (b) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement, or (ii) enter into or modify any other Contract relating to the Merger or the Transactions in a manner that (x) would be inconsistent with the terms of any Transaction Documents, or (y) would or would reasonably be expected to prevent or materially delay (A) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement; provided, that nothing in this Section 6.17 shall prohibit or restrict any Person from becoming a party to the Support Agreement.
Section 6.18   Third Party Consents.
Prior to the Effective Time, the Company shall obtain all consents, approvals and waivers from any third parties (including those set forth in Section 3.05(a) of the Company Disclosure Schedule) that are required to consummate the Transactions (including the Merger), except where the failure to obtain such consents, approvals or waivers would not reasonably be expected to have a Company Material Adverse Effect.
ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.01   Conditions to the Obligations of Each Party.
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions on or prior to the Effective Time:
(a)   Shareholder Approval.   This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with the CICA and the Company’s memorandum and articles of association.
(b)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect, that has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Merger.
Section 7.02   Additional Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Effective Time, any of which may be waived exclusively by Parent in writing:
(a)   Representations and Warranties.   (i) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.03(d)(x), Section 3.04(a), Section 3.04(b), Section 3.04(c), Section 3.09(b), Section 3.17 and Section 3.19, the representations and warranties of the Company contained in Article III (without giving effect to any qualification as to “materiality”, “Company Material Adverse Effect” or similar standard or qualification set forth therein set forth thereon) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.01, Section 3.04(a), Section 3.04(b) and Section 3.04(c) (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), (iii) the representations and warranties set forth in Section 3.03(a), Section 3.03(d)(x), Section 3.09(b), Section 3.17 and Section 3.19 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iv) the representations and warranties set forth in Section 3.03(b) and Section 3.03(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties to be so true and correct would not result in a variation of more than 10% from (X) the total number of Shares subject to Vested Company Options as set forth in Section 3.03(b) of the Company Disclosure Schedule, or (Y) the total number of Shares subject to Unvested Company RSUs as described in Section 3.03(c) of the Company Disclosure Schedule.
(b)   Agreements and Covenants.   The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Officer Certificate.   The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).
(d)   No Material Adverse Effect.   No Company Material Adverse Effect shall have occurred since the date of this Agreement and is continuing.
Section 7.03   Additional Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Effective Time, any of which may be waived exclusively by the Company in writing, subject to the approval of the Special Committee:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time, except: (i) representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time, or (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay, materially impede or materially impair the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the Transaction Documents.
(b)   Agreements and Covenants.   Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Officer Certificate.   Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a director or executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
Section 7.04   Frustration of Closing Conditions.
Neither of the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as applicable, to use the standard of efforts from such party to comply with this Agreement and consummate the Transactions.

ARTICLE VIII
TERMINATION
Section 8.01   Termination by Mutual Consent.
This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee).
Section 8.02   Termination by Either the Company or Parent.
This Agreement may be terminated by either the Company (acting only upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:
(a)   the Effective Time shall not have occurred on or before May 24, 2024 (the “Long Stop Date”); or
(b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, which has the effect of preventing, prohibiting or otherwise making illegal consummation of the Merger; or
(c)   the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;
provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.
Section 8.03   Termination by the Company.
This Agreement may be terminated by the Company (acting only upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 to be satisfied and as a result of such breach, such condition would not be capable of being satisfied prior to the Long Stop Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis of such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;
(b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02, and (y) the date on which the foregoing notice is delivered to Parent; or
(c)   prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d), and (ii) the Company concurrently with or immediately after the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to or consummate the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with Section 6.04 in all respects (other than immaterial non-compliance that does not materially and adversely affect Parent or Merger Sub), and (B) complied with Section 8.06 and concurrently with or immediately after such termination, pays in full the Company Termination Fee, and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid in full the Company Termination Fee.
Section 8.04   Termination by Parent.
This Agreement may be terminated by Parent at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 to be satisfied and as a result of such breach, such condition would not be capable of being satisfied prior to the Long Stop Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(a) and the basis of such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03; or
(b)   the Company Board or the Special Committee shall have effected a Change in the Company Recommendation.
Section 8.05   Effect of Termination.
In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided, that (a) such termination shall not relieve any party hereto from its liabilities for any breach prior to such termination, and (b) the terms of Section 6.03(c), Section 6.07(g), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.
Section 8.06   Termination Fee.
(a)   In the event that:
(i)   (A) a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn) after the date hereof and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within nine (9) months after such termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement in connection with or consummates, such Competing Transaction (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A)); provided, that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);
(ii)   this Agreement is terminated by Parent pursuant to Section 8.04; or
(iii)   this Agreement is terminated by the Company pursuant to Section 8.03(c), then the Company shall pay, or cause to be paid, to Parent or its designees an amount in cash equal to $1,200,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) at least five (5) Business Days prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) at least two (2) Business Days prior to, concurrently with or immediately after the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being agreed that in no event shall the Company be required to pay the Company Termination Fee more than once.
(b)   Parent will pay, or cause to be paid, to the Company or its designees an amount in cash equal to $1,800,000 (the “Parent Termination Fee”), if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days after such termination by wire transfer of same day funds); it being agreed that in no event shall Parent be required to pay the Parent Termination Fee more than once.
(c)   Except as otherwise specified in Section 8.06(d), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.
(d)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in The Wall Street Journal on such date plus 1.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(e)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.
(f)
(i)   Subject to Section 9.08, the Equity Commitment Letter, the Facility Agreement and the Limited Guarantee, the Company’s right to (1) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to its terms, conditions and limitations), (2) if applicable, receive reimbursement and indemnification pursuant to Section 6.07(g), and (3) if applicable, receive reimbursement and interest pursuant to Section 8.06(d) (clauses (2) and (3) together, the “Company Reimbursement”), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, the Guarantor or the Rollover Shareholders, (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, Representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of Parent, Merger Sub, the Guarantor or Rollover Shareholders, (C) any financing source or other lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or the Guarantor, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f)(i), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger or the other Transactions to be consummated. For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, the Consortium Agreement, the Interim Investors Agreement, the Facility Agreement and any other Financing Documents) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, members, managers, partners, Representatives, stockholders, successors or assignees of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, the Consortium Agreement, the Interim Investors Agreement, the Facility Agreement and any other Financing Documents), other than (without duplication) from (A) Parent or Merger Sub to the extent provided in Section 8.06(b) and Section 8.06(d), or (B) the Guarantor or the Rollover Shareholders to the extent provided in the Limited Guarantee, Equity Commitment Letter or Support Agreement (subject to their respective terms, conditions and limitations). This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.
(ii)   Subject to Section 9.08, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a) and reimbursement and interest under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Rollover Shareholder or any member of the Parent Group against any member of the Company Group or any of their respective former, current or future employees, officers, partners, shareholders, agents, managers, members or Affiliates (each a “Company Related Party”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement under this Agreement or any certificate or other document delivered in connection herewith or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any Company Related Party shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the costs and expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub, any Rollover Shareholder or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any Company Related Party in connection with this Agreement (or any certificate or other document delivered in connection herewith) or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d).
(iii)   Notwithstanding anything to the contrary in this Agreement, the Financing Documents, the Limited Guarantee, the Support Agreement, the Consortium Agreement, the Interim Investors Agreement or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated, or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b), and (ii) the Company Reimbursement.

(iv)   Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Company Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Financing) to be consummated, or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Company Termination Fee, if any, due and owing to Parent pursuant to Section 8.06(a), and (ii) the amounts, if any, due and owing under Section 8.06(d).
ARTICLE IX
GENERAL PROVISIONS
Section 9.01   Survival.
The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.03(c), Section 6.03(d), Section 6.05, Section 6.06, Section 6.07(g), Section 6.12, Article VIII and this Article IX.
Section 9.02   Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)
if to Parent or Merger Sub:

TSH Investment Holding Limited
TSH Merger Sub Limited
Room 2815c, 28/F, Metropole Square, No.2 On Yiu Street,
Shek Mun, N.T., Hong Kong
Attn: Mr. Kin Ho Philip Chan, Director
Email: info@risechainltd.com
With copies to (which shall not constitute notice):
Ropes & Gray
44th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attn: Oliver Nip
Email: Oliver.Nip@ropesgray.com
Prospera Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
Attn: Mr. Kevin Leung
Email: kleung@prosperalaw.com

(b)
if to the Company:

iClick Interactive Asia Group Limited
15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong
Kong S.A.R., People’s Republic of China
philip.kan@i-click.com
With a copy to (which shall not constitute notice):
Cleary Gottlieb Steen & Hamilton LLP
45th Floor, Fortune Financial Center, 5 Dong
San Huan Zhong Lu
Chaoyang District, Beijing, China 100022
Attn: Denise Shiu
E-mail: dshiu@cgsh.com
(c)
if to the Special Committee, addressed to the care of the Company, with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
45th Floor, Fortune Financial Center, 5 Dong
San Huan Zhong Lu
Chaoyang District, Beijing, China 100022
Attn: Denise Shiu
E-mail: dshiu@cgsh.com
Section 9.03   Certain Definitions.
(a)   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of restricting the Company from satisfying its obligations under this Agreement.
“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that (x) Parent, Merger Sub, the Rollover Shareholders, the Guarantor and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Rollover Shareholders and the Guarantor shall be deemed to be Affiliates of either Parent or Merger Sub.
“beneficial owner” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Bubinga” means Bubinga Holdings Limited, a company incorporated under the laws of the British Virgin Islands. As of the date hereof, (a) Mr. Wing Hong Sammy Hsieh wholly owns and is the sole director of Bubinga, and (b) Bubinga is a shareholder of Parent. Mr. Wing Hong Sammy Hsieh is a director and co-founder of the Company.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized by Law to be closed.
“Chairman” means Mr. Jian Tang, the Chairman, Chief Executive Officer and co-founder of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.
“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees. For the avoidance of doubt, the Company Employee Plan includes the Company Share Plans.
“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, that in the case of clause (a) only, no Effect arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic (including COVID-19), epidemic or other public health crises, or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions of any country or jurisdiction in which the Company and its Subsidiaries operate, (v) any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding challenging any aspect of this Agreement and/or the Transactions, (vi) any action taken, and/or omission to take any action, by the Company or any of its Subsidiaries at the express request or with the written consent of Parent, Merger Sub, the Chairman, the Rollover Shareholders or any of their respective Affiliates, (vii) any action taken by any Group Company that is expressly required by this Agreement or the failure by any Group Company to take any action that is prohibited by this Agreement, (viii) any breach of this Agreement or other Transaction Documents by Parent, Merger Sub or any other party thereunder (other than the Company), (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure), (x) any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change), or (xi) any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for such change); except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Option” means each option to purchase each ADS granted under the Company Share Plans at or prior to the Effective Time whether or not such option has become vested at or prior to the Effective Time in accordance with the terms thereof.
“Company RSU” means each restricted share unit granted under the Post-IPO Share Incentive Plan at or prior to the Effective Time.
“Company Share Plans” means, collectively, (i) the 2018 Share Incentive Plan of the Company, which replaced the Company’s 2010 Share Incentive Plan in its entirety, and (ii) the Post-IPO Share Incentive Plan of the Company.

“Competing Proposal” means any written bona fide offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) that constitutes or could reasonably be expected to lead to a Competing Transaction.
“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company is attributable; (ii) any sale, lease, exchange, transfer or other disposition to a Third Party of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition to a Third Party of 15% or more of Equity Securities of the Company, or securities convertible into or exchangeable for 15% or more of Equity Securities of the Company; (iv) any tender offer or exchange offer (as such terms are defined under the Exchange Act) that, if consummated, would result in any person beneficially owning 15% or more of Equity Securities of the Company; or (v) any combination of the foregoing.
“Confidentiality Agreement” means the confidentiality agreement between the Company and Rise Chain dated January 11, 2023, as may be amended and restated from time to time.
“Consortium Agreement” means the Consortium Agreement, dated December 20, 2022, by and among Igomax, the Chairman, Bubinga, Mr. Wing Hong Sammy Hsieh, Rise Chain and Mr. Huang Jianjun, as may be amended from time to time.
“Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise or other instrument.
“Control Documents” means (i) Third Amended and Restated Equity Pledge Agreement entered into by and among iClick Data Technology (Beijing) Limited (愛点擊 (北京) 數据科技有限公司) (“iClick Beijing”), Beijing OptAim Network Technology Co., Ltd. (北京智云众网絡科技有限公司) (“OptAim Network”) and the Chairman as of November 1, 2021, (ii) Power of Attorney entered into by the Chairman as of November 1, 2021, (iii) Spousal Consent Letter entered into by Fan Xinyu, the spouse of the Chairman as of November 1, 2021, (iv) Exclusive Business Cooperation Agreement entered into by and among iClick Beijing, OptAim Network and Zhiyunzhong (Shanghai) Technology Co., Ltd. ( 指勻众 (上海) 科技有限公司) as of November 1, 2021, and (v) Third Amended and Restated Exclusive Call Option Agreement entered into by and among iClick Beijing, OptAim Network and the Chairman as of November 1, 2021.
“Controlled Entities” means the VIE Entities and their respective Subsidiaries.
“Data Privacy and Security Requirements” means (i) the Company’s and its Subsidiaries internal and posted policies and procedures with respect to privacy, Personal Data, data and system security, (ii) applicable privacy and data security Laws and industry standards (including the Payment Card Industry Data Security Standards), and (iii) applicable requirements relating to data collection, use, privacy, security or protection under any Contracts.
“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.
“Excluded Shares” means, collectively, (i) the Rollover Shares, (ii) Shares held by Parent, Merger Sub and the Rollover Shareholders, (iii) Shares held by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (iv) any Shares (including ADSs corresponding to such Shares) held by the Company or the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.
“Excluded Party” means any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) (i) who submits a written offer or proposal that constitutes a bona fide

Competing Proposal to the Company or any of its Representatives after the date hereof and prior to the No-Shop Period Start Date, and (ii) whose Competing Proposal is determined by the Company Board upon the recommendation of the Special Committee, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside legal counsel and the Financial Advisor), to be, or to be reasonably expected to lead to, a Superior Proposal.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per ADS underlying such Company Option in accordance with its terms and conditions thereof.
“Group Company” means any of the Company and its Subsidiaries (which for the avoidance of doubt include the VIE Entities).
“Igomax” means Igomax Inc., a company incorporated under the laws of the British Virgin Islands. As of the date hereof, (a) the Chairman wholly owns and is the sole director of Igomax, and (b) Igomax is a shareholder of Parent.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; provided, that in no event will Indebtedness include any accounts payable or other trade payable arising in the ordinary course of business, and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly by such person.
“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs, (b) Trademarks, (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered, (d) confidential and proprietary information, including trade secrets, know-how and invention rights, and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)  – (d).
“Interim Investors Agreement” means the interim investors agreement entered into by Igomax, the Chairman, Bubinga, Mr. Wing Hong Sammy Hsieh, Rise Chain, Mr. Huang Jianjun, Parent and Merger Sub concurrently with the execution and delivery of this Agreement, that governs the relationship among the parties thereto with respect to this Agreement and matters relating thereto until the earliest of (a) the consummation of the Merger, (b) the termination of the Merger Agreement, and (c) the agreement amongst Igomax, the Chairman, Bubinga, Mr. Wing Hong Sammy Hsieh and Rise Chain to terminate the Interim Investors Agreement.
“Intervening Event” means a material event, material development or material change occurring after the date hereof with respect to the Group Companies or their business, assets or operations of the Group Companies that is unrelated to any Competing Proposal, Competing Transaction or Superior Proposal and that (a) was unknown by, and not reasonably foreseeable to, the Company Board and Special Committee as of or prior to the date hereof, and (b) occurs, arises or becomes known to the Company Board or Special Committee after the date hereof and on or prior to the receipt of the Requisite Company Vote; provided, that any change, event, occurrence or development that (i) involves or relates to the receipt, existence of or terms of a Competing Proposal or a Superior Proposal (which, for purposes of this definition, should be read without reference to any percentage set forth in the definitions of “Competing Proposal”, “Competing Transaction” or “Superior Proposal”) or any inquiry relating thereto or the consequences thereof, (ii) results from a breach of this Agreement by the Company, (iii) involves or relates to the market price or trading volume of the Shares or the ADSs, in and of itself, after the date of this Agreement, (iv) relates to Parent, Merger Sub or any of their respective Affiliates, (v) relates to changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, and (vi) relates to or results from the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period, shall not be taken into account in determining the existence of, an Intervening Event; provided, further, that, with respect to clauses (iii) and (vi), the underlying reasons for such change, event, occurrence or development may constitute an Intervening Event.
“knowledge” means, (a) with respect to the Company, the actual knowledge of any of the individuals whose titles are listed on Section 9.03 of the Company Disclosure Schedule, (b) with respect to Parent, the actual knowledge of the directors of Parent, namely the Chairman, Mr. Wing Hong Sammy Hsieh and Mr. Kin Ho Philip Chan, (c) with respect to Merger Sub, the actual knowledge of the directors of Merger Sub, namely the Chairman, Mr. Wing Hong Sammy Hsieh and Mr. Kin Ho Philip Chan, (d) with respect to Rise Chain, the actual knowledge of Mr. Huang Jianjun, (e) with respect to Igomax, the actual knowledge of the Chairman, and (f) with respect to Bubinga, the actual knowledge of Mr. Wing Hong Sammy Hsieh.
“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company that are material to the business of the Group Companies taken as a whole.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Permitted Liens” means any (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon,(d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (e) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, (f) Liens imposed by applicable Law, (g) Liens contemplated under the Control Documents, and (h) Liens securing indebtedness or liabilities that (x) are reflected in the Company SEC Reports filed or furnished on or after the Applicable Date and prior to the date hereof, or (y) that have otherwise been disclosed to Parent in writing prior to the date of this Agreement.
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws.
“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other authorized representatives.
“Requisite Company Vote” means the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the Shareholders Meeting or any adjournment or postponement thereof.
“Rise Chain” means Rise Chain Investment Limited, a company incorporated under the laws of the British Virgin Islands. As of the date hereof, (a) Mr. Huang Jianjun wholly owns and is the sole director of Rise Chain, and (b) Rise Chain is a shareholder of Parent.
“SEC” means the U.S. Securities and Exchange Commission.
“Shareholders Meeting” means a general meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.
“Shares” means shares in the capital of the Company which, as of the date hereof, consist of Class A Shares and Class B Shares.
“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Special Committee” means the special committee of the Company Board currently consisting of four (4) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the management of the Company; provided, that solely if the existing Special Committee no longer exists after the date of this Agreement or is otherwise altered by the Company Board, it shall mean any other special committee established by the Company Board in relation to the Transactions composed solely of independent directors who are (i) not affiliated with Parent or Merger Sub, and (ii) not members of the Company’s management.
“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a “variable interest entity” structure or other similar arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.
“Superior Proposal” means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to “15%” in the definition of “Competing Transaction”

should be replaced with “50%”) that the Company Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), is reasonably capable of being completed on the terms and conditions proposed and would, if consummated, result in a transaction more favorable to the Company and its shareholders (other than holders of Excluded Shares) from a financial point of view than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement and the Financing Documents made or proposed in writing by Parent in response to such proposal or otherwise pursuant to Section 6.04); provided, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.
“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority under the applicable Laws, and any schedules or amendments thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payor), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, Merger Sub or any of their respective Affiliates or Representatives.
“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.
“Unvested Company Option” means any Company Option that is not a Vested Company Option.
“Unvested Company RSU” means any Company RSU that is not a Vested Company RSU.
“Vested Company Option” means any Company Option that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company Option.
“Vested Company RSU” means any Company RSU that shall have become vested at or prior to the Effective Time and remains outstanding in the form of an ADS at the Effective Time in accordance with the terms of such Company RSU.
“VIE Entities” means OptAim Network and its Subsidiaries, and “VIE Entity” means any of them.
“WFOE” means iClick Beijing.

(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	Section 3.10
ADS	Section 2.01(b)
ADS Cancellation Fees	Section 2.04(b)(ii)
ADR Record Date	Section 6.02(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(b)
Alternative Financing Documents	Section 6.07(b)
Anti-Corruption Laws	Section 3.06(c)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Change in the Company Recommendation	Section 6.04(d)
CICA	Recitals
Class A Share	Section 2.01(a)
Class B Share	Section 2.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Recommendation	Section 3.04(c)
Company Reimbursement	Section 8.06(f)(i)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Cut-Off Date	Section 6.04(a)
Damages	Section 6.05(c)
Debt Financing	Section 4.05(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Enforceability Exceptions	Section 3.04(b)
Equity Commitment Letter	Section 4.05(a)
Equity Financing	Section 4.05(a)
Exchange Act	Section 3.03(c)
Exchange Fund	Section 2.04(a)
Facility Agreement	Section 4.05(a)
Financial Advisor	Section 3.04(d)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)

Defined Term	Location of Definition
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor	Recitals
HKIAC	Section 9.09(b)
Indemnified Party	Section 6.05(b)
Limited Guarantee	Recitals
Long Stop Date	Section 8.02(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Maximum Annual Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Nasdaq	Section 3.03(c)
No-Shop Period Start Date	Section 6.04(a)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(f)(i)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record Date	Section 6.02(a)
Requisite Approvals	Section 3.05(b)
Rollover Shareholders	Recitals
Rollover Shares	Recitals
Schedule 13E-3	Section 6.01(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shares	Section 2.01(a)
Support Agreement	Recitals
Surviving Company	Recitals
Takeover Statute	Section 3.17
Transaction Documents	Section 8.06(f)(i)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Section 9.04   Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.05   Interpretation.
When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and any rules and regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” or “US$” refers to United States Dollars. All “$” amounts used in this Agreement include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” mean a calendar day unless otherwise indicated as a “Business Day.”
Section 9.06   Entire Agreement; Assignment.
This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among any parties hereto, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder (i) to any wholly-owned Subsidiary of Parent by prior written notice to the Company, or (ii) to the Debt Financing or Alternative Financing sources pursuant to the terms thereof (to the extent necessary to create a security interest herein or otherwise assign as collateral in respect of the Debt Financing or Alternative Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.
Section 9.07   Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, Section 6.05 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (b) Section 8.06(a) and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08   Specific Performance.
(a)   Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof by the parties hereto, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties hereto to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.
(b)   Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or, if permissible, waived in accordance with the terms of this Agreement, (ii) Parent is required to complete the Closing pursuant to Section 1.02 and Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing or the Alternative Financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is waiving any of the conditions to the extent not so satisfied in Section 7.03 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to specific performance to cause Parent or Merger Sub to cause the Equity Financing to be funded or to effect the Closing in accordance with Section 1.02 if the Debt Financing or the Alternative Financing has not been funded in full (or will not be funded in full at the Closing even if the Equity Financing is funded at the Closing).
(c)   Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance pursuant to this Section 9.08 to the extent permitted hereunder and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts set forth in Section 8.06, and (y) upon the payment of such amounts set forth in Section 8.06, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.
Section 9.09   Governing Law; Dispute Resolution.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
(b)   Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any Actions against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the arbitration rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the arbitration rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
Section 9.10   Amendment.
This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (acting at the recommendation of the Special Committee); provided, that after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders of the Company without such further approval.
Section 9.11   Waiver.
At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.12   Confidentiality.
Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of negotiating, executing and consummating the Transactions (including the Merger). With respect to each Party, such confidentiality obligations will not apply to: (i) information which was known to such Party or its Representatives prior to their receipt of such information from the other Parties; (ii) information which is or becomes generally known to the public without breach by such Party of this Agreement or an existing obligation of confidentiality to which such Party is a party; (iii) information acquired by such Party or its Representative from a third party who to the knowledge of such Party was not bound to an obligation of confidentiality; (iv) information developed by such Party or its Representatives independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Laws or stock exchange rules; (vi) disclosure by such Party to its Affiliates and its and its Affiliates’ Representatives on a need-to-know basis, or (vii) prior to the Effective Time, disclosure consented to in writing by the Company (with respect to the non-public information of the Company or its Subsidiaries or Representatives) or Parent (with respect to the non-public information of a member of Parent Group).
Section 9.13   Special Committee Approval.
Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Company Board under this Agreement shall be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.
Section 9.14   Counterparts.
This Agreement may be executed and delivered (including by email of PDF or scanned versions or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
TSH INVESTMENT HOLDING LIMITED
By:
/s/ Jian Tang

Name:
Jian Tang

Title:
Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
TSH MERGER SUB LIMITED
By:
/s/ Jian Tang

Name:
/s/ Jian Tang

Title:
Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
ICLICK INTERACTIVE ASIA GROUP LIMITED
By:
/s/ Philip Kan

Name:
/s/ Philip Kan

Title:
Director

[Signature Page to Agreement and Plan of Merger]

ANNEX B
PLAN OF MERGER

ANNEX B
PLAN OF MERGER
THIS PLAN OF MERGER is made on [date]
BETWEEN
(1)
TSH Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (“Merger Sub”); and

(2)
iClick Interactive Asia Group Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situated at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS
(a)
Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of November 24, 2023 by and among TSH Investment Holding Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Act.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH
CONSTITUENT COMPANIES
1
The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY
2
The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be iClick Interactive Asia Group Limited.

REGISTERED OFFICE
3
The Surviving Company shall have its registered office at [•].

AUTHORIZED AND ISSUED SHARE CAPITAL
4
Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which 1 share has been issued.

5
Immediately prior to the Effective Time the authorized share capital of the Company was US$100,000 divided into 100,000,000 shares of a nominal or par value of US$0.001, of which 80,000,000 shares are designated as Class A Shares and 20,000,000 shares are designated as Class B Shares, of which [•] Class A Shares and [•] Class B Shares have been issued and are fully paid.

6
At the Effective Time, the authorized share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of US$[•] par value per share.

7
At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)
Each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs, shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration.

(b)
Each American Depositary Share, representing five (5) Class A Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with each share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration.

(c)
Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor other than as set forth in the Support Agreement.

(d)
Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

(e)
Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[•] per share, of the Surviving Company. Such ordinary share shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

8
At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME
9
The Merger shall take effect [upon the time of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands] (the “Effective Time”).

PROPERTY
10
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11
The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS
12
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY
13
The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS
14	(a)	Merger Sub has entered into a facility agreement dated November 24, 2023 in favor of NEW AGE SP II (the “Facility Agreement”). In connection with the Facility Agreement, Parent has provided a fixed security interest over the shares of Merger Sub to NEW AGE SP II (the “Equitable Mortgage”). Merger Sub has no secured creditors (other than NEW AGE SP II) and has not granted any other fixed or floating security interests as at the date of this Plan of Merger (other than the Equity Mortgage), in each case, unless otherwise permitted under the Facility Agreement; and
(b)
Unless otherwise disclosed in Appendix III, the Company has no other secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION
15
This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS
16
At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION
17
This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.

18
This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section233(6) of the Companies Act.

COUNTERPARTS
19
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW
20
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of TSH Merger Sub Limited: [Name] Director
For and on behalf of iClick Interactive Asia Group Limited: [Name] Director

APPENDIX I
Agreement and Plan of Merger

APPENDIX II
Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company

APPENDIX III
Secured Creditors

ANNEX C
OPINION OF HOULIHAN LOKEY (CHINA) LIMITED AS FINANCIAL ADVISOR

Annex C
November 23, 2023
The Special Committee of the Board of Directors of iClick Interactive Asia Group Limited
15/F Prosperity Millennia Plaza 663 King’s Road, Quarry Bay
Hong Kong S.A.R., People’s Republic of China
Dear Members of the Special Committee:
We understand that TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and iClick Interactive Asia Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each class A ordinary share of the Company with a par value $0.001 per share (the “Class A Ordinary Shares”) and class B ordinary share of the Company with a par value of $0.001 per share (the “Class B Ordinary Shares”, together with the Class A Ordinary Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined below), the Dissenting Shares (as defined in the Agreement) and the Class A Ordinary Shares represented by the ADSs (as defined below), will be cancelled in exchange for the right to receive $0.816 in cash without interest (the “Per Share Merger Consideration”), (b) each American depositary share of the Company (each, an “ADS” or collectively, the “ADSs”), representing five (5) Class A Ordinary Shares, issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares and the ADSs described in Section 2.01(c) of the Agreement), together with the underlying Class A Ordinary Shares represented by such ADSs, shall be cancelled in exchange for the right to receive $4.08 in cash without interest (the “Per ADS Merger Consideration”, together with Per Share Merger Consideration, the “Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (c) the Company will be the surviving corporation and become a direct wholly-owned subsidiary of Parent. For the purpose of this opinion letter, “Excluded Shares” means, collectively, (i) the Rollover Shares (as defined in the Agreement), (ii) Shares held by Parent, Merger Sub and the Rollover Shareholders (as defined in the Agreement), (iii) Shares held by the Company or any subsidiary of the Company or held in the Company’s treasury, and (iv) any Shares (including ADSs corresponding to such Shares) held by the Company or the Depositary (as defined in the Agreement) and reserved for issuance and allocation pursuant to the Company Share Plans (as defined in the Agreement).
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the ADSs (other than ADSs representing the Excluded Shares) (collectively, the “Unaffiliated Shareholders”) in the Merger pursuant to the Agreement is fair to them from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed the draft dated November 21, 2023 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Agreement”);

2.
reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2023 through 2028 (the “Financial Projections”);

4.
spoken with certain members of the management of the Company regarding the businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

5.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities;

6.
reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

7.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Financial Projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) negotiate the terms of the Merger, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the closing of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.
Very truly yours,
Houlihan Lokey (China) Limited

ANNEX D
CAYMAN ISLANDS COMPANIES ACT (AS AMENDED) — SECTION 238

ANNEX D
CAYMAN ISLANDS COMPANIES ACT (AS AMENDED) — SECTION 238
238. Rights of dissenters
(1)
A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —

(a)
that person’s name and address;

(b)
the number and classes of shares in respect of which that person dissents; and

(c)
a demand for payment of the fair value of that person’s shares.

(6)
A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

ANNEX E
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1.
Directors and Executive Officers of the Company

Name	Business Address	Present Principal Occupation or Employment	Citizenship
Jian Tang(1)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Chairman of the Board, Chief Executive Officer and Co-Founder	China
Wing Hong Sammy Hsieh(2)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director and Co-Founder	Hong Kong S.A.R.
Lub Bun Chong(3)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director	Singapore
Matthew Chu Pong Fong(4)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director	China
Dylan Huang(5)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director	China
Philip Kan(6)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director	China
David Zhang(7)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director and Chief Financial Officer	China

(1)
Mr. Jian Tang is our chairman of the board, chief executive officer and co-founder and served as our chief operating officer and our chief technology officer during 2016 to 2019. Mr. Tang has approximately 20 years of experience in digital advertising and is well-known in the area of advertising technologies and big data in China. Prior to joining the Company, Mr. Tang founded OptAim in 2012, which was later acquired by the Company in July 2015. Prior to founding OptAim, Mr. Tang was Tencent’s engineering director of Advertising Platform Department who helped initiate and develop Tencent’s programmatic ad exchange platform. Mr. Tang had also served key research and engineering and management roles at Yahoo’s global research and development center, Baidu and Microsoft Research from 2005 to 2011, where he led a number of major technical and research and development projects. Mr. Tang received his doctor’s degree in computer engineering from Tsinghua University. Mr. Tang was named by Campaign Asia as one of the leaders in its Digital A-List in 2016.

(2)
Mr. Wing Hong Sammy Hsieh is our director and co-founder and served as our chief executive officer from 2009 to 2019. Mr. Hsieh is currently a non-executive director of Yoho Group Holdings Limited (HKEX: 2347) and an independent director of Magnum Opus Acquisition Limited (NYSE: OPA). Prior to founding our company, Mr. Hsieh held senior positions in a number of prominent technology companies. Mr. Hsieh was general manager for Asia Pacific at Efficient Frontier (now an Adobe company), a leading digital performance marketing company in 2008. Prior to that, Mr. Hsieh was director of Search Marketing at Yahoo Hong Kong during 2000 to 2008, during which he oversaw the business operations, including sales, marketing, business development and product management. Mr. Hsieh also held various sales and marketing positions at the LVMH Group and British American Tobacco earlier in his career. Mr. Hsieh received his bachelor’s degree in economics from the University of California, Los Angeles.
(3)
Mr. Lub Bun Chong has served as our director since July 2019. Mr. Chong is currently a partner of C Consultancy Limited, a Hong Kong-based corporate and financial advisory firm which specializes in the advertising, digital and media sectors of China and Southeast Asia. Prior to founding C Consultancy Limited, he was the chief financial officer and the director of mergers and acquisitions of Clear Media (00100.HK), and the chief financial officer of Focus Media (002027.SZ). Mr. Chong previously worked at PricewaterhouseCoopers in China, Hong Kong and Singapore during the 1990s. Mr. Chong is the author of “Managing a Chinese Partner” (published by Palgrave Macmillan) and a contributor of China articles to reputable publications. Mr. Chong received his bachelor’s degree of accountancy from National University of Singapore and his MBA degree with merit from Manchester Business School. Mr. Chong is a chartered accountant in Singapore.

(4)
Mr. Matthew Chu Pong Fong has served as the Company’s director since January 2020. Mr. Fong has more than 10 years of professional experience in auditing, corporate finance and financial management for both private and listed corporations. He held senior positions in corporate finance management in a multi-strategy private investment fund and a listed company on Hong Kong Mainboard. He had also worked at audit division of Ernst & Young. Mr. Fong obtained his bachelor degree in accountancy from The Hong Kong Polytechnic University in 2003 and is currently a fellow member of the Association of Chartered Certified Accountants.

(5)
Mr. Dylan Huang has served as our director since December 2017. Mr. Huang has served as senior vice president of Meituan-Dianping since 2017. Mr. Huang served as the corporate vice president, group chief technology officer and general manager at Tencent Online Media Group from 2008 to 2017, leading its media’s mobile initiative. He was the senior lead program manager, program manager, software design engineer and software design engineer in test at Microsoft Corporation from 2001 to 2008. Mr. Huang received his bachelor’s degree in electrical engineering from Zhejiang University and his MBA degree from Washington Business School.

(6)
Mr. Philip Kan has served as our director since January 2021. Mr. Kan has extensive experience in management, finance, banking, capital market, information technology, risk management, corporate governance and corporate development. Mr. Kan has been the responsible officer, director and the senior management of several financial institutions regulated by SFC since 2003. Mr. Kan was the founder and a director of Galileo Capital Group Ltd (HKEX:8029) from July 2000 to October 2008, a boutique corporate finance house providing services in co-sponsoring IPOs, shares placement, M&A, assets management and financial advisory. Prior to founding Galileo Capital Group Ltd, Mr. Kan held senior positions in a number of prominent companies. Mr. Kan was the senior vice president for First Pacific Bank Limited, oversees the centralized banking services units (i.e. processing support units) and the Information Technology Division of the Bank. Prior to that, Mr. Kan was the manager of Systems & Operations at HSBC from 1987 to 1992. Mr. Kan also held various management positions at the AIG Finance (HK) Ltd, General Electric Co and Bank of America earlier in his career. In July 2022, Mr. Kan was awarded Medal of Honour (M.H.) by the Hong Kong S.A.R. government. Mr. Kan received his MBA degree from Henley Management College, Brunel University in the United Kingdom.

(7)
Mr. David Zhang has served as our director and chief financial officer since January 31, 2022. Prior to joining iClick, Mr. Zhang served in senior management roles and advisory capacities at Big Four accounting firms and conglomerates listed on the Hong Kong and US stock exchanges. He received a bachelor’s degree in accounting from the University of Shanghai for Science and Technology and studied civil law in Peking University. Mr. Zhang is a Member of the Chinese Institute of Certified Public Accountants. He holds qualification as a PRC lawyer.

During the last five years, none of the Company or any of the Company’s directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
2.
Directors and Executive Officers of Parent

As of the date of this Proxy Statement, Parent has three directors as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Jian Tang(1)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Chairman of the Board, Chief Executive Officer and Co-Founder of the Company	China
Wing Hong Sammy Hsieh(2)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director and Co-Founder of the Company	Hong Kong S.A.R.
Kin Ho Philip Chan(3)	Unit 5D, 5/F, Hang Cheong Factory Building No. 1 Wing Ming Street Kowloon Hong Kong	Chief Executive Officer of Worldgate Global Logistic Limited	Hong Kong S.A.R.

(1)
For Mr. Tang’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

(2)
For Mr. Hsieh’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

(3)
Mr. Chan is the CEO of Worldgate Global Logistic Limited, which provides global logistics and supply chain management solutions, since September 2021, and was previously the Executive Director of Willing International Capital Limited, a consulting company specializing in back-office support and corporate secretary services to small and medium enterprises in Hong Kong.

During the last five years, none of the directors of Parent has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
3.
Directors and Executive Officers of Merger Sub

As of the date of this Proxy Statement, Merger Sub has three directors as set forth in the following table and does not have any executive officers.

Name	Business Address	Present Principal Occupation or Employment	Citizenship
Jian Tang(1)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Chairman of the Board, Chief Executive Officer and Co-Founder of the Company	China
Wing Hong Sammy Hsieh(2)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director and Co-Founder of the Company	Hong Kong S.A.R.
Kin Ho Philip Chan(3)	Unit 5D, 5/F, Hang Cheong Factory Building No. 1 Wing Ming Street Kowloon Hong Kong	Chief Executive Officer of Worldgate Global Logistic Limited	Hong Kong S.A.R.

(1)
For Mr. Tang’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

(2)
For Mr. Hsieh’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

(3)
For Mr. Chan’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 2. Directors and Executive Officers of Parent.”

During the last five years, none of the directors of Merger Sub has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
4.
Directors and Executive Officers of Other Filing Persons of Buyer Group

Bubinga Holdings Limited
As of the date of this Proxy Statement, Bubinga Holdings Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Wing Hong Sammy Hsieh (1)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Director and Co-Founder of the Company	Hong Kong S.A.R.

(1)
Mr. Hsieh is the sole director of Lignum Vitae Holdings Limited, which in turn is the sole corporate director of Buginga Holdings Limited. For Mr. Hsieh’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

During the last five years, the sole director of Bubinga Holdings Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Capable Excel Limited
As of the date of this Proxy Statement, Capable Excel Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Wong Siu Wa(1)	Unit A, 8th Floor, Winbase Centre, 208 Queen’s Road Central, Hong Kong	private investor	Hong Kong S.A.R.

(1)
Mr. Wong has been in his present occupation for the past five or more years.

During the last five years, the sole director of Capable Excel Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Cheer Lead Limited
As of the date of this Proxy Statement, Cheer Lead Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Hui Tung Wai(1)	Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong	Director of Infinity Global Fund SPC and Infinity Capital (Cayman Islands) Limited	Hong Kong S.A.R.

(1)
Mr. Hui has served in his present positions for the past five or more years. Both Infinity Global Fund SPC and Infinity Capital (Cayman Islands) Limited are investment holding companies.

During the last five years, the sole director of Cheer Lead Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Creative Big Limited
As of the date of this Proxy Statement, Creative Big Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Chiu Sin Nang Kenny(1)	Flat 23B, Block 6, Hanley Villa, 22 Yau Lai Road, Yau Kom Tau, Tsuen Wan, Hong Kong	Independent Non-executive Director of Coolpad Group Limited	Hong Kong S.A.R.

(1)
Mr. Chiu is an Independent Non-executive Director (“INED”) of Coolpad Group Limited, a Hong Kong listed Chinese telecommunications equipment company, since December 2021. During the past five years, he also served on the boards of other Hong Kong listed companies as an INED, including (i) Keyne Limited, a Chinese property and hotel developer, from June 2015 to July 2022, (ii) Sincere Watch (Hong Kong) Limited, which sells luxury third-party-branded watches, timepieces and accessories, from December 2016 to May 2023, (iii) Kingston Financial Group Limited, which provides financial services including securities and futures trading, corporate finance and asset management, from August 2019 to February 2023, and (iv) Affluent Partners Holdings Limited, a wholesale distributor of pearls and jewelry products, from September 2020 to May 2023. Mr. Chiu also served as the Executive Director of Kin Shing Holdings Limited, a Hong Kong listed company that provides residential and commercial construction related engineering services, from May 2020 to May 2023.
During the last five years, the sole director of Creative Big Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Huge Superpower Limited
As of the date of this Proxy Statement, Huge Superpower Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Deng Yazhi(1)	Room 33B, 24/F, Block D, Mai Luen Ind. Building, 23-31 King Yip Street, Kwai Chung, Hong Kong	private investor	China

(1)
Mr. Deng has been in his present occupation for the past five or more years.

During the last five years, the sole director of Huge Superpower Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Igomax Inc.
As of the date of this Proxy Statement, Igomax Inc. has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Jian Tang(1)	15/F, Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong S.A.R.	Chairman of the Board, Chief Executive Officer and Co-Founder of the Company	China

(1)
For Mr. Tang’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 1. Directors and Executive Officers of the Company.”

During the last five years, the sole director of Igomax Inc. has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Infinity Global Fund SPC
As of the date of this Proxy Statement, Infinity Global Fund SPC has three directors as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Hui Tung Wai(1)	Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong	Director of Infinity Global Fund SPC and Infinity Capital (Cayman Islands) Limited	Hong Kong SAR
Ye Ning(2)	Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong	Director of Infinity Global Fund SPC and Infinity Capital (Cayman Islands) Limited	China
Zhao Xuemin(3)	Room 3605, 36/F, Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong	Director of Infinity Global Fund SPC	China

(1)
For Mr. Hui’s material occupations, positions, offices or employment during the past five years, please also see “Annex E — Directors and Executive Officers of Each Filing Person — 4. Directors and Executive Officers of Other Filing Persons of Buyer Group — Cheer Lead Limited.”

(2)
Mr. Ye has served in his present positions for the past five or more years.

(3)
Mr. Zhao has served in his present position for the past five or more years.

During the last five years, none of the directors of the Infinity Global Fund SPC has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Integrated Asset Management (Asia) Ltd.
As of the date of this Proxy Statement, Integrated Asset Management (Asia) Ltd. has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Yam Tak Cheung(1)	21/F, 88 Gloucester Road, Wan Chai, Hong Kong	private investor	Hong Kong, China

(1)
Mr. Yam has been in his present occupation for the past five or more years.

During the last five years, the sole director of Integrated Asset Management (Asia) Ltd. has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Marine Central Limited
As of the date of this Proxy Statement, Marine Central Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Huang Jianjun(1)	Unit 2B, 17/F., Chung Kiu Commercial Bldg., No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong	Co-founder of Success Jumbo Group Limited	China

(1)
Mr. Huang has been in his present position for the past five or more years. Success Jumbo Group Limited provides IT-related consulting and services.

During the last five years, the sole director of Marine Central Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Likeable Limited
As of the date of this Proxy Statement, Likeable Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Hin Wah Desmond Chu(1)	10/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong	Executive Director of Smartgo International Ltd.	Hong Kong SAR

(1)
Mr. Hin Wah Desmond Chu has been in his present occupation for the past five or more years.

During the last five years, the sole director of Likeable Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Rise Chain Investment Limited
As of the date of this Proxy Statement, Rise Chain Investment Limited has one director as set forth in the following table and does not have any executive officers.
Name	Business Address	Present Principal Occupation or Employment	Citizenship
Huang Jianjun(1)	Unit 2B, 17/F., Chung Kiu Commercial Bldg., No. 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong	Co-founder of Success Jumbo Group Limited	China

(1)
Mr. Huang has been in his present position for the past five or more years. Success Jumbo Group Limited provides IT-related consulting and services.

During the last five years, the sole director of Rise Chain Investment Limited has not been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F
FORM OF PROXY CARD

F-1

ICLICK INTERACTIVE ASIA GROUP LIMITED (Incorporated in the Cayman Islands with limited liability) FORM OF PROXY CARD FORM OF PROXY FOR USE BY SHAREHOLDERS OF ICLICK INTERACTIVE ASIA GROUP LIMITED (THE “COMPANY”) AT THE EXTRAORDINARY GENERAL MEETING OF THE COMPANY (THE “MEETING”) TO BE HELD AT 15/F PROSPERITY MILLENNIA PLAZA, 663 KING’S ROAD, QUARRY BAY, HONG KONG, ON            , 2024 AT             (HONG KONG TIME), OR                  , 2024 AT             (NEW YORK TIME) I/We (note (1)) of being the registered holder(s) of (note (2)) shares of US$0.001 each in the capital of the Company (“Share(s)”), hereby appoint (note (3)) the chairman of the Meeting or of to act as my/our proxy for the Meeting to be held at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, on            , 2024 at          (Hong Kong time), or on            , 2024 at          (New York time) and at any adjournment thereof and to vote on my/our behalf as directed below. Please indicate with a “X” in the spaces provided how you wish the proxy to vote on your behalf.
Resolutions: FOR AGAINST ABSTAIN 1. AS A SPECIAL RESOLUTION THAT the Agreement and Plan of Merger, dated as of November 24, 2023 (the “Merger Agreement”), among the Company, TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including the Merger, be confirmed, ratified and approved in all respects. ☐ ☐ ☐ 2. AS A SPECIAL RESOLUTION THAT Merger Sub be and is hereby authorized to merge with and into the Company so that the Company be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands. ☐ ☐ ☐

3. AS A SPECIAL RESOLUTION THAT upon the Merger becoming effective, the authorized share capital of the Company be varied from US$100,000 divided into 100,000,000 Shares of US$0.001 par value per share, of which 80,000,000 are Class A Shares and 20,000,000 are Class B Shares, to (the “Variation of Capital”). ☐ ☐ ☐ 4. AS A SPECIAL RESOLUTION THAT upon the Effective Time (as defined in the Plan of merger), the amending and restating of the Company’s current amended and restated memorandum and articles of association by the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be authorized and approved. ☐ ☐ ☐ 5. AS AN ORDINARY RESOLUTION THAT each of the members of the Special Committee and Chief Financial Officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A. ☐ ☐ ☐ 6. AS AN ORDINARY RESOLUTION, THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. ☐ ☐ ☐ I/we also hereby authorise/do not authorise* my/our said proxy to vote for me/us on my/our behalf in respect of any other resolutions and/or amended resolutions in his absolute discretion at the extraordinary general meeting, or at any adjournment thereof. Dated this          day of                   2024. Shareholder’s Signature:                   (notes (4) and (5)) ☐ Please tick here if you are appointing more than 1 proxy. Number of shares proxy appointed over. NOTES: 1. Full name(s) and address(es) to be inserted in BLOCK CAPITAL LETTERS. 2. Please insert the number of shares registered in your name(s) in each class; if no number is inserted, this form of proxy will be deemed to relate to all the Shares registered in your name(s). 3. A proxy need not be a member of the Company. If a proxy other than the chairman of the Meeting is appointed, the appointor must delete the words “the chairman of the Meeting or” and insert the name and address of the proxy desired in the space provided. 4. In the case of joint registered holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder(s). For this purpose, seniority shall be determined by the order in which the names stated in the Register of Members of the Company in respect of such joint holding. 5. This form of proxy must be signed by the appointor, or his attorney duly authorised, in writing, or if such appointor is a corporation, either under its common seal, or under the hand of an officer or attorney so authorised. 6. If this form is returned duly signed but without a specific direction, the proxy will vote or abstain at his discretion. The proxy will also be entitled to vote at his discretion on any resolution properly put to the Meeting other than those referred to in the notice convening the Meeting. 7. The ‘Vote Abstain’ option is provided to enable you to abstain from voting on the resolutions. However, it should be noted that a ‘Vote Abstain’ is not a vote in law and will not be counted in the calculation of the proportion of the votes ‘For’ and ‘Against’ a resolution. 8. In order to be valid, this form of proxy together with a power of attorney or other authority, if any, under which it is signed, or a certified copy of such power or authority must be delivered to the Company’s Hong Kong office at 15/F Prosperity Millennia Plaza, 663 King’s Road, Quarry Bay, Hong Kong, by email to ir@i-click.com as soon as possible and in any event no later than                 , 2024 (Hong Kong time), or                 , 2024 (New York time). 9. Any alterations made to this form should be initialled by the person who signs it. 10. To appoint more than one proxy you may photocopy this form. Please indicate the proxy holder’s name and the number of shares in relation to which they are authorised to act as your proxy (which, in aggregate, should not exceed the number of shares held by you). Please also indicate if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope.

ANNEX G
FORM OF ADS VOTING INSTRUCTION CARD

G-1

JPMorgan Chase Bank, N.A., Depositary
PO Box 64873 Saint Paul MN 55164-0873

iClick Interactive Asia Group Limited

FOLD AND DETACH HERE

Special Resolutions

	FOR	AGAINST	ABSTAIN
Res. 1	☐	☐	☐
Res. 2	☐	☐	☐
Res. 3	☐	☐	☐
Res. 4	☐	☐	☐

Ordinary Resolution

	FOR	AGAINST	ABSTAIN
Res. 5	☐	☐	☐
Res. 6	☐	☐	☐

Address change ☐ Mark box, sign and indicate changes/comments below:

Sign below Date:________________________

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

JPMorgan Chase Bank, N.A., DepositaryPO Box 64873 Saint Paul MN 55164-0873 iClick Interactive Asia Group LimitedTO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTSREPRESENTING ORDINARY SHARES OFiClick Interactive Asia Group LimitedPlease refer to the reverse side of this card for the Resolution to be voted at the Meeting.FOLD AND DETACH HERE The Board of Directors unanimously recommends a vote FOR the Resolution.Special Resolutions Ordinary ResolutionFORAGAINSTABSTAINFORAGAINSTABSTAIN Res. 1Res. 5Res. 2Res. 6Res. 3Res. 4 Address changeMark box, sign and indicate changes/comments below:Mark box at immediate left if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above. Sign belowDate:Please sign this Voting Instruction Card exactly asyour name(s) appear(s)on the face of this card and on the books of the Depositary. Joint ownersshould each sign personally. Trustees and other fiduciaries should indicatethe capacity in which they sign, and where more than one name appears, amajority m ust sign. If a corporation, this signature should be that of anauthorized officer who should state his or her title.

iClick Interactive Asia Group LimitedAGENDASpecial Resolutions 1. THAT the Agreement and Plan of Merger, dated as of November 24, 2023 (the “Merger Agreement”), among the Company, TSH Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and TSH Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including the Merger, be confirmed, ratified and approved in all respects;2. THAT Merger Sub be and is hereby authorized to merge with and into the Company so that the Company be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;3. THAT upon the Merger becoming effective, the authorized share capital of the Company be varied from US$100,000 divided into 100,000,000 Shares of US$0.001 par value per share, of which 80,000,000 are Class A Shares and 20,000,000 are Class B Shares, to (the “Variation of Capital”);4. THAT upon the Effective Time (as defined in the Plan of Merger), the amending and restating of the Company's current amended and restated memorandum and articles of association by the adoption of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”) be authorized and approved;Ordinary Resolution5. THAT each of the members of the Special Committee and Chief Financial Officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and, upon the Merger becoming effective, the Variation of Capital and the Adoption of Amended M&A; and6. THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.iClick Interactive Asia Group LimitedJPMorgan Chase Bank, N.A., DepositaryPO Box 64873 Saint Paul MN 551640873 Voting Instruction Card JPMorgan Chase Bank, N.A., (the “Depositary”) has received notice that the Extraordinary General Meeting (the “Meeting”) of shareholders of iClick Interactive Asia Group Limited (the “Company”) will be held on PLACEHOLDER, at PLACEHOLDER, for the purposes set forth on this card.If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) (ADRs) FOR or AGAINST or ABSTAIN from voting on the Resolution proposed for the Meeting, kindly execute and forward to the Depositary the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire or oppose or abstain from voting on the Company’s Resolution. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before PLACEHOLDER. Only the registered holders of record of American Depositary Receipt(s) as of the close of business on PLACEHOLDER, will be entitled to execute the attached Voting Instruction Card.The signatory, a registered holder of American Depositary Receipts representing Ordinary Shares of the Company of record on PLACEHOLDER, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by American Depositary Receipts, in accordance with the instructions given at the Annual General Meeting of shareholders.NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before PLACEHOLDER.Please Note: The Notice of Extraordinary General Meeting is available for viewing on the Company’s website https://ir.i-click.com/.JPMorgan Chase Bank, N.A., Depositary PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.